Exhibit 2.2
CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED
ASTERISKS [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH
(I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SECURITIES AND ASSET PURCHASE AGREEMENT

by and among

WASTE MANAGEMENT, INC.,

ADVANCED DISPOSAL SERVICES, INC.,

GFL HOLDCO (US), LLC
and, solely with respect to Section 10.21 hereof,
GFL ENVIRONMENTAL INC.

dated as of

June 24, 2020

TABLE OF CONTENTS
Page
ARTICLE I
PURCHASE AND SALE
Section 1.1    Purchase and Sale of Equity Interests    2
Section 1.2    Purchase and Sale of WM Assets    2
Section 1.3    Purchase and Sale of ADS Assets    6
Section 1.4    Purchase Price    11
Section 1.5    Post-Closing Purchase Price Adjustment    11
Section 1.6    Time and Place of the Closing    13
Section 1.7    Deliveries by the Sellers    13
Section 1.8    Deliveries by the Buyer    14
Section 1.9    Withholding    15
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE WM PARENT
Section 2.1     Organization and Qualification    15
Section 2.2    Authority    16
Section 2.3    Capitalization; Title    16
Section 2.4    No Subsidiaries    17
Section 2.5    Assets; Title; Personal Property    17
Section 2.6    Consents and Approvals; No Violation    18
Section 2.7    Litigation    18
Section 2.8    Tax Matters    19
Section 2.9    Material Contracts    19
Section 2.10    Compliance with Laws; Permits    21
Section 2.11    No Broker’s or Finder’s Fees    22
Section 2.12    Benefit Plans    22
Section 2.13    Employment and Labor Matters    24
Section 2.14    Absence of Certain Changes    25
Section 2.15    Environmental    25
Section 2.16    Affiliate Relationships    26
Section 2.17    Performance Bonds; Letters of Credit; Financial Assurances    26
Section 2.18    Insurance    26
Section 2.19    Real Estate    26
Section 2.20    Intellectual Property    27
Section 2.21    WM Financial Information    28
Section 2.22    No Other Representations    28
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ADS PARENT
Section 3.1     Organization and Qualification    28
Section 3.2    Authority    29
Section 3.3    Capitalization; Title    29
Section 3.4    No Subsidiaries    30
Section 3.5    Assets; Title; Personal Property    30
Section 3.6    Consents and Approvals; No Violation    31
Section 3.7    Litigation    31
Section 3.8    Tax Matters    32
Section 3.9    Material Contracts    32
Section 3.10    Compliance with Laws; Permits    34
Section 3.11    No Broker’s or Finder’s Fees    35
Section 3.12    Benefit Plans    35
Section 3.13    Employment and Labor Matters    37
Section 3.14    Absence of Certain Changes    38
Section 3.15    Environmental    38
Section 3.16    Affiliate Relationships    39
Section 3.17    Performance Bonds; Letters of Credit; Financial Assurances    39
Section 3.18    Insurance    39
Section 3.19    Real Estate    39
Section 3.20    Intellectual Property    40
Section 3.21    ADS Financial Information    41
Section 3.22    No Other Representations    41
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Section 4.1     Organization and Qualification    41
Section 4.2    Authority    42
Section 4.3    Consents and Approvals; No Violation    42
Section 4.4    No Broker’s or Finder’s Fees    42
Section 4.5    Litigation    42
Section 4.6    Investment Representations    42
Section 4.7    Sufficiency of Funds    43
Section 4.8    Solvency    43
Section 4.9    OFAC    43
Section 4.10    No Other Representations    43
ARTICLE V
PRE-CLOSING COVENANTS OF THE PARTIES
Section 5.1     Conduct of the Business    43
Section 5.2    Consents    48
Section 5.3    Access to Assets, Personnel, Books and Records    49
Section 5.4    Efforts; Governmental Authorities; DOJ    51
Section 5.5    Publicity    52
Section 5.6    Financing; Financing Cooperation    53
Section 5.7    Termination of Intercompany Agreements    53
Section 5.8    Accounts Receivable; Accounts Payable; Cash Sweep    54
Section 5.9    Transferred Employees    54
Section 5.10    R&W Insurance Policy    57
Section 5.11    Additional Covenants    57
Section 5.12    Real Estate Matters    58
ARTICLE VI
CONDITIONS TO THE CLOSING
Section 6.1     Conditions to the Obligations of Each Party    58
Section 6.2    Conditions to the Obligations of the Buyer    58
Section 6.3    Conditions to the Obligations of the Sellers    59
ARTICLE VII
TAX COVENANTS
Section 7.1     Preparation and Filing of Tax Returns    60
Section 7.2    Tax Controversies; Assistance and Cooperation    60
Section 7.3    Transfer Taxes    62
Section 7.4    Assistance and Cooperation    62
Section 7.5    338 Elections    62
Section 7.6    Allocation of Purchase Price    63
Section 7.7    Actions Following the Closing Date    63
Section 7.8    Tax Sharing Agreements    63
Section 7.9    Allocation of Straddle Period Taxes    63
ARTICLE VIII
POST-CLOSING COVENANTS AND AGREEMENTS OF THE PARTIES
Section 8.1     Further Assurances    64
Section 8.2    Treatment of Certain Customer Accounts    65
Section 8.3    Removal of Identification/Permits    66
Section 8.4    Replacement of Seller Credit Enhancements    67
Section 8.5    Record Retention; Cooperation    67
Section 8.6    Wrong-Pockets    69
Section 8.7    Insurance    69
Section 8.8    Confidentiality    71
Section 8.9    Transfer Formalities and Costs    71
Section 8.10    Indemnification    72
Section 8.11    Independent Investigation    72
Section 8.12    Restrictive Covenants; Notice of Restrictive Covenants    74
Section 8.13    Data Room CD    75
Section 8.14    TSA Services    75
ARTICLE IX
TERMINATION; WAIVER
Section 9.1     Termination    75
Section 9.2    Effect of Termination    76
Section 9.3    Extension; Waiver    76
ARTICLE X
MISCELLANEOUS
Section 10.1     Survival; Recourse    76
Section 10.2    Amendment and Modification    77
Section 10.3    Waiver of Compliance; Consents    77
Section 10.4    Notices    77
Section 10.5    Assignment    79
Section 10.6    Governing Law    79
Section 10.7    Jurisdiction and Venue    79
Section 10.8    Process    79
Section 10.9    Specific Performance    79
Section 10.10    Counterparts; Electronic Transmissions    80
Section 10.11    Interpretation    80
Section 10.12    Entire Agreement    80
Section 10.13    Schedules    80
Section 10.14    Expenses    80
Section 10.15    No Third Party Beneficiaries    80
Section 10.16    Severability    81
Section 10.17    Construction    81
Section 10.18    Waiver of Conflicts; Privilege    82
Section 10.19    Bulk Sale    82
Section 10.20    Date of Performance    82
Section 10.21    Buyer Guarantee    82

Exhibits

Exhibit A	Glossary
Exhibit B	Form of Waste Collection Services Agreement
Exhibit C	Form of Seller TSA
Exhibit D	Form of Buyer TSA
Exhibit E	Form of Special Warranty Deed
Exhibit F	Form of Bill of Sale
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H	Form of Waste Disposal Agreements

SECURITIES AND ASSET PURCHASE AGREEMENT
THIS SECURITIES AND ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 24, 2020, by and among Waste Management, Inc., a Delaware corporation (the “WM Parent”), Advanced Disposal Services, Inc., a Delaware corporation (the “ADS Parent”), GFL Holdco (US), LLC, a Delaware limited liability company (the “Buyer”), each of the foregoing a “Party” and together the “Parties” and, solely with respect to Section 10.21, GFL Environmental Inc., a corporation organized under the laws of the Province of Ontario (the “Buyer Guarantor”).
RECITALS
A.    WHEREAS, the WM Parent, the ADS Parent and Everglades Merger Sub Inc., a Delaware corporation and a wholly owned indirect subsidiary of the WM Parent (“Merger Sub”), entered into that certain Agreement and Plan of Merger, dated as of April 14, 2019 (as may be amended, restated, supplemented or modified in accordance with its terms, the “Advanced Disposal Merger Agreement”), pursuant to which, among other things, and upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the ADS Parent (the “Advanced Disposal Merger”), with the ADS Parent continuing as the surviving corporation and as a wholly owned indirect subsidiary of the WM Parent;
B.    WHEREAS, the WM Parent owns, directly or indirectly, all of the entities identified as a WM Equity Seller on Schedule B (each a “WM Equity Seller”) and which collectively own all of the issued and outstanding Equity Securities (the “WM Equity Interests”) of the entities identified as a WM Company on Schedule B, each a “WM Company” and together the “WM Companies”;
C.    WHEREAS, the ADS Parent owns, directly or indirectly, all of the entities identified as an ADS Equity Seller on Schedule C (each an “ADS Equity Seller”, and together with the WM Equity Sellers, the “Equity Sellers” and each an “Equity Seller”) and which collectively own all of the issued and outstanding Equity Securities (the “ADS Equity Interests”, together with the WM Equity Interests, the “Equity Interests”) of the entities identified as an ADS Company on Schedule C, each an “ADS Company” and together the “ADS Companies”, and together with the WM Companies, the “Companies” (each a “Company”);
D.    WHEREAS, the Equity Sellers desire to sell the Equity Interests to the Buyer, and the Buyer desires to purchase the Equity Interests from the Equity Sellers, on the terms and conditions set forth herein;
E.    WHEREAS, the WM Parent owns, directly or indirectly, all of the entities identified as a WM Asset Seller on Schedule E (each a “WM Asset Seller”, and together with the WM Equity Sellers, the “WM Sellers” and each a “WM Seller”), and which collectively own all of the WM Assets (as defined herein);
F.    WHEREAS, the ADS Parent owns, directly or indirectly, all of the entities identified as an ADS Asset Seller on Schedule F (each an “ADS Asset Seller” and together with the ADS Equity Sellers, the “ADS Sellers” and each an “ADS Seller” and, together with the WM Asset Sellers, the “Asset Sellers” (each an “Asset Seller”, which together with the Equity Sellers comprise the “Sellers” (each a “Seller”))) and which collectively own all of the ADS Assets (as defined herein);
G.    WHEREAS, each of the WM Sellers, in respect of the WM Assets or the WM Companies, as applicable, carry on the solid waste collection services, intermediary waste delivery facility businesses or terminal waste delivery facility businesses in respect of the assets set forth on, or from the locations set forth on, Schedule G under the heading “Divestiture Assets/Locations” (the “WM Business”);
H.    WHEREAS, each of the ADS Sellers, in respect of the ADS Assets or the ADS Companies, as applicable, carry on the solid waste collection services, intermediary waste delivery facility businesses or terminal waste delivery facility businesses in respect of the assets set forth on, or from the locations set forth on, Schedule H under the heading “Divestiture Assets/Locations” (the “ADS Business”, and together with the WM Business, the “Business”);
I.    WHEREAS, the Asset Sellers desire to sell or cause to be sold, as applicable, the Assets (as defined herein) to the Buyer, and the Buyer desires to purchase the Assets from the Asset Sellers, on the terms and conditions set forth herein; and
J.    WHEREAS, except as the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Glossary attached hereto as Exhibit A.
K.    NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1    Purchase and Sale of Equity Interests.
(a)    On the terms and subject to the conditions of this Agreement, on the Closing Date, the WM Parent shall cause the WM Equity Sellers to convey, sell, transfer, deliver and assign to the Buyer, and the Buyer shall purchase, acquire and accept from the WM Equity Sellers, all of the WM Equity Sellers’ right, title and interest in and to the WM Equity Interests, in each case free and clear of any Encumbrances, other than any restrictions on transfer of securities imposed by applicable state and federal securities Laws.
(b)    On the terms and subject to the conditions of this Agreement, on the Closing Date, the ADS Parent shall cause the ADS Equity Sellers to convey, sell, transfer, deliver and assign to the Buyer, and the Buyer shall purchase, acquire and accept from the ADS Equity Sellers, all of the ADS Equity Sellers’ right, title and interest in and to the ADS Equity Interests, in each case free and clear of any Encumbrances, other than any restrictions on transfer of securities imposed by applicable state and federal securities Laws.
Section 1.2    Purchase and Sale of WM Assets.
(a)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, the WM Parent shall cause the WM Asset Sellers to grant, convey, sell, transfer, deliver and assign to the Buyer, and the Buyer shall purchase, acquire and accept from the WM Asset Sellers, the following assets (the “WM Assets”), but excluding the WM Excluded Assets:
(i)    other than the hauling licenses that are required for the WM Asset Sellers to operate the businesses being retained by them, to the extent transferable, the WM Permits listed on Schedule 1.2(a)(i) and all other WM Permits to the extent solely related to the WM Assets (collectively, the “WM Assumed Permits” and any WM Permits not so transferred to the Buyer pursuant to this Section 1.2(a)(i), the “WM Retained Permits”);
(ii)    subject to the final paragraph of this Section 1.2(a), all of the tangible assets, rolling stock, equipment (including office equipment), computers, machinery, fixtures, fuel inventory, furnishings, tools, leasehold improvements, telecommunications equipment (including cellphones associated with the telephone numbers listed on Schedule 1.2(a)(iii), but excluding landline phones, phone switches and headsets), containers, spare parts, supplies or other similar tangible assets which are primarily used or held for use in connection with the operation or conduct of the WM Business or otherwise listed on Schedule 1.2(a)(ii) (the “WM Fixed Assets”);
(iii)    the telephone and facsimile number(s) listed on Schedule 1.2(a)(iii);
(iv)    the Contracts listed on Schedule 1.2(a)(iv) (the “WM Commercial Contracts”, and together with the WM Hauling Contracts (as defined below) and the WM Existing Leases (as defined below) held by a WM Asset Seller, collectively, the “WM Assumed Contracts”);
(v)    all books and records related to the WM Assets, including all books of account, ledgers, general, Tax, financial and accounting records, files, invoices, customers’ and suppliers’ lists, personnel records related to the Transferred Employees (to the extent transferable in accordance with Law), equipment hours, billing records, maintenance records, manuals, customer and supplier correspondence, Governmental Authority correspondence, and other records (in all cases, in any form or medium, including electronic communications), in each case to the extent in the WM Asset Sellers’ or any of their Affiliates’ possession or under the WM Asset Sellers’ or any of their Affiliates’ control at the Time of Closing (collectively, the “WM Asset Books and Records”), excluding any books and records that are primarily related to the WM Excluded Assets or are retained by the WM Asset Sellers pursuant to Section 1.2(c);
(vi)    all WM Prepaid Expenses to the extent related to the WM Assets;
(vii)    all transferable rights, claims and credits, including all transferable guarantees, warranties, indemnities and similar rights by any manufacturer, supplier, distributor or other Person (including with respect to equipment) that relate to the WM Assets, the WM Business or the WM Assumed Liabilities;
(viii)    the WM Real Property listed on Schedule 1.2(a)(viii);
(ix)    all of the goodwill with respect to the WM Assets or the WM Business;
(x)    all rights, title and interest in and to any recurring or other customer credit card deposits or payments, ACH payments, checks and other amounts received or to be received by or otherwise payable to the WM Asset Sellers or their Affiliates with respect to services and operations of the WM Business in respect of the WM Assets performed or to be performed on or after the Closing Date;
(xi)    (A) other than the Retained Accounts serviced by the WM Business and the Contracts in respect of such Retained Accounts, the Contracts and the customer accounts of the WM Asset Sellers (including for certainty any accounts where the customer has suspended service due to coronavirus) for front end load commercial small container waste collection services and recycling collection services on the service routes listed on Schedule 1.2(a)(xi) (the customer accounts on such routes, the “WM Hauling Accounts” and such Contracts, the “WM Hauling Contracts”), (B) the Buyer Assigned Accounts serviced by the WM Business and the Contracts for such Buyer Assigned Accounts, (C) the rights to be subcontracted services for the Retained Accounts serviced by the WM Business pursuant to and in accordance with the terms of Section 8.2 and the Waste Collections Services Agreements and (D) the rights under the multi-location disposal Contracts that are serviced in part by the WM Business or the WM Assets and assigned to the Buyer pursuant to and in accordance with Section 8.2(c) (the accounts, rights and Contracts in clauses (B) through (D), the “Other WM Business Arrangements”);
(xii)    the rights and obligations in respect of Transferred Employees under the Collective Bargaining Agreements listed on Schedule 1.2(a)(xii);
(xiii)    basic computer operating systems to the extent relating to the WM Assets; and
(xiv)    subject to the final paragraph of this Section 1.2(a), any assets and properties (of whatever kind or nature) not of the type described in the foregoing clauses (a)(i) through (a)(xiii) and which are primarily used or held for use in connection with the operation or conduct of the WM Business.
With respect to any hauling location listed on Schedule 1.2(a)-1, (x) all spare parts, supplies (including personal protective equipment and coronavirus-related supplies), containers and excess spare containers located at such location at the Time of Closing that are not specific to a line of business being acquired by the Buyer at such hauling location shall be allocated between the Buyer and the WM Asset Sellers proportionate to the number of routes at such hauling location that are being acquired by the Buyer and the number of routes being retained by the WM Asset Sellers and (y) all spare parts, supplies (including personal protective equipment and coronavirus-related supplies), containers and excess spare containers that are located at such location and that are specific to a line of business being acquired by the Buyer at such hauling location shall be allocated between the Buyer and the WM Asset Sellers proportionate to the number of routes per line of business at such hauling location that are being acquired by the Buyer and the number of routes per line of business being retained by the WM Asset Sellers. For illustrative purposes only, if a particular hauling location listed on Schedule 1.2(a)-1 has ten (10) routes, six (6) of which are for front end load services (with four (4) of such six (6) front end load service routes being acquired by Buyer), and four (4) of which are for lines of business not being acquired by the Buyer, (i) forty percent (40%) of all spare parts, supplies (including personal protective equipment and coronavirus-related supplies), containers and excess spare containers located at such location which are not specifically used in front end load services shall be allocated to the Buyer and (ii) sixty-six and two/thirds (66.67%) of all spare parts, supplies (including personal protective equipment and coronavirus-related supplies), containers and excess spare containers specifically used in connection with front end load services shall be allocated to the Buyer. All spare parts, supplies (including personal protective equipment and coronavirus-related supplies), containers and excess spare containers allocated to the Buyer pursuant to this paragraph shall constitute WM Assets for all purposes of this Agreement.
(b)    On the terms and subject to the conditions set forth in this Agreement, prior to the Time of Closing, the WM Parent may cause its Subsidiaries to, at the WM Parent’s sole cost and expense, make such contributions, transfers, assignments and acceptances, such that, upon the consummation of such contributions, transfers, assignments and acceptances, the WM Asset Sellers or their designee(s) (other than the Companies) shall own the WM Excluded Assets and shall be responsible for the WM Excluded Liabilities, without further recourse to the Buyer or its Affiliates. In furtherance of the foregoing, (i) the WM Asset Sellers or their designee(s) (other than the Companies) shall retain, and the Buyer shall not acquire, any interest in the WM Excluded Assets and (ii) the WM Asset Sellers or their designee(s) (other than the Companies) shall retain, and the Buyer shall not assume, any WM Excluded Liability.
(c)    WM Excluded Assets. Notwithstanding anything to the contrary in Section 1.2(a), the assets of the WM Asset Sellers or any of their Affiliates that are being purchased by the Buyer pursuant to Section 1.2(a) of this Agreement shall exclude (i) any assets and properties of any WM Asset Seller or any of its Affiliates that are not WM Assets and (ii) any of the following assets and properties, all of which excluded assets and properties of the WM Asset Sellers and their Affiliates (other than the WM Companies) shall remain the property of the WM Asset Sellers and their Affiliates (other than the WM Companies) and shall not be sold to or acquired by the Buyer at the Closing (collectively, the “WM Excluded Assets”):
(i)    the WM Intellectual Property;
(ii)    all records which relate primarily to the WM Excluded Assets or WM Excluded Liabilities, including files relating to WM Taxes (other than files relating to Property Taxes in respect of the WM Assets) and personnel files;
(iii)    the equity interests and company or other entity level record books of the WM Asset Sellers;
(iv)    the rights which accrue or will accrue to the WM Asset Sellers and the WM Parent under this Agreement (including the Final Purchase Price as allocated pursuant to Section 7.6);
(v)    any inter-company receivables from the WM Asset Sellers or their Affiliates (other than the WM Companies);
(vi)    all insurance policies and all rights with respect thereto which relate to the WM Assets;
(vii)    subject to Section 8.7, all litigation rights to which any of the WM Asset Sellers are a plaintiff and all causes of action and claims of every nature, kind and description related thereto and, subject to Section 8.5(d), any attorney-client privilege related thereto, in each case to the extent they do not relate to the WM Assets or WM Assumed Liabilities;
(viii)    all present and future refunds relating to WM Taxes of the WM Asset Sellers;
(ix)    all billing, route management and other software programs other than basic computer operating systems which relate to the WM Assets;
(x)    all petty and other cash and cash equivalents held by any WM Asset Seller on hand or in a bank;
(xi)    all bank accounts owned by any WM Asset Seller;
(xii)    all escrow accounts owned by any WM Asset Seller;
(xiii)    all rights, title and interest held by any WM Asset Seller in any financial responsibility, financial assurance or similar mechanisms;
(xiv)    the Retained Accounts serviced by the WM Business;
(xv)    all of the tangible assets, rolling stock, equipment (including office equipment), computers, machinery, fixtures, fuel inventory, furnishings, tools, leasehold improvements, telecommunications equipment, containers, spare parts, supplies or other similar tangible assets that do not constitute WM Assets;
(xvi)    all Third Eye systems, GPS systems, smart truck systems and technology, Fastlane software, time clocks, information technology support systems, configure price quote and customer relationship management software and all non-transferable software licenses used by the WM Asset Sellers;
(xvii)    all WM Accounts Receivable; and
(xviii)     all WM Company Plans and any trusts, insurance policies or contracts related to any WM Company Plans.
Following the Execution Date, the WM Asset Sellers and the Buyer shall cooperate in good faith to promptly (and no later than five (5) Business Days prior to the anticipated Closing Date) identify and prepare a mutually agreed schedule setting forth a list of tangible assets (which may include any rolling stock, equipment (including office equipment), computers, machinery, fixtures, fuel inventory, furnishings, tools, leasehold improvements, telecommunications equipment, containers, spare parts, supplies or other similar tangible assets) located at any hauling location listed in items 1 through 7 of Schedule 1.2(a)-1 that are primarily used or held for use in connection with the operation or conduct of the WM Business but which, in the event included in such mutually agreed schedule, shall constitute WM Excluded Assets for all purposes of this Agreement.
(d)    WM Assumed Liabilities. [***]
(e)    WM Excluded Liabilities. Notwithstanding anything herein to the contrary, the WM Assumed Liabilities shall not include, and the WM Asset Sellers, as applicable, shall retain, the following liabilities (collectively, the “WM Excluded Liabilities”):
(i)    all Liabilities of any WM Asset Seller for expenses incurred in connection with the sale of the WM Assets pursuant to this Agreement;
(ii)    all Liabilities of any WM Asset Seller for any inter-company payables or receivables between or among any WM Asset Seller and any Affiliates of such WM Asset Seller;
(iii)    all WM Accounts Payable (solely with respect to the WM Assets);
(iv)    all Liabilities of any WM Asset Seller in respect of any WM Excluded Asset;
(v)    except as provided with regard to Transferred Employees in Section 5.9(h), all Liabilities under any WM Company Plan;
(vi)    all Liabilities under or otherwise related to any WM Multiemployer Plan (including, related to any Withdrawal Liability, failure to make required plan contributions on a timely basis, or Taxes under Section 4971 of the Code (or the avoidance thereof)) that occur or otherwise relate to any period of service on or prior to the Closing (provided that, for the avoidance of doubt (and without limiting Section 8.10(b)), the WM Excluded Liabilities in this Section 1.2(e)(vi) do not include any withdrawal liability incurred by the Buyer or any of its Affiliates solely as a result of a “complete withdrawal” (within the meaning of Section 4203 of ERISA), or a “partial withdrawal” (within the meaning of Section 4205 of ERISA) from a WM Multiemployer Plan initiated by the Buyer or any its Affiliates following the Closing);
(vii)    all Liabilities arising out of or relating to employment, compensation, employee benefits or termination of (A) any current, former or future employees, officers, consultants or independent contractors of any WM Seller or its Affiliates (including, prior to Closing, the WM Companies) who are not Transferred Employees and (B) subject to compliance with Sections 5.9(d), (e) and (h), any Transferred Employees which arises or otherwise relates to, in whole or part, any period on or prior to the Transfer Date;
(viii)    all Liabilities of any WM Asset Seller under this Agreement or any other document or agreement executed by any WM Asset Seller in connection with the transactions contemplated hereby;
(ix)    all Liabilities of any WM Seller with respect to claims under general liability, automobile and workers compensation insurance policies for matters occurring prior to the Closing Date;
(x)    all Indebtedness of any WM Seller or any of its Affiliates; and
(xi)    all WM Taxes.
Section 1.3    Purchase and Sale of ADS Assets.
(a)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, the ADS Parent shall cause the ADS Asset Sellers to grant, convey, sell, transfer, deliver and assign to the Buyer, and the Buyer shall purchase, acquire and accept from the ADS Asset Sellers, the following assets (the “ADS Assets”), but excluding the ADS Excluded Assets:
(i)    other than the hauling licenses that are required for the ADS Asset Sellers to operate the businesses being retained by them, to the extent transferable, the ADS Permits listed on Schedule 1.3(a)(i) and all other ADS Permits to the extent solely related to the ADS Assets (collectively, the “ADS Assumed Permits” and any ADS Permits not so transferred to the Buyer pursuant to this Section 1.3(a)(i), the “ADS Retained Permits” and together with the WM Retained Permits, the “Retained Permits”);
(ii)    subject to the final paragraph of this Section 1.3(a), all of the tangible assets, rolling stock, equipment (including office equipment), computers, machinery, fixtures, fuel inventory, furnishings, tools, leasehold improvements, telecommunications equipment (including cellphones associated with the telephone numbers listed on Schedule 1.3(a)(iii), but excluding landline phones, phone switches and headsets), containers, spare parts, supplies or other similar tangible assets which are primarily used or held for use in connection with the operation or conduct of the ADS Business or otherwise listed on Schedule 1.3(a)(ii) (the “ADS Fixed Assets”);
(iii)    the telephone and facsimile number(s) listed on Schedule 1.3(a)(iii);
(iv)    the Contracts listed on Schedule 1.3(a)(iv) (the “ADS Commercial Contracts”, and together with the ADS Hauling Contracts (as defined below) and the ADS Existing Leases (as defined below) held by an ADS Asset Seller, collectively, the “ADS Assumed Contracts”);
(v)    all books and records related to the ADS Assets, including all books of account, ledgers, general, Tax, financial and accounting records, files, invoices, customers’ and suppliers’ lists, personnel records related to the Transferred Employees (to the extent transferable in accordance with Law), equipment hours, billing records, maintenance records, manuals, customer and supplier correspondence, Governmental Authority correspondence, and other records (in all cases, in any form or medium, including electronic communications), in each case to the extent in the ADS Asset Sellers’ or any of their Affiliates’ possession or under the ADS Asset Sellers’ or any of their Affiliates control at the Time of Closing (collectively, the “ADS Asset Books and Records” and, together with the WM Asset Books and Records, the “Asset Books and Records”), excluding any books and records that are primarily related to the ADS Excluded Assets or are retained by the ADS Asset Sellers pursuant to Section 1.3(c);
(vi)    all ADS Prepaid Expenses to the extent related to the ADS Assets;
(vii)    all transferable rights, claims and credits, including all transferable guarantees, warranties, indemnities and similar rights by any manufacturer, supplier, distributor or other Person (including with respect to equipment) that relate to the ADS Assets, the ADS Business or the ADS Assumed Liabilities;
(viii)    the ADS Real Property listed on Schedule 1.3(a)(viii);
(ix)    all of the goodwill with respect to the ADS Assets or the ADS Business;
(x)    all rights, title and interest in and to any recurring or other customer credit card deposits or payments, ACH payments, checks and other amounts received or to be received by or otherwise payable to the ADS Asset Sellers or their Affiliates with respect to services and operations of the ADS Business in respect of the ADS Assets performed or to be performed on or after the Closing Date;
(xi)    (A) other than the Retained Accounts serviced by the ADS Business and the Contracts in respect of such Retained Accounts, the Contracts and the customer accounts of the ADS Asset Sellers (including for certainty any accounts where the customer has suspended service due to coronavirus) for waste collection, roll-off services and recycling services on the service routes listed on Schedule 1.3(a)(xi) (the customer accounts on such routes, the “ADS Hauling Accounts” and such Contracts the “ADS Hauling Contracts”), (B) the Buyer Assigned Accounts serviced by the ADS Business and the Contracts for such Buyer Assigned Accounts, (C) the rights to be subcontracted services for the Retained Accounts serviced by the ADS Business pursuant to and in accordance with the terms of Section 8.2 and the Waste Collections Services Agreements and (D) the rights under the multi-location disposal Contracts that are serviced in part by the ADS Business or the ADS Assets and assigned to the Buyer pursuant to and in accordance with Section 8.2(c) (the accounts, rights and Contracts in clauses (B) through (D), the “Other ADS Business Arrangements” and together with the Other WM Business Arrangements, the “Other Business Arrangements”);
(xii)    (A) the Collective Bargaining Agreements listed on Schedule 1.3(a)(xii)(A) and (B) the rights and obligations in respect of Transferred Employees under the Collective Bargaining Agreements listed on Schedule 1.3(a)(xii)(B);
(xiii)    basic computer operating systems to the extent relating to the ADS Assets; and
(xiv)    subject to the final paragraph of this Section 1.3(a), any assets and properties (of whatever kind or nature) not of the type described in the foregoing clauses (a)(i) through (a)(xiii) and which are primarily used or held for use in connection with the operation or conduct of the ADS Business.
With respect to any hauling location listed on Schedule 1.3(a)-1, (x) all spare parts, supplies (including personal protective equipment and coronavirus-related supplies), containers and excess spare containers located at such location at the Time of Closing that are not specific to a line of business being acquired by the Buyer at such hauling location shall be allocated between the Buyer and the ADS Asset Sellers proportionate to the number of routes at such hauling location that are being acquired by the Buyer and the number of routes being retained by the ADS Asset Sellers and (y) all spare parts, supplies (including personal protective equipment and coronavirus-related supplies), containers and excess spare containers that are located at such location and that are specific to a line of business being acquired by the Buyer at such hauling location shall be allocated between the Buyer and the ADS Asset Sellers proportionate to the number of routes per line of business at such hauling location that are being acquired by the Buyer and the number of routes per line of business being retained by the ADS Asset Sellers. For illustrative purposes only, if a particular hauling location listed on Schedule 1.3(a)-1 has ten (10) routes, six (6) of which are for front end load services (with four (4) of such six (6) front end load service routes being acquired by Buyer), and four (4) of which are for lines of business not being acquired by the Buyer, (i) forty percent (40%) of all spare parts, supplies (including personal protective equipment and coronavirus-related supplies), containers and excess spare containers located at such location which are not specifically used in front end load services shall be allocated to the Buyer and (ii) sixty-six and two/thirds (66.67%) of all spare parts, supplies (including personal protective equipment and coronavirus-related supplies), containers and excess spare containers specifically used in connection with front end load services shall be allocated to the Buyer. All spare parts, supplies (including personal protective equipment and coronavirus-related supplies), containers and excess spare containers allocated to the Buyer pursuant to this paragraph shall constitute ADS Assets for all purposes of this Agreement.
(b)    On the terms and subject to the conditions set forth in this Agreement, prior to the Time of Closing, the ADS Parent may cause its Subsidiaries to, at the ADS Parent’s sole cost and expense, make such contributions, transfers, assignments and acceptances, such that, upon the consummation of such contributions, transfers, assignments and acceptances, the ADS Asset Sellers or their designee(s) (other than the Companies) shall own the ADS Excluded Assets and shall be responsible for the ADS Excluded Liabilities, without further recourse to the Buyer or its Affiliates. In furtherance of the foregoing, (i) the ADS Asset Sellers or their designee(s) (other than the Companies) shall retain, and the Buyer shall not acquire, any interest in the ADS Excluded Assets and (ii) the ADS Asset Sellers or their designee(s) (other than the Companies) shall retain, and the Buyer shall not assume, any ADS Excluded Liability.
(c)    ADS Excluded Assets. Notwithstanding anything to the contrary in Section 1.3(a), the assets of the ADS Asset Sellers or any of their Affiliates that are being purchased by the Buyer pursuant to Section 1.3(a) of this Agreement shall exclude (i) any assets and properties of any ADS Asset Seller or any of its Affiliates that are not ADS Assets and (ii) any of the following assets and properties, all of which excluded assets and properties of the ADS Asset Sellers and their Affiliates (other than the ADS Companies) shall remain the property of the ADS Asset Sellers and their Affiliates (other than the ADS Companies) and shall not be sold to or acquired by the Buyer at the Closing (collectively, the “ADS Excluded Assets”):
(i)    the ADS Intellectual Property;
(ii)    all records which relate primarily to the ADS Excluded Assets or ADS Excluded Liabilities, including files relating to ADS Taxes (other than files relating to Property Taxes in respect of the ADS Assets) and personnel files;
(iii)    the equity interests and company or other entity level record books of the ADS Asset Sellers;
(iv)    the rights which accrue or will accrue to the ADS Asset Sellers and the ADS Parent under this Agreement (including the Final Purchase Price as allocated pursuant to Section 7.6);
(v)    any inter-company receivables from the ADS Asset Sellers or their Affiliates (other than the ADS Companies);
(vi)    all insurance policies and all rights with respect thereto which relate to the ADS Assets;
(vii)    subject to Section 8.7, all litigation rights to which any of the ADS Asset Sellers are a plaintiff and all causes of action and claims of every nature, kind and description related thereto and, subject to Section 8.5(d), any attorney-client privilege related thereto, in each case to the extent they do not relate to the ADS Assets or ADS Assumed Liabilities;
(viii)    all present and future refunds relating to ADS Taxes of the ADS Asset Sellers;
(ix)    all billing, route management and other software programs other than basic computer operating systems which relate to the ADS Assets;
(x)    all petty and other cash and cash equivalents held by any ADS Asset Seller on hand or in a bank;
(xi)    all bank accounts owned by any ADS Asset Seller;
(xii)    all escrow accounts owned by any ADS Asset Seller;
(xiii)    all rights, title and interest held by any ADS Asset Seller in any financial responsibility, financial assurance or similar mechanisms;
(xiv)    the Retained Accounts serviced by the ADS Business;
(xv)    all of the tangible assets, rolling stock, equipment (including office equipment), computers, machinery, fixtures, fuel inventory, furnishings, tools, leasehold improvements, telecommunications equipment, containers, spare parts, supplies or other similar tangible assets that do not constitute ADS Assets;
(xvi)    all GPS systems, smart truck systems and technology, time clocks, information technology support systems, configure price quote and customer relationship management software and all non-transferable software licenses used by the ADS Asset Sellers;
(xvii)    all ADS Accounts Receivable; and
(xviii)     all ADS Company Plans and any trusts, insurance policies or contracts related to any ADS Company Plans.
(d)    ADS Assumed Liabilities. [***]
(e)    ADS Excluded Liabilities. Notwithstanding anything herein to the contrary, the ADS Assumed Liabilities shall not include, and the ADS Asset Sellers, as applicable, shall retain, the following liabilities (collectively, the “ADS Excluded Liabilities”):
(i)    all Liabilities of any ADS Asset Seller for expenses incurred in connection with the sale of the ADS Assets pursuant to this Agreement;
(ii)    all Liabilities of any ADS Asset Seller for any inter-company payables or receivables between or among any ADS Asset Seller and any Affiliates of such ADS Asset Seller;
(iii)    all ADS Accounts Payable (solely with respect to the ADS Assets);
(iv)    all Liabilities of any ADS Asset Seller in respect of any ADS Excluded Asset;
(v)    except the ADS Assumed Bonuses and as provided with regard to Transferred Employees in Section 5.9(h), all Liabilities under any ADS Company Plan;
(vi)    all Liabilities under or otherwise related to any ADS Multiemployer Plan (including related to any Withdrawal Liability, failure to make plan contributions on a timely basis, or Taxes under Section 4971 of the Code (or the avoidance thereof)) that occur or otherwise relate to any period of service on or prior to the Closing Date other than any such Liability (including, without limitation, any Withdrawal Liability incurred following the Closing Date) to an ADS Multiemployer Plan contributed by an ADS Company (or with respect to which an ADS Company has or had an obligation to contribute), solely to the extent attributable to such contributions by the ADS Company (and, for the avoidance of doubt, does not include Liabilities attributable to plan contributions from any ADS Seller or any of its Affiliates other than an ADS Company) (provided that, for the avoidance of doubt (and without limiting Section 8.10(b)), the ADS Excluded Liabilities in this Section 1.3(e)(vi) do not include any withdrawal liability incurred by Buyer or any of its Affiliates solely as a result of a “complete withdrawal” (within the meaning of Section 4203 of ERISA), or a “partial withdrawal” (within the meaning of Section 4205 of ERISA) from an ADS Multiemployer Plan initiated by the Buyer or any its Affiliates following the Closing);
(vii)    all Liabilities arising out of or relating to employment, compensation, employee benefits or termination of (A) any current, former or future employees, officers, consultants or independent contractors of any ADS Seller or its Affiliates (including, prior to Closing, the ADS Companies) who are not Transferred Employees (including, for the avoidance of doubt, any Liabilities arising out of any of the matters set forth on Schedule 3.13(d)); and (B) subject to compliance with Sections 5.9(d), (e) and (h), any Transferred Employees which arises or otherwise relates in whole or part to any period on or prior to the Transfer Date (other than the ADS Assumed Bonuses);
(viii)    all Liabilities of any ADS Asset Seller under this Agreement or any other document or agreement executed by any ADS Asset Seller in connection with the transactions contemplated hereby;
(ix)    all Liabilities of any ADS Seller with respect to claims under general liability, automobile and workers compensation insurance policies for matters occurring prior to the Closing Date;
(x)    all Indebtedness of any ADS Seller or any of its Affiliates, except for any Indebtedness which remains outstanding at the Time of Closing and for which the Base Purchase Price is adjusted pursuant to Section 1.4(a); and
(xi)    all ADS Taxes.
Section 1.4    Purchase Price.
(a)    As consideration for the sale and transfer of the Equity Interests and the Assets, the assumption of the Assumed Liabilities and the representations, warranties, covenants and agreements of the Sellers made herein, the Buyer shall pay to the Sellers the aggregate sum of (i) $835,000,000.00 (the “Base Purchase Price”), minus (ii) any and all amounts (including interest) that remain outstanding at the Time of Closing pursuant to the promissory note described in Item 4 of Schedule 3.3(f)(i), plus (iii) the Estimated Asset Purchase Price Adjustment, if any (together, the “Estimated Purchase Price”) in accordance with Section 1.8(a). The Estimated Purchase Price shall be determined in accordance with Section 1.4(b) prior to the Time of Closing and shall be adjusted in accordance with Section 1.5 after the Time of Closing.
(b)    Not less than five (5) Business Days prior to the Closing Date, the WM Parent shall cause to be delivered to the Buyer a statement containing the Sellers’ good faith estimate of the Asset Purchase Price Adjustment (the “Estimated Asset Purchase Price Adjustment”) together with reasonable supporting detail with respect to the calculation of each of the components of the Estimated Asset Purchase Price Adjustment, itemized description and supporting schedules used by the Sellers in the preparation of such statement to enable a review by the Buyer thereof. The WM Parent shall cause its Subsidiaries to permit the Buyer or its Representatives at reasonable times and upon reasonable notice, such access to the books, records and other information of the Assets as the Buyer reasonably requests, but, in each case, only to the extent that such access does not unreasonably interfere with the business and operations of the Assets or the Business, to aid in the Buyer’s review of such statement. The WM Parent shall cause its Subsidiaries to cooperate in good faith to answer any questions raised by the Buyer or its Representatives in connection with their review of such statement, shall review any comments proposed by the Buyer with respect to such statement, or any component thereof, and shall consider, in good faith, any appropriate changes thereto. Such statement (as may be modified for any comments by the Buyer accepted by the WM Parent (on behalf of the Sellers)) shall control for purposes of calculating the Estimated Asset Purchase Price Adjustment.
Section 1.5    Post-Closing Purchase Price Adjustment.
(a)    As promptly as practicable after the Closing, but in no event more than sixty (60) days after the Closing Date, the Buyer shall in good faith prepare and deliver to the WM Parent (on behalf of the Sellers), a statement indicating the Buyer’s calculation of the Asset Purchase Price Adjustment (the “Closing Date Statement”) in each case, together with reasonable supporting detail.
(b)    Until such time as the Final Closing Date Statement shall become final in accordance with Section 1.5(c), the Buyer shall, and shall cause its Affiliates, as applicable, to permit the WM Parent (on behalf of the Sellers) or its Representatives at reasonable times and upon reasonable notice, such access to the books, records and other information of the Buyer and such Affiliates and the Assets as the WM Parent (on behalf of the Sellers) reasonably requests, but, in each case, only to the extent (i) relevant to the calculation of the Closing Date Statement or the WM Parent’s or its Representatives’ review thereof and (ii) that such access does not unreasonably interfere with the business and operations of the Buyer, such Affiliates or the Assets, to aid in the WM Parent’s (on behalf of the Sellers) review of the Closing Date Statement. The Buyer shall cooperate in good faith to answer any questions raised by the WM Parent (on behalf of the Sellers) or its Representatives in connection with their review of the Closing Date Statement.
(c)    Within thirty (30) days after its receipt of the Closing Date Statement, the WM Parent (on behalf of the Sellers) shall inform the Buyer in writing that such Closing Date Statement is acceptable or object thereto in writing, setting forth in reasonable detail a description of each of its objections. If the WM Parent so objects and the Buyer and the WM Parent do not resolve such objections on a mutually agreeable basis within thirty (30) days after the Buyer’s receipt of the WM Parent’s objections, the remaining disputed items shall be submitted to Grant Thornton LLP or, if Grant Thornton LLP is not available for such engagement or at the time of such proposed engagement is no longer independent, such other nationally recognized independent certified public accounting firm reasonably agreed to by the Buyer and the WM Parent (Grant Thornton LLP or such other accounting firm agreed to by the Buyer or the WM Parent or appointed as contemplated by the succeeding sentence, the “Accounting Firm”). If the Buyer and the WM Parent cannot agree on an accounting firm within ten (10) days of determining that an Accounting Firm other than Grant Thornton LLP must be appointed as contemplated by the preceding sentence, then the Buyer or the WM Parent may submit a request to the American Arbitration Association requesting appointment of a nationally recognized independent certified public accounting firm to serve as the Accounting Firm. The Buyer and the WM Parent shall direct the Accounting Firm to resolve such disputed items within thirty (30) days of submission of the disputed items. Upon the agreement of the Buyer and the WM Parent (on behalf of the Sellers), the decision of the Accounting Firm, or the failure of WM Parent (on behalf of the Sellers) to deliver an objection to the Buyer within the first 30-day period referred to above, the Closing Date Statement, as adjusted as agreed by the Buyer and the WM Parent in writing or as decided by the Accounting Firm, if applicable (the “Final Closing Date Statement”), shall be final, conclusive and binding against the Parties. As set forth in the Final Closing Date Statement, the calculation of the Asset Purchase Price Adjustment (the “Final Asset Purchase Price Adjustment”) shall be final for all purposes hereunder.
(d)    In resolving any disputed item, the Accounting Firm (i) shall be bound by the provisions of this Section 1.5, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either the WM Parent or the Buyer (except to the extent that the resolution of a disputed item results in a corresponding change to any other item), (iii) shall limit its decision to such items as are in dispute and (iv) shall make its determination based solely on presentations by the WM Parent and the Buyer which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review). The fees, costs and expenses of the Accounting Firm shall be allocated by the Accounting Firm between the WM Parent on the one hand, and the Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm are unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so disputed. Neither the Buyer nor the WM Parent nor any of their respective Affiliates or Representatives shall engage in ex parte communications with the Accounting Firm. Absent manifest error, the determination of the Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review.
(e)    Within three (3) Business Days following the determination of the Final Purchase Price in accordance with this Section 1.5:
(i)    in the event that the Final Purchase Price exceeds the Estimated Purchase Price, the Buyer shall deliver, or cause to be delivered, to the WM Parent (on behalf of the Sellers), by wire transfer of immediately available funds to the bank account(s) designated by the WM Parent prior to the Time of Closing, payment in an amount equal to (A) the Final Purchase Price minus (B) the Estimated Purchase Price; and
(ii)    in the event that the Estimated Purchase Price exceeds the Final Purchase Price, the WM Parent shall deliver, or cause to be delivered to the Buyer, by wire transfer of immediately available funds to bank accounts designated by the Buyer prior to such date, an amount equal to (A) the Estimated Purchase Price minus (B) the Final Purchase Price.
(f)    The Parties agree that any payment made pursuant to this Section 1.5 shall be treated as an adjustment to the Estimated Purchase Price and the Final Purchase Price for all Tax purposes, except to the extent otherwise required by applicable Law.
Section 1.6    Time and Place of the Closing. Subject to the termination provisions in Article VIII, unless otherwise agreed to by the Parties, the transactions contemplated by this Agreement shall be closed (the “Closing”) remotely via the exchange of electronic documents three (3) Business Days following the date on which each of the conditions to Closing set forth in Article VI hereof shall have been satisfied or waived, other than conditions with respect to actions the Parties will take at the Closing itself, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at the Closing, or on such other date or at such other place as the Parties may agree in writing (the “Time of Closing”). The date on which the Closing takes place is referred to herein as the “Closing Date.”
Section 1.7    Deliveries by the Sellers. Prior to or at the Time of Closing, the WM Parent or the ADS Parent, as applicable, shall cause to be delivered to the Buyer, all duly and properly executed (where applicable) the items listed in this Section 1.7:
(a)    the certificates, as applicable, referred to in Section 6.2(c);
(b)    counterparts of the Waste Collection Services Agreements, each in substantially the form of Exhibit B hereto (the “Waste Collection Services Agreements”) to effect the subcontracting of certain customer accounts to the Buyer or the Sellers (or their respective Affiliates) pursuant to Section 8.2;
(c)    counterparts of the Seller TSA, in the form of Exhibit C hereto (the “Seller TSA”), wherein one or more of the Affiliates of the WM Parent will agree to provide certain services to the Buyer (or one or more of its Affiliates) following the Closing;
(d)    counterparts of the Buyer TSA, in the form of Exhibit D hereto (the “Buyer TSA”), wherein the Buyer (or one or more of its affiliates) will agree to provide certain services to the WM Parent (or one or more of its affiliates) following the Closing;
(e)    special warranty deeds (or the local state equivalent, as applicable, subject in each case to the requirements of local law), substantially in the form of Exhibit E hereto, from the WM Asset Sellers and the ADS Asset Sellers, as applicable, for each parcel of WM Owned Real Property owned by such WM Asset Seller and each parcel of ADS Owned Real Property owned by such ADS Asset Seller, as applicable;
(f)    a bill of sale, providing for the conveyance, sale, transfer and assignment to the Buyer of all of the Assets in the form attached as Exhibit F;
(g)    counterparts of the assignment and assumption agreement to effect the conveyance, sale, transfer and assignment to the Buyer of all of the Assets, the assignment by the Sellers of the Assumed Contracts, the assumption by the Buyer of the Assumed Contracts and the assumption by the Buyer of the Assumed Liabilities in the form attached as Exhibit G (the “Assignment and Assumption Agreement”);
(h)    the resignations, effective as of the Closing, of the directors and officers of each Company;
(i)    real property transfer tax forms or similar ancillary transfer-related forms required by applicable Law to be executed by any Seller with respect to the transfer of any WM Real Property or ADS Real Property to the Buyer, whether directly by an Asset Seller or indirectly pursuant to the sale of a Company by an Equity Seller;
(j)    counterparts of the volume disposal agreements by and between the WM Parent (or one or more of its Affiliates) and the Buyer (or one or more of its Affiliates) in the forms attached as Exhibit H (the “Waste Disposal Agreements”);
(k)    a duly completed and executed Internal Revenue Service Form W-9 from each Seller;
(l)    documents or certificates of merger, name changes or similar corporate documentation evidencing any changes in entity names of the applicable WM Asset Seller, WM Company, ADS Asset Seller or ADS Company set forth on Schedule B, C, E and F, respectively, as the current owner of such WM Owned Real Property or ADS Real Property, in each case in recordable form; and
(m)    such documents of transfer and assignment, in form reasonably satisfactory to the Buyer and Sellers, as are necessary to sell, transfer and assign the Equity Interests to the Buyer, including, as applicable, certificates, assignments and stock powers, which shall transfer to the Buyer good and valid title to the Equity Interests, free and clear of all Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws).
Section 1.8    Deliveries by the Buyer. Prior to or at the Time of Closing, the Buyer shall deliver to the WM Parent, all duly and properly executed (where applicable):
(a)    the Estimated Purchase Price, by wire transfer of immediately available funds to such account or accounts as shall have been specified in writing by the WM Parent to the Buyer;
(b)    counterparts of the Waste Collection Services Agreements;
(c)    counterparts of the Seller TSA and the Buyer TSA;
(d)    counterparts of the Assignment and Assumption Agreement;
(e)    fully executed copies of the Substitute Credit Enhancements;
(f)    the certificate referred to in Section 6.3(c);
(g)    real property transfer tax forms required by applicable Law to be executed by the Buyer with respect to the transfer of any WM Real Property or ADS Real Property to the Buyer, whether directly by an Asset Seller or indirectly pursuant to the sale of a Company by an Equity Seller; and
(h)    counterparts of the Waste Disposal Agreements.
Section 1.9    Withholding. The Buyer and any other Persons making payments on its behalf shall be entitled to deduct and withhold the amounts (if any) that are required to be deducted and withheld pursuant to any applicable Tax Law. To the extent that any such amounts are deducted and withheld and timely paid over to the applicable Governmental Authority, such amounts shall be treated as having been paid to the applicable Seller or other Person in respect of which such deduction and withholding was made. Before making any deduction or withholding pursuant to this Section 1.9, the Buyer (or such other Person) shall give the applicable Seller or other Person reasonable advance notice of any anticipated deduction or withholding (together with the legal basis therefor), provide such Seller or other Person with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and reasonably cooperate with the applicable Seller or other Person in good faith to attempt to reduce any amounts that would otherwise be deducted and withheld pursuant to this Section 1.9.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE WM PARENT
Subject to the exceptions set forth in the Schedules (subject to Section 10.13), the WM Parent hereby makes the representations and warranties set forth in this Article II to the Buyer. For the avoidance of doubt, the representations and warranties made by the WM Parent are being made on behalf of the WM Sellers and are solely in relation to the WM Assets, the WM Assumed Liabilities, the WM Companies, the WM Business and the transactions contemplated by this Agreement, and do not relate or purport to cover any other assets, businesses or operations of any WM Seller.
Section 2.1    Organization and Qualification.
(a)    Each WM Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of such WM Seller’s organization, incorporation, registration or formation and has the requisite corporate or other organizational power and authority to own and operate such WM Seller’s properties and assets, including the applicable WM Assets, and to transact such WM Seller’s business and the operation of the WM Assets and the WM Business as now conducted, except, in each case, where the failure to be in good standing is not and would not reasonably be expected to be material to the WM Companies and would not reasonably be expected to prevent such WM Seller from performing in all material respects its obligations under this Agreement.
(b)    Each WM Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of such WM Company’s organization, incorporation, registration or formation and has the requisite corporate or other organizational power and authority to own such WM Company’s property and assets and to transact its business as now conducted, except, in each case, where the failure to be in good standing is not and would not reasonably be expected to be material to the WM Companies, taken as a whole.
(c)    Each WM Company is duly qualified to do business as a foreign corporation or limited liability company and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by such WM Company or the nature of the business conducted by such WM Company make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing is not and would not reasonably be expected to be material to the WM Companies, taken as a whole.
(d)    The WM Sellers have made available to the Buyer true and complete copies of the Organizational Documents of each WM Company. No WM Company is in violation of the provisions of its Organizational Documents in any material respect.
Section 2.2    Authority.
(a)    The WM Parent (on behalf of itself and the other WM Sellers) has full corporate power and authority to execute, deliver and perform this Agreement and the Other Transaction Agreements (to which it is, or is specified to be, a party) and to consummate the transactions contemplated hereby and thereby.
(b)    The execution, delivery and performance of this Agreement and the Other Transaction Agreements (to which it is, or is specified to be, a party) and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate and other proceedings on the part of each of the WM Sellers as are necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements (to which it is, or is specified to be, a party) and the consummation of the transactions contemplated hereby and thereby.
(c)    This Agreement has been duly and validly executed and delivered by the WM Parent (on behalf of itself and the other WM Sellers), and this Agreement constitutes the legal, valid and binding agreement of the WM Parent, enforceable against the WM Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, and except that enforceability of the obligations of the WM Parent under this Agreement may be subject to general principles of equity. Each Other Transaction Agreement has been or will be duly and validly executed and delivered by the WM Parent or the parties thereto that are Affiliates of the WM Parent and each such Other Transaction Agreement constitutes (or shall constitute) the legal, valid and binding agreement of the WM Parent or of such Affiliate of the WM Parent, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, and except that enforceability of the obligations of the WM Parent or of such Affiliate of the WM Parent under each such Other Transaction Agreement may be subject to general principles of equity.
Section 2.3    Capitalization; Title.
(a)    Schedule 2.3(a) sets forth the number of outstanding Equity Securities of each WM Company and the record owner thereof. No other Equity Securities of any of the WM Companies are issued and outstanding and the WM Equity Interests constitute all of the issued and outstanding Equity Securities of the WM Companies.
(b)    All of the issued and outstanding Equity Securities of the WM Companies were validly issued and are fully paid, nonassessable and are owned beneficially and of record by the WM Equity Sellers, as applicable, free and clear of all Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws). The WM Equity Interests have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any Contract or any provision of applicable Law or any Organizational Document of any WM Company.
(c)    There are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, “phantom” stock rights, stock appreciation rights, stock based performance units, convertible or exchangeable securities, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating any of the WM Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Securities of any of the WM Companies or obligating any of the WM Companies to grant, extend or enter into any such agreement or commitment, or (ii) obligations of any of the WM Companies to repurchase, redeem or otherwise acquire any securities referred to in clause (i).
(d)    Except for this Agreement, there are no voting trusts, proxies or other Contracts to which any of the WM Companies or any of the WM Equity Sellers is a party or is bound with respect to the voting of any of the Equity Securities of any of the WM Companies, including any such voting trusts, proxies or other Contracts restricting or otherwise relating to the voting, dividend rights or disposition of the Equity Interests.
(e)    There are no Contracts to which any WM Company is a party or bound thereby which require the purchase by any WM Company of any Equity Securities of, or investment in, any Person. Each WM Equity Seller has good and valid title to the WM Equity Interests set forth opposite its name on Schedule 2.3(a), free and clear of any Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws) and at the Closing, such WM Equity Seller shall deliver to the Buyer good and marketable title to such WM Equity Interests, free and clear of any Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws).
(f)    As of the Execution Date, none of the WM Companies have any Indebtedness except as set forth on Schedule 2.3(f). At the Time of Closing, none of the WM Companies will have any Indebtedness.
Section 2.4    No Subsidiaries. None of the WM Companies owns, or has any interest in, in each case, directly or indirectly, any Equity Securities in any other Person.
Section 2.5    Assets; Title; Personal Property.
(a)    Except as specifically identified on Schedule 2.5(a) and for the services contemplated by the Seller TSA and the Waste Collection Services Agreement, the WM Assets together with the buildings, structures, furniture, fixtures, furnishings, machinery, equipment, vehicles and other items of tangible personal property owned or leased by the WM Companies and all other properties and assets of the WM Companies (including the WM Real Property of the WM Companies) are sufficient for the continued conduct of the WM Business after the Time of Closing in substantially the same manner as conducted prior to the Time of Closing and constitute all of the rights, property and assets necessary to conduct the WM Business as currently conducted.
(b)    At the Time of Closing, each of the WM Companies has good and marketable title or enforceable leasehold interests, as the case may be, to all of its properties and assets, free and clear of all Encumbrances, except the Permitted Encumbrances. Set forth on Schedule 2.5(b) is a complete and accurate list in all material respects, as of the Execution Date, of each of the material tangible properties (other than the WM Real Properties) and assets of each of the WM Companies.
(c)    (i) At the Time of Closing, the WM Asset Sellers, as applicable, shall have good and marketable title to the owned WM Assets and enforceable leasehold interests in the leased WM Assets, free and clear of all Encumbrances other than Permitted Encumbrances, (ii) by virtue of the grant, conveyance, sale, transfer, assignment and delivery of the WM Assets hereunder, the Buyer shall receive good and marketable title to the owned WM Assets, and enforceable leasehold interests in the leased WM Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and (iii) at the Time of Closing, the WM Fixed Assets are, in all material respects, in operating condition, ordinary wear and tear excepted.
(d)    The WM Assets and the properties and assets of the WM Companies (including the WM Real Property) have been maintained in all material respects in accordance with the respective WM Sellers’ or WM Company’s standard practices, as applicable, and no WM Seller or WM Company, as applicable, has deferred any reasonable maintenance or repairs of the WM Assets or such WM Company’s properties or assets (including the WM Real Property), as otherwise required in accordance with such WM Sellers’ or WM Company’s standard practices, as applicable. Except as would not reasonably be expected to be material to the WM Business, the tangible assets and property of the WM Companies and those included in the WM Assets are in good condition, ordinary wear and tear excepted.
Section 2.6    Consents and Approvals; No Violation.
(a)    Except with respect to the Retained Accounts serviced by the WM Business, the DOJ Consent or as set forth on Schedule 2.6(a), no filing, declaration or registration with, and no permit, authorization, consent, waiver, license or approval of, any Person, including any Governmental Authority, is necessary for the consummation by the WM Sellers of the transactions contemplated by this Agreement except as is not and would not reasonably be expected to be material to the WM Business, the WM Assets and the WM Companies, taken as a whole.
(b)    Except with respect to the Retained Accounts serviced by the WM Business or as set forth on Schedule 2.6(b), neither the execution and delivery of this Agreement or the Other Transaction Agreements, the consummation of the transactions contemplated hereby and thereby, nor the compliance by the WM Sellers with any of the provisions hereof or thereof does or will (i) conflict with or result in any breach of any provision of the Organizational Documents of the WM Sellers or the WM Companies, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which any of the WM Sellers is party or is otherwise bound by and which is applicable to the WM Assets, the WM Assumed Liabilities or the WM Business or to which the WM Companies is party, is otherwise bound by or is applicable to the properties or assets of the WM Companies, (iii) give rise to any Encumbrance on any of the properties or assets of any of the WM Companies or on any of the WM Assets, or (iv) violate any Law, regulation or Order applicable to the WM Companies or any of the WM Companies’ properties or assets, the WM Business or the WM Assets, except in the case of clauses (ii), (iii) and (iv), for conflicts, breaches, violations, defaults or Encumbrances as is not and would not reasonably be expected to be material to the WM Business (in respect of the WM Assets and the WM Companies), the WM Assets and the WM Companies, taken as a whole.
Section 2.7    Litigation. Except as set forth on Schedule 2.7, (a) none of the WM Sellers or the WM Companies is subject to any material Order or proposed material Order in which relief is sought involving, affecting, or relating to the ownership, operation or use of its properties or assets, or which would prevent, delay, or make illegal the transactions contemplated by this Agreement; (b) neither any of the WM Companies nor the WM Business is, or in the past three (3) years has been, subject to any material Order or proposed material Order and (c) there are no, and in the past three (3) years there have not been, any material Proceedings pending or threatened in writing or, to the Knowledge of the WM Sellers, threatened orally, against, involving, affecting, or relating to the WM Assets, the WM Business, the WM Companies, the WM Companies’ properties or assets (including the WM Real Property) or the WM Companies’ ownership, operation or use of such properties or assets (including the WM Real Property).
Section 2.8    Tax Matters. Except as set forth on Schedule 2.8:
(a)    All material Tax Returns required to be filed with respect to the WM Companies and the WM Assets have been timely filed (taking into account extensions), and all such Tax Returns are true and complete in all material respects.
(b)    Each of the WM Companies has timely paid (or caused to be paid) all Taxes that are due and payable, and each WM Seller and its Subsidiaries have timely paid all other Taxes with respect to the WM Assets that are due and payable, except in each case to the extent such unpaid Taxes are not material when taken as a whole.
(c)    There is currently no pending Proceeding or Proceeding threatened in writing by any taxing authority with respect to any material Taxes of or with respect to the WM Companies or the WM Assets. None of the WM Companies (and, in respect of the WM Assets, none of the WM Sellers or their Affiliates have) waived or extended any limitations period relating to material Taxes or material Tax Returns.
(d)    None of the WM Companies has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement, other than (i) agreements solely between WM Companies and (ii) customary commercial agreements with Third Parties entered into in the WM Ordinary Course.
(e)    None of the WM Companies (i) has been a member of an affiliated, consolidated, combined or unitary group (other than the Parent Group) for U.S. federal income tax purposes or (ii) has any material Liability for any Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.
(f)    Within the past two (2) years none of the WM Companies has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).
(g)    There are no material Encumbrances for Taxes on any of the WM Assets or any assets of the WM Companies, except statutory Encumbrances for Taxes that are not yet due or Encumbrances for Taxes which are being contested in good faith by appropriate proceedings.
(h)    Each of the WM Companies that is organized as a limited liability company is properly characterized for U.S. federal income tax purposes as a disregarded entity.
Section 2.9    Material Contracts.
(a)    Set forth on Schedule 2.9(a) is a complete and accurate list, as of the Execution Date, of each Contract, other than any Contract in respect of a Retained Account or any other Contract which is of a type addressed pursuant to Section 8.2 (such Contracts of the type addressed in Section 8.2, the “Section 8.2 Contracts”), to which any of the WM Companies is a party or is otherwise bound by or to which any of the WM Sellers is party or is otherwise bound by and which is applicable to the WM Assets or the WM Assumed Liabilities (each such Contract required to be set forth on Schedule 2.9(a), together with each Contract entered into after the Execution Date that would have been required to be set forth on Schedule 2.9(a) if it had been entered into as of the Execution Date, a “WM Material Contract”) which:
(i)    involves payments (including under any operating leases), performance or services or delivery of goods to or by any WM Company of any amount reasonably expected to exceed $[***] in any twelve (12) month period;
(ii)    (x) limits or purports to limit the freedom of any WM Company or any of its Affiliates (including, following the Closing, the Buyer and its Affiliates) to (A) engage in any line of business or to compete in any business or with any person within any geographic area, or (B) acquire the assets or securities of another Person, or otherwise materially restricts any WM Company’s ability to hire or solicit business from any Person or (y) could require the disposition of any material assets or line of business of any WM Company or any material portion of the WM Business;
(iii)    is related to an acquisition, divestiture, merger or similar transaction involving a WM Company or the WM Business entered into in the past three (3) years or that contains any obligations, financial covenants, indemnities or other similar payment obligations (including “earn-out” or other contingent payment obligations) that are still in effect and would reasonably be expected to result in the receipt or making of future payments in excess of $[***], except for any acquisitions, divestitures or similar transactions of equipment or similar assets made in the WM Ordinary Course;
(iv)    contains a put, call or similar right pursuant to which any WM Seller (with respect to the WM Business) or WM Company could be required to purchase or sell, as applicable, any Equity Securities or assets of any Person (in the case of assets, having a purchase price in excess of $[***]);
(v)    provides for exclusive rights for the benefit of any Third Party, grants “most favored nation” status, contains minimum volume or purchase commitments, or requires any WM Seller or WM Company to provide any minimum level of service, in each case which are, or in a manner that is, material to the WM Business (in respect of the WM Companies and the WM Assets);
(vi)    provides for indemnification by any WM Company of any Person except for Contracts entered into in the WM Ordinary Course;
(vii)    is a settlement or similar agreement pursuant to which the Buyer or its Affiliates (including, after the Closing, any WM Company) will be required to make payments in excess of $[***] following the Closing;
(viii)    provides for a direct or indirect advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in each case by any WM Company, except for advances, loans or extensions of credit in the WM Ordinary Course and which do not exceed $[***]; and
(ix)    (A) is an employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement, policy or Contract with respect to any WM Business Employee or WM Consultant that (x) provides (or is reasonably expected to provide) for aggregate cash compensation in excess of $[***] to any WM Business Employee or WM Consultant in any calendar year (other than ordinary at-will employment or similar agreements terminable upon less than thirty (30) days’ notice and without any Liability to any WM Business Employee or WM Consultant), (y) provides for (or otherwise increases or modifies) any payments or benefits in connection with the transactions contemplated hereby or (z) is not terminable on less than thirty (30) days’ notice (or pay in lieu of notice); or (B) is a Collective Bargaining Agreement.
(b)    True and complete copies of each WM Material Contract (including any WM Assumed Contract that is a WM Material Contract) set forth on Schedule 2.9(a) have been made available to the Buyer on or prior to the Execution Date (except that (1) with respect to customer Contracts, copies of each of the top ten (10) customer Contracts for each location or site comprising the WM Business have been made available to the Buyer on or prior to the Execution Date, (2) with respect to WM Hauling Contracts, copies of twenty-five (25) such Contracts, which Contracts are a representative sample of the WM Hauling Contracts, have been made available to the Buyer on or prior to the Execution Date, with true and complete copies of each of the WM Hauling Contracts to be made available to the Buyer within fifteen (15) Business Days following the Execution Date, which WM Hauling Contracts are on the standard form or forms included in the representative sample provided on or prior to the Execution Date, and (3) with respect to local vendor or supplier Contracts referenced in item 2(e) set forth on Schedule 1.2(a)(iv), true and complete copies of such Contracts will be made available to the Buyer within fifteen (15) Business Days following the Execution Date). Except as set forth in Schedule 2.9(b) or as does not and would not reasonably be expected to be material to the WM Business (in respect of the WM Assets and the WM Companies), the WM Assets and the WM Companies, taken as a whole: (i) all WM Material Contracts, WM Assumed Contracts and Section 8.2 Contracts (in respect of the WM Business) are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally; (ii) no default or breach has occurred nor has there occurred an event or condition which with the passage of time or the giving of notice (or both) would constitute a default or a breach by the applicable WM Seller, any WM Company, or, to the Knowledge of the WM Sellers, any other party to any such WM Material Contract, WM Assumed Contract or Section 8.2 Contract (in respect of the WM Business); (iii) none of the WM Asset Sellers has received any written notice or, to the Knowledge of the WM Sellers, oral notice that any Person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any WM Material Contract, WM Assumed Contract or Section 8.2 Contract (in respect of the WM Business); and (iv) (A) no WM Seller or WM Company, nor any other party to any WM Material Contract, WM Assumed Contract or Section 8.2 Contract (in respect of the WM Business), has exercised in writing or, to the Knowledge of the WM Sellers, otherwise, any termination rights with respect thereto, and (B) no WM Seller or WM Company, nor any other party to any WM Material Contract, WM Assumed Contract or Section 8.2 Contract (in respect of the WM Business) has given written or, to the Knowledge of the WM Sellers, oral notice of any material dispute with respect thereto.
Section 2.10    Compliance with Laws; Permits.
(a)    Except as set forth in Schedule 2.10(a) or as would not reasonably be expected to be material to the WM Business (in respect of the WM Assets and the WM Companies), the WM Assets, and the WM Companies, taken as a whole: (i) the WM Business, the WM Companies and the WM Assets are being operated, and in the past three (3) years have been operated, in compliance with all applicable Laws, Orders and WM Permits; and (ii) none of the WM Companies, nor any of the WM Sellers in respect of the WM Assets or the WM Business has received, during the past three (3) years (or earlier if remaining unresolved), any written communication, or, to the Knowledge of the WM Sellers, oral communication from a Governmental Authority that alleges any, and, to the Knowledge of the WM Sellers, there is no investigation pending by a Governmental Authority with respect to any, violation of any Laws or Orders applicable to the conduct of the WM Business or by which any WM Asset is bound or affected.
(b)    Except as set forth on Schedule 2.10(b)(1) or as would not reasonably be expected to be material to the WM Business (in respect of the WM Assets and the WM Companies), the WM Assets, and the WM Companies, taken as a whole: (i) each of the WM Companies or the WM Sellers, as applicable, has, and in the past three (3) years has had, all WM Permits (which WM Permits include all WM Permits issued pursuant to, or in respect of, any Environmental Law) necessary to enable it to conduct the WM Business and operate the WM Assets and the assets and properties of the WM Companies as are currently conducted or operated; and (ii) each WM Company and WM Seller, as applicable, is and has been in compliance with the terms and conditions of all WM Permits and all of the WM Permits are currently valid, in good standing and in full force and effect. None of the WM Companies nor any of the WM Sellers, as applicable, has received any written or, to the Knowledge of the WM Sellers, oral notification from any Governmental Authority of its intent to suspend, terminate or materially and adversely modify any material WM Permit. Schedule 2.10(b)(2) sets forth a complete list of all WM Permits that are material to the WM Business (in respect of the WM Assets and the WM Companies), the WM Assets, and the WM Companies, taken as a whole (including such WM Permits issued pursuant to, or in respect of, any Environmental Law).
(c)    Each WM Seller (to the extent it relates to the WM Business), each WM Company and the WM Business, and each of their respective directors, officers, and to the Knowledge of the WM Sellers, employees and agents, and any other Person acting on behalf of any of the foregoing, is, and in the last five (5) years has been, in compliance with all applicable Anti-Corruption Laws.
(d)    None of the WM Sellers (to the extent it relates to the WM Business), none of the WM Companies, nor the WM Business nor any director or officer of the WM Sellers, the WM Parent or the WM Companies or, to the Knowledge of the WM Sellers, any other Person acting on its behalf has offered, given, authorized, or promised, anything of value, directly or indirectly, to any Person, including to any Public Official, for the purpose of (i) improperly influencing any official act or decision of such Person; (ii) inducing such Person to do or omit to do any act in violation of a lawful duty; or (iii) securing any improper benefit or favor for the WM Companies, or the WM Business or in connection with this Agreement.
(e)    No officers, directors, majority owners or, to the Knowledge of the WM Sellers, employees, in each case, of any WM Company is a Public Official.
(f)    None of the WM Sellers (to the extent it relates to the WM Business), nor any of the WM Companies has made a voluntary, directed, or involuntary written disclosure, or to the Knowledge of the WM Sellers, oral disclosure to any Governmental Authority (including but not limited to the U.S. Department of Justice, U.S. Securities Exchange Commission, or U.K. Securities Fraud Office) with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law.
Section 2.11    No Broker’s or Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the WM Sellers or the WM Companies or their Subsidiaries for which the Buyer, the WM Companies or any of their Subsidiaries shall have any responsibility.
Section 2.12    Benefit Plans.
(a)    Schedule 2.12(a) sets forth a complete and accurate list of each WM Plan. The WM Sellers have made available to the Buyer true and complete copies of, or a written description of all material terms of, each WM Plan.
(b)    Except as would not reasonably be expected to result in material Liability to the WM Business, the WM Assets, any of the WM Companies, the Buyer or any of their Affiliates: (i) each WM Company Plan has been maintained, operated and administered in compliance in all respects with its terms and with the requirements of applicable Law; (ii) all contributions or payments due to date have been made timely and in compliance with the terms of each WM Company Plan and applicable Law; (iii) no failure to pay premiums due or payable with respect to insurance policies relating to each WM Company Plan has resulted in default under any such policies; and (iv) there are no pending or, to the Knowledge of the WM Sellers, threatened Proceedings against any WM Company Plan by any WM Business Employee or any Governmental Authority or otherwise involving any WM Company Plan or the assets of any such plan (other than routine claims for benefits made in the WM Ordinary Course). Each WM Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or, with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype plan or volume submitter plan sponsor, as to its qualification and to the effect that the plan’s related trust is exempt from federal income taxes under Section 501(a) of the Code, and, to the Knowledge of the WM Sellers, nothing has occurred that could reasonably be expected to result in the revocation of such favorable determination.
(c)    With respect to each WM Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) no such plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 and 303 of ERISA) applicable to such plan, whether or not waived, and no application for a waiver of the minimum funding standard with respect to any such plan has been submitted; (ii) neither the consummation of the transactions contemplated hereby nor any other event that has occurred or condition that exists would result in, or reasonably be expected to result in any lien on any assets of any WM Company or any of its Affiliates or any Liability to any WM Company, or the Buyer or any of their Affiliates under Title IV of ERISA; (iii) no proceeding has been initiated to terminate such plan; and (iv) no WM Company, WM Seller or any of their respective ERISA Affiliates has engaged in any transaction described in Sections 4069 of ERISA.
(a)    With respect to each WM Multiemployer Plan, no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied in full. No WM Company has any current or delinquent contribution obligations or other Liability with respect to any WM Multiemployer Plan (other than “controlled group” Liabilities arising under Title IV of ERISA, each of which is subject to indemnity pursuant to Section 8.10(b)).
(b)    No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any WM Business Employee, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any WM Business Employee, in each case as a result of a failure to comply with Section 409A of the Code with respect to any WM Company Plan. No WM Business Employee is entitled to receive any gross-up or additional payment in connection with any Tax imposed under Section 409A or Section 4999 of the Code.
(c)    No WM Company Plan, fiduciary of such plan or administrator of such plan has taken any action, or failed to take any action, which action or failure could subject the Buyer or any of its Affiliates, or any WM Business Employee, to any Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws (including any Liability for breach of any fiduciary duty or any prohibited transaction (as defined in Section 4975 of the Code, any Liability pursuant to Section 502 of ERISA or any Tax imposed pursuant to Section 4976 of the Code), with respect to or in connection with any WM Company Plan. None of the WM Companies is bound by or otherwise subject to any agreement or Contract related to any Liability under Section 4204 of ERISA.
(d)    Except as provided in Section 5.9(a), none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any WM Business Employee to any compensation or benefit; (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation, benefits or other obligation for any WM Business Employee or (iii) result in the payment of any “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
Section 2.13    Employment and Labor Matters.
(a)    Except as set forth in Schedule 2.13(a), with respect to the WM Business or the operation of the WM Assets, neither any of the WM Sellers nor any of the WM Companies is a party to or otherwise bound by (i) any Collective Bargaining Agreement, (ii) any written agreement providing for the employment of any employee(s) of the WM Companies or employee(s) of the WM Sellers or their Affiliates (including the WM Companies) primarily involved in the operation of the WM Assets (the “WM Business Employees”) other than on an at-will basis, or (iii) any agreement with an individual independent contractor (either directly or through any Person through which such individual provides services) for the provision of consulting or other professional services (the “WM Consultants”) which is not cancelable without penalty (or payment in lieu of notice) on less than thirty (30) days’ notice. With respect to each Collective Bargaining Agreement, WM Sellers and WM Companies are in compliance in all material respects with its terms and with the requirements of applicable Law. With respect to this Agreement and the transactions contemplated hereby, there are no consultation, consent, assumption, approval, opinion or similar obligations under any Collective Bargaining Agreement, except to the extent expressly provided in the Collective Bargaining Agreement in Schedule 2.13(a).
(b)    Except as set forth in Schedule 2.13(b), within the last five (5) years, neither any of the WM Sellers nor any of the WM Companies has experienced, whether pending or, to the Knowledge of the WM Sellers, are currently threatened, any material labor disputes, strikes, slowdowns, or work stoppages due to labor disagreements or to the Knowledge of the WM Sellers any union organization attempts or activities, in each case in connection with the WM Business, the operation of the WM Assets or the WM Business Employees. Except as set forth in Schedule 2.13(b), there are no (and within the last five (5) years have not been any) material grievances or material unfair labor practice charges or other material Proceedings pending or, to the Knowledge of the WM Sellers, threatened in writing against WM Seller or any of the WM Companies before the National Labor Relations Board or any other Governmental Authority with respect to any WM Business Employee or any current or former employee of the WM Sellers or their Affiliates primarily involved in the operation of the WM Assets or the WM Companies.
(c)    None of the WM Sellers and any of their Affiliates (including the WM Companies) has engaged in or effectuated any “plant closing” or “mass layoff” (in each case, as defined in the WARN Act) that (i) has affected any site of employment or one or more facilities or operating units within any site of employment or facility of the WM Sellers and any of their Affiliates (including the WM Companies) at which any WM Business Employees were employed and (ii) for which there remains any outstanding obligation or Liability.
(d)    Except to the extent set forth in Schedule 2.13(d), in each case with respect to the WM Business, the WM Assets or the WM Business Employees, (i) no material grievance nor any material arbitration or other Proceedings arising out of or under Collective Bargaining Agreements, is pending or, to the Knowledge of the WM Sellers, threatened; and (ii) there are no material Proceedings against any of the WM Sellers or the WM Companies concerning alleged employment discrimination or other employment related matters pending or, to the Knowledge of the WM Sellers, threatened before the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor or any other Governmental Authority.
(e)    WM Sellers and their Affiliates (including the WM Companies) are in compliance in all material respects with all applicable Laws relating to employment or labor practices, including those related to hiring, background checks, wages, pay equity, hours, collective bargaining and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, health and safety, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues, the payment or withholding of social security and other payroll Taxes, classification of exempt and non-exempt employees and employee leasing, and do not have any outstanding material liability for any arrears of wages, other compensation or benefits (other than such Liabilities that have been incurred in the WM Ordinary Course), in each case with respect to the WM Business Employees and the WM Business.
Section 2.14    Absence of Certain Changes. Except (w) as set forth on Schedule 2.14, (x) as expressly provided for or expressly contemplated by this Agreement, (y) as required by applicable Law or (z) for any actions taken (including the cessation or reduction of activities), or any plans, procedures and practices adopted (and compliance therewith), in connection with the coronavirus outbreak (including measures undertaken to mitigate risks associated therewith), since March 31, 2020 until the Execution Date, (a) the WM Business has been conducted or operated in the WM Ordinary Course, (b) there has not been any event or condition that has, or would be reasonably expected, to have a Material Adverse Effect and (c) the WM Sellers and the WM Companies have not taken any action that would have required the consent of the Buyer pursuant to Section 5.1(a) if it had been taken after the Execution Date and prior to the Closing Date.
Section 2.15    Environmental.
(a)    Except as set forth in Schedule 2.15(a) or as is not and would not reasonably be expected to be material to the WM Business, the WM Assets, and the WM Companies, taken as a whole:
(i)    the WM Companies, the WM Business and the WM Assets have been operated in compliance with all Environmental Laws and with all WM Permits issued pursuant to Environmental Laws;
(ii)    to the extent relating to Environmental Laws, none of the WM Sellers or the WM Companies has received any notice of violation relating to the operation of the WM Assets or the conduct of the WM Business that is not fully resolved, and there are no non-compliance orders, warning letters, settlement agreements, Orders, Proceedings, investigations or actions pending or in existence that reasonably would result in a Loss;
(iii)    with respect to the WM Companies, the WM Business or the WM Assets, none of the WM Sellers or the WM Companies (A) has received any notice of an alleged or actual Environmental Liability, (B) is identified as or alleged to be, pursuant to Environmental Laws, a responsible or potentially responsible party for any Release of Hazardous Materials, or (C) has Released, treated, stored or disposed of Hazardous Materials at, to or under any real property as would reasonably result in a Loss pursuant to Environmental Laws; and
(iv)    with respect to the WM Companies, the WM Business or the WM Assets, (x) to the Knowledge of the WM Sellers, none of the WM Sellers or the WM Companies has incurred any liability under any Environmental Laws or (y) except in the WM Material Contracts or the WM Assumed Contracts, has assumed any Liability of any other Person arising out of or pursuant to Environmental Laws.
(b)    The WM Sellers have provided or otherwise made available to the Buyer all material Phase I, Phase II and similar material environmental audits, reports, and assessments concerning the WM Business and the WM Assets that are in the possession, custody or control of WM Sellers.
Section 2.16    Affiliate Relationships. Other than as set forth on Schedule 2.16, (i) there are no Contracts or transactions between any of the WM Companies, WM Parent or any of the WM Sellers, on the one hand, and any Affiliate, officer, director or manager of any WM Company, WM Parent, any WM Seller, any ADS Company, ADS Parent, any ADS Seller or any such Affiliate thereof, on the other hand, that relate to the WM Business or the WM Assets, (ii) none of the WM Companies is party to any Contract with any Affiliate of the WM Parent or any WM Seller (other than the WM Companies) relating to any business of the WM Parent, the WM Sellers and their Affiliates (other than the WM Companies) that is not the WM Business and (iii) no Affiliate, officer, director or manager of any WM Company, WM Parent, any WM Seller or any Affiliate of the foregoing has any direct ownership interest in any material property or asset owned by any WM Company or in any of the WM Assets other than as a shareholder of the WM Parent (each such Contract, transaction or ownership interest described in clauses (i) through (iii) and each matter as set forth on Schedule 2.16, a “WM Affiliate Agreement”).
Section 2.17    Performance Bonds; Letters of Credit; Financial Assurances. Set forth on Schedule 2.17 are all of the outstanding performance bonds, letters of credit and other financial assurances provided by or on behalf of the WM Sellers or the WM Companies with respect to the WM Assets or the WM Business. True and complete copies of such performance bonds, letters of credit and other financial assurances listed on Schedule 2.17 have been made available to the Buyer.
Section 2.18    Insurance. Schedule 2.18 sets forth a list of all material policies or binders of property, general liability, workmen’s compensation, automobile liability and pollution legal liability insurance held by or on behalf of any of the WM Sellers or the WM Companies in connection with the conduct of the WM Assets or the WM Business (the “WM Company Policies”). All premiums due and payable under the WM Company Policies have been paid. The WM Company Policies are in full force and effect in accordance with their terms in all material respects. Where applicable, each of the WM Companies has complied in all material respects with the provisions of the WM Company Policies. None of the WM Sellers or WM Companies has received any written notice of any pending or threatened cancellation with respect to any of the WM Company Policies which would have a material effect on the WM Business (in respect of the WM Companies and WM Assets) or of any material changes that are required in the conduct of the business as a condition to the continuation of coverage under, or renewal of, any such WM Company Policy. There is no material claim related to or involving the WM Business, the WM Assets or the WM Companies by any WM Seller or any WM Company pending under any WM Company Policy as to which any WM Seller or any WM Company has received written notice that coverage has been denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights (other than a customary reservation of rights notice for claims where the insurer subsequently accepted coverage.
Section 2.19    Real Estate.
(a)    Each of the WM Asset Sellers and WM Companies, as applicable, has good, marketable and valid title to, or a valid leasehold interest in (subject to no Encumbrances other than Permitted Encumbrances) (i) the real property (together with all improvements located thereon and all of the rights and appurtenances to the real property including all right, title and interest in all air and water rights and easements and rights of way, in each case pertaining to the real property, and all strips and gores adjoining the real property) in which such WM Asset Seller or WM Company has a fee simple interest (which is set forth on Schedule 2.19(a)) (the “WM Owned Real Property”), and (ii) (x) the real property (together with all improvements located thereon) to which such WM Asset Seller or WM Company has a legal right pursuant to an agreement or conveyance, including easements, rights-of-way or other real property interests and which are material to the conduct of the WM Assets or the WM Business (in respect of the WM Assets and the WM Companies) and (y) ground leases, leases and subleases of real property (together with all improvements located thereon) pursuant to written agreements entered into by a WM Asset Seller or WM Company (each, a “WM Existing Lease”) (clauses (x) and (y), collectively, the “WM Leased Real Property” and together with the WM Owned Real Property, the “WM Real Property”). Such WM Existing Leases have not been assigned nor have the premises demised thereunder been subleased or licensed, in whole or in part, by any WM Asset Seller or WM Company. A complete and accurate, in all material respects, list of the WM Owned Real Property and all material WM Leased Real Property (and the owner or lessee, as applicable, thereof and the tax parcel identification numbers of each parcel thereof) is set forth on Schedule 2.19(a).
(b)    True, correct and complete copies of all material WM Existing Leases in effect as of the Execution Date relating to the WM Leased Real Property (including all WM Existing Leases in respect of the WM Leased Real Property set forth on Schedule 2.19(a)) have been made available to the Buyer. All such WM Existing Leases are valid, binding and in full force and effect and are enforceable against the WM Asset Seller or WM Company party thereto and, to the Knowledge of the WM Sellers, the other parties thereto in accordance with their terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and subject, as to enforceability, to general equity principles. None of the WM Sellers or any of the WM Companies has received written notice of any, and, to the Knowledge of the WM Sellers there is no material default under any material WM Existing Leases.
(c)    Except as would not reasonably be expected to be material to the WM Business (in respect of the WM Assets and the WM Companies), the WM Assets and the WM Companies, taken as a whole, (i) the WM Companies have received no notice in writing of any pending or threatened condemnation, rezoning or taking actions pending respecting any WM Real Property and (ii) to the Knowledge of the WM Sellers, all roads necessary for the conduct of the WM Business or the operation of the WM Assets have either been completed or the applicable WM Seller or WM Company possesses all necessary rights-of-way therefor. The WM Real Property constitutes all of the real property currently used or held by any WM Seller, WM Parent or any of their respective Affiliates, or required, to conduct the WM Business as it is presently conducted. Except for any Permitted Encumbrance, none of the WM Sellers or WM Companies has granted any person (other than a WM Company) any right to occupy any WM Real Property.
Section 2.20    Intellectual Property.
(a)    Except as would not reasonably be expected to be material to the WM Business (in respect of the WM Assets and the WM Companies), the WM Assets and the WM Companies, taken as a whole, and, to the Knowledge of the WM Sellers: (i) each of the WM Sellers and the WM Companies owns or possesses the valid right to use, all Intellectual Property used in connection with the WM Business as currently conducted; (ii) none of the WM Sellers or the WM Companies has received any written notice alleging infringement or misappropriation of any Third Party Intellectual Property rights by the operation of the WM Business; and (iii) no third party is infringing or misappropriating any of the WM Intellectual Property owned by any of the WM Sellers (with respect to the WM Business) or the WM Companies.
(b)    Except as would not reasonably be expected to be material to the WM Business (in respect of the WM Assets and the WM Companies), the WM Assets and the WM Companies, taken as a whole, the WM Sellers (with respect to the WM Business) and the WM Companies have (i) complied with their published privacy policies, contractual obligations and all applicable Laws, in each case, concerning the privacy or security of personally identifiable information, and (ii) taken commercially reasonable measures to protect personally identifiable information, in their possession against loss, damage, unauthorized access, or other misuse. To the Knowledge of the WM Sellers, during the last three (3) years there has been no loss, unauthorized access, or other misuse of any personally identifiable information held by the WM Sellers (related to the WM Business) or the WM Companies other than any such incident that did not trigger a notification or reporting requirement under any applicable Laws concerning the privacy or security of such personally identifiable information.
Section 2.21    WM Financial Information. Except as set forth on Schedule 2.21, all financial information provided by the WM Parent, its Affiliates or Representatives to the Buyer prior to the Closing Date in connection with the transactions contemplated by this Agreement with respect to the WM Business, the WM Companies or the WM Assets (such information, the “WM Financial Information”) was derived from the books and records of the WM Sellers and their Affiliates, which books and records have been maintained in the WM Ordinary Course and in accordance with the WM Parent’s historical accounting policies and practices.
Section 2.22    No Other Representations. The WM Sellers are not making, nor have any duty to make, any representations or warranties, expressed or implied, of any nature whatsoever except as specifically set forth in this Article II. The Parties agree and understand that nothing in this Agreement, including this Section 2.22 shall limit any claims for Fraud.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ADS PARENT
Subject to the exceptions set forth in the Schedules (subject to Section 10.13), the ADS Parent hereby makes the representations and warranties set forth in this Article III to the Buyer. For the avoidance of doubt, the representations and warranties made by the ADS Parent are being made on behalf of the ADS Sellers and are solely in relation to the ADS Assets, the ADS Assumed Liabilities, the ADS Companies, the ADS Business and the transactions contemplated by this Agreement, and do not relate or purport to cover any other assets, businesses or operations of any ADS Seller.
Section 3.1    Organization and Qualification.
(a)    Each ADS Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of such ADS Seller’s organization, incorporation, registration or formation and has the requisite corporate or other organizational power and authority to own and operate such ADS Seller’s properties and assets, including the applicable ADS Assets, and to transact such ADS Seller’s business and the operation of the ADS Assets and the ADS Business as now conducted, except, in each case, where the failure to be in good standing is not and would not reasonably be expected to be material to the ADS Companies and would not reasonably be expected to prevent such ADS Seller from performing in all material respects its obligations under this Agreement.
(b)    Each ADS Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of such ADS Company’s organization, incorporation, registration or formation and has the requisite corporate or other organizational power and authority to own such ADS Company’s property and assets and to transact its business as now conducted.
(c)    Each ADS Company is duly qualified to do business as a foreign corporation or limited liability company and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by such ADS Company or the nature of the business conducted by such ADS Company make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing is not and would not reasonably be expected to be material to the ADS Companies, taken as a whole, except, in each case, where the failure to be in good standing is not and would not reasonably be expected to be material to the ADS Companies, taken as a whole.
(d)    The ADS Sellers have made available to the Buyer true and complete copies of the Organizational Documents of each ADS Company. No ADS Company is in violation of the provisions of its Organizational Documents in any material respect.
Section 3.2    Authority.
(a)    The ADS Parent (on behalf of itself and the other ADS Sellers) has full corporate power and authority to execute, deliver and perform this Agreement and the Other Transaction Agreements (to which it is, or is specified to be, a party) and to consummate the transactions contemplated hereby and thereby.
(b)    The execution, delivery and performance of this Agreement and the Other Transaction Agreements (to which it is, or is specified to be, a party) and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate and other proceedings on the part of each of the ADS Sellers as are necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements (to which it is, or is specified to be, a party) and the consummation of the transactions contemplated hereby and thereby.
(c)    This Agreement has been duly and validly executed and delivered by the ADS Parent (on behalf of itself and the other ADS Sellers), and this Agreement constitutes the legal, valid and binding agreement of the ADS Parent, enforceable against the ADS Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, and except that enforceability of the obligations of the ADS Parent under this Agreement may be subject to general principles of equity. Each Other Transaction Agreement has been or will be duly and validly executed and delivered by the ADS Parent or the parties thereto that are Affiliates of the ADS Parent and each such Other Transaction Agreement constitutes (or shall constitute) the legal, valid and binding agreement of the ADS Parent or of such Affiliate of the ADS Parent, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, and except that enforceability of the obligations of the ADS Parent or of such Affiliate of the ADS Parent under each such Other Transaction Agreement may be subject to general principles of equity.
Section 3.3    Capitalization; Title.
(a)    Schedule 3.3(a) sets forth the number of outstanding Equity Securities of each ADS Company and the record owner thereof. No other Equity Securities of any of the ADS Companies are issued and outstanding and the ADS Equity Interests constitute all of the issued and outstanding Equity Securities of the ADS Companies.
(b)    All of the issued and outstanding Equity Securities of the ADS Companies were validly issued and are fully paid, nonassessable and are owned beneficially and of record by the ADS Equity Sellers, as applicable, free and clear of all Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws). The ADS Equity Interests have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any Contract or any provision of applicable Law or any Organizational Document of any ADS Company.
(c)    There are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, “phantom” stock rights, stock appreciation rights, stock based performance units, convertible or exchangeable securities, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating any of the ADS Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Securities of any of the ADS Companies or obligating any of the ADS Companies to grant, extend or enter into any such agreement or commitment, or (ii) obligations of any of the ADS Companies to repurchase, redeem or otherwise acquire any securities referred to in clause (i).
(d)    Except for this Agreement, there are no voting trusts, proxies or other Contracts to which any of the ADS Companies or any of the ADS Equity Sellers is a party or is bound with respect to the voting of any of the Equity Securities of any of the ADS Companies, including any such voting trusts, proxies or other Contracts restricting or otherwise relating to the voting, dividend rights or disposition of the Equity Interests.
(e)    There are no Contracts to which any ADS Company is a party or bound thereby which require the purchase by any ADS Company of any Equity Securities of, or investment in, any Person. Each ADS Equity Seller has good and valid title to the ADS Equity Interests set forth opposite its name on Schedule 3.3(a), free and clear of any Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws) and at the Closing, such ADS Equity Seller shall deliver to the Buyer good and marketable title to such ADS Equity Interests, free and clear of any Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws).
(f)    As of the Execution Date, none of the ADS Companies have any Indebtedness except as set forth on Schedule 3.3(f)(i). At the Time of Closing, none of the ADS Companies will have any Indebtedness, except as set forth on Schedule 3.3(f)(ii).
Section 3.4    No Subsidiaries. Except as set forth on Schedule 3.4, none of the ADS Companies owns, or has any interest in, in each case, directly or indirectly, any Equity Securities in any other Person.
Section 3.5    Assets; Title; Personal Property.
(a)    Except as specifically identified on Schedule 3.5(a) and for the services contemplated by the Seller TSA and the Waste Collection Services Agreement, the ADS Assets together with the buildings, structures, furniture, fixtures, furnishings, machinery, equipment, vehicles and other items of tangible personal property owned or leased by the ADS Companies and all other properties and assets of the ADS Companies (including the ADS Real Property of the ADS Companies), are sufficient for the continued conduct of the ADS Business after the Time of Closing in substantially the same manner as conducted prior to the Time of Closing and constitute all of the rights, property and assets necessary to conduct the ADS Business as currently conducted.
(b)    At the Time of Closing, each of the ADS Companies has good and marketable title or enforceable leasehold interests, as the case may be, to all of its properties and assets, free and clear of all Encumbrances, except the Permitted Encumbrances. Set forth on Schedule 3.5(b) is a complete and accurate in all material respects list, as of the Execution Date, of each of the material tangible properties (other than the ADS Real Properties) and assets of each of the ADS Companies.
(c)    (i) At the Time of Closing, the ADS Asset Sellers, as applicable, shall have good and marketable title to the owned ADS Assets and enforceable leasehold interests in the leased ADS Assets, free and clear of all Encumbrances other than Permitted Encumbrances, (ii) by virtue of the grant, conveyance, sale, transfer, assignment and delivery of the ADS Assets hereunder, the Buyer shall receive good and marketable title to the owned ADS Assets and enforceable leasehold interests in the leased ADS Assets, free and clear of all Encumbrances other than Permitted Encumbrances and (iii) at the Time of Closing, the ADS Fixed Assets are, in all material respects, in operating condition, ordinary wear and tear excepted.
(d)    The ADS Assets and the properties and assets of the ADS Companies (including the ADS Real Property) have been maintained in all material respects in accordance with the respective ADS Sellers’ or ADS Company’s standard practices, as applicable, and no ADS Seller or ADS Company, as applicable, has deferred any reasonable maintenance or repairs of the ADS Assets or such ADS Company’s properties or assets (including the ADS Real Property), as otherwise required in accordance with such ADS Sellers’ or ADS Company’s standard practices, as applicable. Except as would not reasonably be expected to be material to the ADS Business, the tangible assets and property of the ADS Companies and those included in the ADS Assets are in good condition, ordinary wear and tear excepted.
Section 3.6    Consents and Approvals; No Violation.
(a)    Except with respect to the Retained Accounts serviced by the ADS Business, the DOJ Consent or as set forth on Schedule 3.6(a), no filing, declaration or registration with, and no permit, authorization, consent, waiver, license or approval of, any Person, including any Governmental Authority, is necessary for the consummation by the ADS Sellers of the transactions contemplated by this Agreement except as is not and would not reasonably be expected to be material to the ADS Business, the ADS Assets and the ADS Companies, taken as a whole.
(b)    Except with respect to the Retained Accounts serviced by the ADS Business or as set forth on Schedule 3.6(b), neither the execution and delivery of this Agreement or the Other Transaction Agreements, the consummation of the transactions contemplated hereby and thereby, nor the compliance by the ADS Sellers with any of the provisions hereof or thereof does or will (i) conflict with or result in any breach of any provision of the Organizational Documents of the ADS Sellers or the ADS Companies, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which any of the ADS Sellers is party or is otherwise bound by and which is applicable to the ADS Assets, the ADS Assumed Liabilities or the ADS Business or to which the ADS Companies is party, is otherwise bound by or is applicable to the properties or assets of the ADS Companies, (iii) give rise to any Encumbrance on any of the properties or assets of any of the ADS Companies or on any of the ADS Assets, or (iv) violate any Law, regulation or Order applicable to the ADS Companies or any of the ADS Companies’ properties or assets, the ADS Business or the ADS Assets; except in the case of clauses (ii), (iii) and (iv), for conflicts, breaches, violations, defaults or Encumbrances as is not and would not reasonably be expected to be material to the ADS Business (in respect of the ADS Assets and the ADS Companies), the ADS Assets and the ADS Companies, taken as a whole.
Section 3.7    Litigation. Except as set forth on Schedule 3.7, (a) none of the ADS Sellers or the ADS Companies is subject to any material Order or proposed material Order in which relief is sought involving, affecting, or relating to the ownership, operation or use of its properties or assets, or which would prevent, delay, or make illegal the transactions contemplated by this Agreement; (b) neither any of the ADS Companies nor the ADS Business is, or in the past three (3) years has been, subject to any material Order or proposed material Order and (c) there are no, and in the past three (3) years there have not been, any material Proceedings pending or threatened in writing or, to the Knowledge of the ADS Sellers, threatened orally against, involving, affecting, or relating to the ADS Assets, the ADS Business, the ADS Companies, the ADS Companies’ properties or assets (including the ADS Real Property) or the ADS Companies’ ownership, operation or use of such properties or assets (including the ADS Real Property).
Section 3.8    Tax Matters. Except as set forth on Schedule 3.8:
(a)    All material Tax Returns required to be filed with respect to the ADS Companies and the ADS Assets have been timely filed (taking into account extensions), and all such Tax Returns are true and complete in all material respects.
(b)    Each of the ADS Companies has timely paid (or caused to be paid) all Taxes that are due and payable, and each ADS Seller and its Subsidiaries have timely paid all other Taxes with respect to the ADS Assets that are due and payable, except in each case to the extent such unpaid Taxes are not material when taken as a whole.
(c)    There is currently no pending Proceeding or Proceeding threatened in writing by any taxing authority with respect to any material Taxes of or with respect to the ADS Companies or the ADS Assets. None of the ADS Companies (and, in respect of the ADS Assets, none of the ADS Sellers or their Affiliates have) waived or extended any limitations period relating to material Taxes or material Tax Returns.
(d)    None of the ADS Companies has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement, other than (i) agreements solely between the ADS Companies and (ii) customary commercial agreements with Third Parties entered into in the ADS Ordinary Course.
(e)    None of the ADS Companies (i) has been a member of an affiliated, consolidated, combined or unitary group (other than one of which the ADS Parent was the common parent or the Parent Group) for U.S. federal income tax purposes or (ii) has any material Liability for any Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.
(f)    Within the past two (2) years none of the ADS Companies has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).
(g)    There are no material Encumbrances for Taxes on any of the ADS Assets or any assets of the ADS Companies, except statutory Encumbrances for Taxes that are not yet due or Encumbrances for Taxes which are being contested in good faith by appropriate proceedings.
(h)    Each of the ADS Companies that is organized as a limited liability company is properly characterized for U.S. federal income tax purposes as a disregarded entity.
Section 3.9    Material Contracts.
(a)    Set forth on Schedule 3.9(a) is a complete and accurate list as of the Execution Date, of each Contract, other than any Contract in respect of a Retained Account or any Section 8.2 Contract, to which any of the ADS Companies is a party or is otherwise bound by or to which any of the ADS Sellers is party or is otherwise bound by and which is applicable to the ADS Assets or the ADS Assumed Liabilities (each such Contract required to be set forth on Schedule 3.9(a), together with each Contract entered into after the Execution Date that would have been required to be set forth on Schedule 3.9(a) if it had been entered into as of the Execution Date, an “ADS Material Contract”) which:
(i)    involves payments (including under any operating leases), performance or services or delivery of goods to or by any ADS Company of an amount in excess of $[***] in the prior twelve (12) month period (provided, however, that solely in respect of ADS Material Contracts that are customer Contracts, the period shall be May 31, 2019 through May 31, 2020);
(ii)    (x) limits or purports to limit the freedom of any ADS Company or any of its Affiliates (including, following the Closing, the Buyer and its Affiliates) to (A) engage in any line of business or to compete in any business or with any person within any geographic area or (B) acquire the assets or securities of another Person, or otherwise materially restricts any ADS Company’s ability to hire or solicit business from any Person or (y) could require the disposition of any material assets or line of business of any ADS Company or any material portion of the ADS Business;
(iii)    is related to an acquisition, divestiture, merger or similar transaction involving an ADS Company or the ADS Business entered into in the past three (3) years or that contains any obligations, financial covenants, indemnities or other similar payment obligations (including “earn-out” or other contingent payment obligations) that are still in effect and would reasonably be expected to result in the receipt or making of future payments in excess of $[***], except for any acquisitions, divestitures or similar transactions of equipment or similar assets made in the ADS Ordinary Course;
(iv)    contains a put, call or similar right pursuant to which any ADS Seller (with respect to the ADS Business) or ADS Company could be required to purchase or sell, as applicable, any Equity Securities or assets of any Person (in the case of assets, having a purchase price in excess of $[***]);
(v)    provides for exclusive rights for the benefit of any Third Party, grants “most favored nation” status, contains minimum volume or purchase commitments, or requires any ADS Seller or ADS Company or any of its Subsidiaries to provide any minimum level of service, in each case which are, or in a manner that is, material to the ADS Business (in respect of the ADS Companies and the ADS Assets);
(vi)    provides for indemnification by any ADS Company of any Person, except for Contracts entered into in the ADS Ordinary Course;
(vii)    is a settlement or similar agreement pursuant to which the Buyer or its Affiliates (including, after the Closing, any ADS Company) will be required to make payments in excess of $[***] following the Closing;
(viii)    provides for a direct or indirect advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in each case by any ADS Company, except for advances, loans or extensions of credit in the ADS Ordinary Course and which do not exceed $[***]; and
(ix)    (A) is an employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement, policy or Contract with respect to any ADS Business Employee or ADS Consultant that (x) provides (or is reasonably expected to provide) for aggregate cash compensation in excess of $[***] to any ADS Business Employee or ADS Consultant in any calendar year (other than ordinary at-will employment or similar agreements terminable upon less than thirty (30) days’ notice and without any Liability to any ADS Business Employee or ADS Consultant), (y) provides for (or otherwise increases or modifies) any payments or benefits in connection with the transactions contemplated hereby or (z) is not terminable on less than thirty (30) days’ notice (or pay in lieu of notice); or (B) is a Collective Bargaining Agreement.
(b)    True and complete copies of each ADS Material Contract (including any ADS Assumed Contract that is an ADS Material Contract) set forth on Schedule 3.9(a) have been made available to the Buyer on or prior to the Execution Date (except that (1) with respect to customer Contracts, copies of certain customer Contracts for each location or site comprising the ADS Business have been redacted and made available (in such redacted form) to the Buyer on or prior to the Execution Date, and true, complete and unredacted copies of such Contracts will be made available to the Buyer at least two (2) Business Days prior to the Closing Date, (2) with respect to copies of any other ADS Material Contract or ADS Assumed Contract that is a customer Contract that is competitively sensitive (as determined by the ADS Sellers in their reasonable discretion) and which has been redacted, true, complete and unredacted copies of such Contracts will be made available to the Buyer at least two (2) Business Days prior to the Closing Date, and (3) with respect to the local vendor or supplier Contracts referenced in item 1(b) set forth on Schedule 1.3(a)(iv), true and complete copies of such Contracts will be made available to the Buyer within fifteen (15) Business Days following the Execution Date). Except as set forth in Schedule 3.9(b) or as does not and would not reasonably be expected to be material to the ADS Business (in respect of the ADS Assets and the ADS Companies), the ADS Assets and the ADS Companies, taken as a whole: (i) all ADS Material Contracts, ADS Assumed Contracts and Section 8.2 Contracts (in respect of the ADS Business) are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally; (ii) no default or breach has occurred nor has there occurred an event or condition which with the passage of time or the giving of notice (or both) would constitute a default or a breach by the applicable ADS Seller any ADS Company, or, to the Knowledge of the ADS Sellers, any other party to any such ADS Material Contract, ADS Assumed Contract or Section 8.2 Contracts (in respect of the ADS Business); (iii) none of the ADS Asset Sellers has received any written notice or, to the Knowledge of the ADS Sellers, oral notice that any Person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any ADS Material Contract, ADS Assumed Contract or Section 8.2 Contracts (in respect of the ADS Business); and (iv) (A) no ADS Seller or ADS Company, nor any other party to any ADS Material Contract, ADS Assumed Contract or Section 8.2 Contracts (in respect of the ADS Business) has exercised in writing or, to the Knowledge of the ADS Sellers, otherwise, any termination rights with respect thereto, and (B) no ADS Seller or ADS Company, nor any other party to any ADS Material Contract, ADS Assumed Contract or Section 8.2 Contracts (in respect of the ADS Business) has given written or, to the Knowledge of the ADS Sellers, oral notice of any material dispute with respect thereto.
Section 3.10    Compliance with Laws; Permits.
(a)    Except as set forth in Schedule 3.10(a) or as would not reasonably be expected to be material to the ADS Business (in respect of the ADS Assets and the ADS Companies), the ADS Assets, and the ADS Companies, taken as a whole: (i) the ADS Business, the ADS Companies and the ADS Assets are being operated, and in the past three (3) years have been operated, in compliance with all applicable Laws, Orders and ADS Permits; and (ii) none of the ADS Companies, nor any of the ADS Sellers in respect of the ADS Assets or the ADS Business has received, during the past three (3) years (or earlier if remaining unresolved), any written communication, or, to the Knowledge of the ADS Sellers, oral communication from a Governmental Authority that alleges any, and, to the Knowledge of the ADS Sellers, there is no investigation pending by a Governmental Authority with respect to any, violation of any Laws or Orders applicable to the conduct of the ADS Business or by which any ADS Asset is bound or affected.
(b)    Except as set forth on Schedule 3.10(b)(1) or as would not reasonably be expected to be material to the ADS Business (in respect of the ADS Assets and the ADS Companies), the ADS Assets, and the ADS Companies, taken as a whole: (i) each of the ADS Companies or the ADS Sellers, as applicable, has, and in the past three (3) years has had, all ADS Permits (which ADS Permits include all ADS Permits issued pursuant to, or in respect of, any Environmental Law) necessary to enable it to conduct the ADS Business and operate the ADS Assets and the assets and properties of the ADS Companies as are currently conducted or operated; and (ii) each ADS Company and ADS Seller, as applicable, is and has been in compliance with the terms and conditions of all ADS Permits and all of the ADS Permits are currently valid, in good standing and in full force and effect. None of the ADS Companies nor any of the ADS Sellers, as applicable, has received any written or, to the Knowledge of the ADS Sellers, oral notification from any Governmental Authority of its intent to suspend, terminate or materially and adversely modify any material ADS Permit. Schedule 3.10(b)(2) sets forth a complete list of all ADS Permits that are material to the ADS Business (in respect of the ADS Assets and the ADS Companies) , the ADS Assets, and the ADS Companies, taken as a whole (including such ADS Permits issued pursuant to, or in respect of, any Environmental Law).
(c)    Each ADS Seller (to the extent it relates to the ADS Business), each ADS Company and the ADS Business, and each of their respective directors, officers, and to the Knowledge of the ADS Sellers, employees and agents, and any other Person acting on behalf of any of the foregoing, is, and in the last five (5) years has been, in compliance with all applicable Anti-Corruption Laws.
(d)    None of the ADS Sellers (to the extent it relates to the ADS Business), none of the ADS Companies, nor the ADS Business nor any director or officer of the ADS Sellers, the ADS Parent or the ADS Companies or, to the Knowledge of the ADS Sellers, any other Person acting on its behalf has offered, given, authorized, or promised, anything of value, directly or indirectly, to any Person, including to any Public Official, for the purpose of (i) improperly influencing any official act or decision of such Person; (ii) inducing such Person to do or omit to do any act in violation of a lawful duty; or (iii) securing any improper benefit or favor for the ADS Companies, or the ADS Business or in connection with this Agreement.
(e)    No officers, directors, majority owners or, to the Knowledge of the ADS Sellers, employees, in each case, of any ADS Company is a Public Official.
(f)    None of the ADS Sellers (to the extent it relates to the ADS Business), nor any of the ADS Companies has made a voluntary, directed, or involuntary written disclosure, or to the Knowledge of the ADS Sellers, oral disclosure to any Governmental Authority (including but not limited to the U.S. Department of Justice, U.S. Securities Exchange Commission, or U.K. Securities Fraud Office) with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law.
Section 3.11    No Broker’s or Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the ADS Sellers or the ADS Companies or their Subsidiaries for which the Buyer, the ADS Companies or any of their Subsidiaries shall have any responsibility.
Section 3.12    Benefit Plans.
(a)    Schedule 3.12(a) sets forth a complete and accurate list of each ADS Plan. The ADS Sellers have made available to the Buyer true and complete copies of, or a written description of all material terms of, each ADS Plan.
(b)    Except as would not reasonably be expected to result in material Liability to the ADS Business, the ADS Assets, any of the ADS Companies, the Buyer or any of their Affiliates: (i) each ADS Company Plan has been maintained, operated and administered in compliance in all respects with its terms and with the requirements of applicable Law; (ii) all contributions or payments due to date have been made timely and in compliance with the terms of each ADS Company Plan and applicable Law; (iii) no failure to pay premiums due or payable with respect to insurance policies relating to each ADS Company Plan has resulted in default under any such policies; and (iv) there are no pending or, to the Knowledge of the ADS Sellers, threatened Proceedings against any ADS Company Plan by any ADS Business Employee or any Governmental Authority or otherwise involving any ADS Company Plan or the assets of any such plan (other than routine claims for benefits made in the ADS Ordinary Course). Each ADS Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or, with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype plan or volume submitter plan sponsor, as to its qualification and to the effect that the plan’s related trust is exempt from federal income taxes under Section 501(a) of the Code, and, to the Knowledge of the ADS Sellers, nothing has occurred that could reasonably be expected to result in the revocation of such favorable determination.
(c)    With respect to each ADS Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) no such plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 and 303 of ERISA) applicable to such plan, whether or not waived, and no application for a waiver of the minimum funding standard with respect to any such plan has been submitted; (ii) neither the consummation of the transactions contemplated hereby nor any other event that has occurred or condition that exists would result in, or reasonably be expected to result in any lien on any assets of any ADS Company or any of its Affiliates or any Liability to any ADS Company or the Buyer or any of their Affiliates under Title IV of ERISA; (iii) no proceeding has been initiated to terminate such plan; and (v) no ADS Company, ADS Seller or any of their respective ERISA Affiliates has engaged in any transaction described in Sections 4069 of ERISA.
(d)    With respect to each ADS Multiemployer Plan, no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied in full. With respect to each ADS Multiemployer Plan that is (or at any time has been) contributed to (or been obligated to be contributed to) by any ADS Company or any of their Subsidiaries, (i) no such ADS Company has failed to make plan contributions on a timely basis or incurred any unsatisfied Liability in respect of or in relation to any Tax under Section 4971 of the Code (or the avoidance thereof); (ii) neither the consummation of the transactions contemplated hereby nor any other event that has occurred or condition that exists would result in, or reasonably be expected to result in any lien on any assets of (or any Liability to) any ADS Company or any of its Subsidiaries or the Buyer or any of its Affiliates under Title IV of ERISA; (iii) no proceeding has been initiated to terminate such plan; and (iv) no ADS Company nor any of its ERISA Affiliates has engaged in any transaction described in Sections 4212(c) of ERISA.
(e)    No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any ADS Business Employee, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any ADS Business Employee, in each case as a result of a failure to comply with Section 409A of the Code with respect to any ADS Company Plan. No ADS Business Employee is entitled to receive any gross-up or additional payment in connection with any Tax imposed under Section 409A or Section 4999 of the Code.
(f)    No ADS Company Plan, fiduciary of such plan or administrator of such plan has taken any action, or failed to take any action, which action or failure could subject the Buyer or any of its Affiliates, or any ADS Business Employee, to any Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws (including any Liability for breach of any fiduciary duty or any prohibited transaction (as defined in Section 4975 of the Code, any Liability pursuant to Section 502 of ERISA or any Tax imposed pursuant to Section 4976 of the Code), with respect to or in connection with any ADS Company Plan. None of the ADS Companies is bound by or otherwise subject to any agreement or Contract related to any Liability under Section 4204 of ERISA.
(g)    Except as provided in Section 5.9(a), none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any ADS Business Employee to any compensation or benefit; (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation, benefits or other obligation for any ADS Business Employee or (iii) result in the payment of any “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
Section 3.13    Employment and Labor Matters.
(a)    Except as set forth in Schedule 3.13(a), with respect to the ADS Business or the operation of the ADS Assets, neither any of the ADS Sellers nor any of the ADS Companies is a party to or otherwise bound by (i) any Collective Bargaining Agreement, (ii) any written agreement providing for the employment of any employee(s) of the ADS Companies or employee(s) of the ADS Sellers or their Affiliates (including the ADS Companies) primarily involved in the operation of the ADS Assets (the “ADS Business Employees”) other than on an at-will basis, or (iii) any agreement with an individual independent contractor (either directly or through any Person through which such individual provides services) for the provision of consulting or other professional services (the “ADS Consultants”) which is not cancelable without penalty (or payment in lieu of notice) on less than thirty (30) days’ notice. With respect to each Collective Bargaining Agreement, ADS Sellers and ADS Companies are in compliance in all material respects with its terms and with the requirements of applicable Law. With respect to this Agreement and the transactions contemplated hereby, there are no consultation, consent, assumption, approval, opinion or similar obligations under any Collective Bargaining Agreement, except to the extent expressly provided in the Collective Bargaining Agreements in Schedule 3.13(a).
(b)    Except as set forth in Schedule 3.13(b), within the last five (5) years, neither any of the ADS Sellers nor any of the ADS Companies has experienced, whether pending or, to the Knowledge of the ADS Sellers, are currently threatened, any material labor disputes, strikes, slowdowns, or work stoppages due to labor disagreements or to the Knowledge of the ADS Sellers any union organization attempts or activities, in each case in connection with the ADS Business, the operation of the ADS Assets or the ADS Business Employees. Except as set forth in Schedule 3.13(b), there are no (and within the last five (5) years have not been any) material grievances or material unfair labor practice charges or other material Proceedings pending or, to the Knowledge of the ADS Sellers, threatened in writing against ADS Seller or any of the ADS Companies before the National Labor Relations Board or any Governmental Authority with respect to any ADS Business Employee or any current or former employee of the ADS Sellers or their Affiliates primarily involved in the operation of the ADS Assets or the ADS Companies.
(c)    None of the ADS Sellers and any of their Affiliates (including the ADS Companies) has engaged in or effectuated any “plant closing” or “mass layoff” (in each case, as defined in the WARN Act) that (i) has affected any site of employment or one or more facilities or operating units within any site of employment or facility of the ADS Sellers and any of their Affiliates (including the ADS Companies) at which any ADS Business Employees were employed and (ii) for which there remains any outstanding obligation or Liability.
(d)    Except to the extent set forth in Schedule 3.13(d), in each case with respect to the ADS Business, the ADS Assets or the ADS Business Employees, (i) no material grievance nor any material arbitration or other Proceedings arising out of or under Collective Bargaining Agreements, is pending or, to the Knowledge of the ADS Sellers, threatened; and (ii) there are no material Proceedings against any of the ADS Sellers or the ADS Companies concerning alleged employment discrimination or other employment related matters pending or, to the Knowledge of the ADS Sellers, threatened before the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor or any other Governmental Authority.
(e)    ADS Sellers and their Affiliates (including the ADS Companies) are in compliance in all material respects with all applicable Laws relating to employment or labor practices, including those related to hiring, background checks, wages, pay equity, hours, collective bargaining and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, health and safety, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues, the payment or withholding of social security and other payroll Taxes, classification of exempt and non-exempt employees and employee leasing, and do not have any outstanding material liability for any arrears of wages, other compensation or benefits (other than such Liabilities that have been incurred in the ADS Ordinary Course), in each case with respect to the ADS Business Employees and the ADS Business.
Section 3.14    Absence of Certain Changes. Except (w) as set forth on Schedule 3.14, (x) as expressly provided for or expressly contemplated by this Agreement, (y) as required by applicable Law, or (z) for any actions taken (including the cessation or reduction of activities), or any plans, procedures and practices adopted (and compliance therewith), in connection with the coronavirus outbreak (including measures undertaken to mitigate risks associated therewith), since March 31, 2020 until the Execution Date, (a) the ADS Business has been conducted or operated in the ADS Ordinary Course, (b) there has not been any event or condition that has, or would be reasonably expected, to have a Material Adverse Effect and (c) the ADS Sellers and the ADS Companies have not taken any action that would have required the consent of the Buyer pursuant to Section 5.1(b) if it had been taken after the Execution Date and prior to the Closing Date.
Section 3.15    Environmental.
(a)    Except as set forth in Schedule 3.15(a) or as is not and would not reasonably be expected to be material to the ADS Business, the ADS Assets, and the ADS Companies, taken as a whole:
(i)    the ADS Companies, the ADS Business and the ADS Assets have been operated in compliance with all Environmental Laws and with all ADS Permits issued pursuant to Environmental Laws;
(ii)    to the extent relating to Environmental Laws, none of the ADS Sellers or the ADS Companies has received any notice of violation relating to the operation of the ADS Assets or the conduct of the ADS Business that is not fully resolved, and there are no non-compliance orders, warning letters, settlement agreements, Orders, Proceedings, investigations or actions pending or in existence that reasonably would result in a Loss;
(iii)    with respect to the ADS Companies, the ADS Business or the ADS Assets, none of the ADS Sellers or the ADS Companies (A) has received any notice of an alleged or actual Environmental Liability, (B) is identified as or alleged to be, pursuant to Environmental Laws, a responsible or potentially responsible party for any Release of Hazardous Materials, or (C) has Released, treated, stored or disposed of Hazardous Materials at, to or under any real property as would reasonably result in a Loss pursuant to Environmental Laws; and
(iv)    with respect to the ADS Companies, the ADS Business or the ADS Assets, (x) to the Knowledge of the ADS Sellers, none of the ADS Sellers or the ADS Companies has incurred any liability under any Environmental Laws or (y) except in the ADS Material Contracts or the ADS Assumed Contracts, has assumed any Liability of any other Person arising out of or pursuant to Environmental Laws.
(b)    The ADS Sellers have provided or otherwise made available to the Buyer all material Phase I, Phase II and similar material environmental audits, reports, and assessments concerning the ADS Business and the ADS Assets that are in the possession, custody or control of ADS Sellers.
Section 3.16    Affiliate Relationships. Other than as set forth on Schedule 3.16, (i) there are no Contracts or transactions between any of the ADS Companies, ADS Parent or any of the ADS Sellers, on the one hand, and any Affiliate, officer, director or manager of any ADS Company, ADS Parent, any ADS Seller, any WM Company, WM Parent, any WM Seller or any such Affiliate thereof, on the other hand, that relate to the ADS Business or the ADS Assets, (ii) none of the ADS Companies is party to any Contract with any Affiliate of the ADS Parent or any ADS Seller (other than the ADS Companies) relating to any business of the ADS Parent, the ADS Sellers and their Affiliates (other than the ADS Companies) that is not the ADS Business and (iii) no Affiliate, officer, director or manager of any ADS Company, ADS Parent, any ADS Seller or any Affiliate of the foregoing has any direct ownership interest in any material property or asset owned by any ADS Company or in any of the ADS Assets other than as a shareholder of the ADS Parent (each such Contract, transaction or ownership interest described in clauses (i) through (iii) and each matter as set forth on Schedule 3.16, an “ADS Affiliate Agreement”).
Section 3.17    Performance Bonds; Letters of Credit; Financial Assurances. Set forth on Schedule 3.17 are all of the outstanding performance bonds, letters of credit and other financial assurances provided by or on behalf of the ADS Sellers or the ADS Companies with respect to the ADS Assets or the ADS Business. True and complete copies of such performance bonds, letters of credit and other financial assurances listed on Schedule 3.17 have been made available to the Buyer.
Section 3.18    Insurance. Schedule 3.18 sets forth a list of all material policies or binders of property, general liability, workmen’s compensation, automobile liability and pollution legal liability insurance held by or on behalf of any of the ADS Sellers or the ADS Companies in connection with the conduct of the ADS Assets or the ADS Business (the “ADS Company Policies”). All premiums due and payable under the ADS Company Policies have been paid. The ADS Company Policies are in full force and effect in accordance with their terms in all material respects. Where applicable, each of the ADS Companies has complied in all material respects with the provisions of the ADS Company Policies. None of the ADS Sellers or ADS Companies has received any written notice of any pending or threatened cancellation with respect to any of the ADS Company Policies which would have a material effect on the WM Business (in respect of the WM Companies and WM Assets) or of any material changes that are required in the conduct of the business as a condition to the continuation of coverage under, or renewal of, any such ADS Company Policy. There is no material claim related to or involving the ADS Business, the ADS Assets or the ADS Companies by any ADS Seller or any ADS Company pending under any ADS Company Policy as to which any ADS Seller or any ADS Company has received written notice that coverage has been denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights (other than a customary reservation of rights notice for claims where the insurer subsequently accepted coverage).
Section 3.19    Real Estate.
(a)    Each of the ADS Asset Sellers and ADS Companies, as applicable, has good, marketable and valid title to, or a valid leasehold interest in (subject to no Encumbrances other than Permitted Encumbrances) (i) the real property (together with all improvements located thereon and all of the rights and appurtenances to the real property including all right, title, and interest in all air and water rights and easements and rights of way, in each case pertaining to the real property, and all strips and gores adjoining the real property) in which such ADS Asset Seller or ADS Company has a fee simple interest (which is set forth on Schedule 3.19(a)) (the “ADS Owned Real Property”), and (ii) (x) the real property (together with all improvements located thereon) to which such ADS Asset Seller or ADS Company has a legal right pursuant to an agreement or conveyance, including easements, rights-of-way or other real property interests and which are material to the conduct of the ADS Assets or the ADS Business (in respect of the ADS Assets and the ADS Companies) and (y) ground leases, leases and subleases of real property (together with all improvements located thereon) pursuant to written agreements entered into by an ADS Asset Seller or ADS Company (each, an “ADS Existing Lease”) (clauses (x) and (y), collectively, the “ADS Leased Real Property” and together with the ADS Owned Real Property, the “ADS Real Property”). Such ADS Existing Leases have not been assigned nor have the premises demised thereunder been subleased or licensed, in whole or in part, by any ADS Asset Seller or ADS Company. A complete and accurate, in all material respects, list of the ADS Owned Real Property and all material ADS Leased Real Property (and the owner or lessee, as applicable, thereof and the tax parcel identification numbers of each parcel thereof) is set forth on Schedule 3.19(a).
(b)    True, correct and complete copies of all material ADS Existing Leases in effect as of the Execution Date relating to the ADS Leased Real Property (including all ADS Existing Leases in respect of the ADS Leased Real Property set forth on Schedule 3.19(a)) have been made available to the Buyer. All such ADS Existing Leases are valid, binding and in full force and effect and are enforceable against the ADS Asset Seller or ADS Company party thereto and, to the Knowledge of the ADS Sellers, the other parties thereto in accordance with their terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and subject, as to enforceability, to general equity principles. None of the ADS Sellers or any of the ADS Companies has received written notice of any, and, to the Knowledge of the ADS Sellers there is no material default under any material ADS Existing Leases.
(c)    Except as would not reasonably be expected to be material to the ADS Business (in respect of the ADS Assets and the ADS Companies), the ADS Assets and the ADS Companies, taken as a whole, (i) the ADS Companies have received no notice in writing of any pending or threatened condemnation, rezoning or taking actions pending respecting any ADS Real Property and (ii) to the Knowledge of the ADS Sellers, all roads necessary for the conduct of the ADS Business or the operation of the ADS Assets have either been completed or the applicable ADS Seller or ADS Company possesses all necessary rights-of-way therefor. The ADS Real Property constitutes all of the real property currently used or held by any ADS Seller, ADS Parent or any of their respective Affiliates, or required, to conduct the ADS Business as it is presently conducted. Except for any Permitted Encumbrance, none of the ADS Sellers or ADS Companies has granted any person (other than a ADS Company) any right to occupy any ADS Real Property.
Section 3.20    Intellectual Property.
(a)    Except as would not reasonably be expected to be material to the ADS Business (in respect of the ADS Assets and the ADS Companies), the ADS Assets and the ADS Companies, taken as a whole, and, to the Knowledge of the ADS Sellers: (i) each of the ADS Sellers and ADS Companies owns or possesses the valid right to use, all Intellectual Property used in connection with the ADS Business as currently conducted; (ii) none of the ADS Sellers or the ADS Companies has received any written notice alleging infringement or misappropriation of any Third Party Intellectual Property rights by the operation of the ADS Business; and (iii) no third party is infringing or misappropriating any of the ADS Intellectual Property owned by any of the ADS Sellers (with respect to the ADS Business) or the ADS Companies.
(b)    Except as would not reasonably be expected to be material to the ADS Business (in respect of the ADS Assets and the ADS Companies), the ADS Assets and the ADS Companies, taken as a whole, the ADS Sellers (with respect to the ADS Business) and ADS Companies have (i) complied with their published privacy policies, contractual obligations and all applicable Laws, in each case, concerning the privacy or security of personally identifiable information, and (ii) taken commercially reasonable measures to protect personally identifiable information in their possession against loss, damage, unauthorized access, or other misuse. To the Knowledge of the ADS Sellers, during the last three (3) years there has been no loss, unauthorized access, or other misuse of any personally identifiable information held by the ADS Sellers (related to the ADS Business) or the ADS Companies other than any such incident that did not trigger a notification or reporting requirement under any applicable Laws concerning the privacy or security of such personally identifiable information.
Section 3.21    ADS Financial Information. All financial information provided by the ADS Parent, its Affiliates or Representatives to the Buyer prior to the Closing Date in connection with the transactions contemplated by this Agreement with respect to the ADS Business, the ADS Companies or the ADS Assets (such information, the “ADS Financial Information”) was derived from the books and records of the ADS Sellers and their Affiliates, which books and records have been maintained in ADS Ordinary Course and in accordance with the ADS Parent’s historical accounting policies and practices.
Section 3.22    No Other Representations. The ADS Sellers are not making, nor have any duty to make, any representations or warranties, expressed or implied, of any nature whatsoever except as specifically set forth in this Article III. The Parties agree and understand that nothing in this Agreement, including this Section 3.22 shall limit any claims for Fraud.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby makes, as of the Execution Date and as of the Closing Date, the representations and warranties set forth in this Article IV to the WM Parent and the ADS Parent.
Section 4.1    Organization and Qualification.
(a)    The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, incorporation, registration or formation and has the requisite corporate or other organizational power and authority to own its properties and assets.
(b)    The Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which its properties and assets are owned, leased or operated or the nature of the business conducted by the Buyer makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing does not and would not reasonably be expected to result in a material adverse effect.
(c)    The Buyer, or, if the Buyer is a disregarded entity for U.S. federal income tax purposes, the Buyer’s regarded owner, is a U.S. corporation for U.S. federal income tax purposes.
Section 4.2    Authority.
(a)    The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
(b)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all corporate proceedings on the part of the Buyer as is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.
(c)    This Agreement has been duly and validly executed and delivered by the Buyer, and this Agreement constitutes the legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, and except that enforceability of the obligations of the Buyer under this Agreement may be subject to general principles of equity.
Section 4.3    Consents and Approvals; No Violation.
(a)    Except for the DOJ Consent, no filing or registration with, and no permit, authorization, consent or approval of, any Person, including any Governmental Authority, is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.
(b)    Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by the Buyer with any of the provisions hereof will, (i) conflict with or result in any breach of any provision of the Organizational Documents of the Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which the Buyer is a party or by which any of the Buyer’s properties or assets may be bound or (iii) violate any Law, regulation or Order applicable to the Buyer or the Buyer’s properties or assets; except for conflicts, breaches, violations or defaults that would not prevent or materially delay the consummation of the transactions contemplated hereby to which the Buyer is, or will be, a party or to materially impair the Buyer’s ability to perform its obligations under this Agreement or the transactions contemplated hereby to which it is, or will be, a party.
Section 4.4    No Broker’s or Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer for which, the Sellers, the Companies or any of their Affiliates shall have any responsibility.
Section 4.5    Litigation. Except for those Orders, proposed Orders and Proceedings that do not and would not reasonably be expected to result in a material adverse effect on the Buyer or its ability to consummate the transactions contemplated hereby, (a) the Buyer is not subject to any Order or proposed Order in which relief is sought which would prevent, delay, or make illegal the transactions contemplated by this Agreement and (b) there are no Proceedings pending or, to the knowledge of the Buyer, threatened against, involving, affecting, or relating to the Buyer or the Buyer’s participation in the transactions contemplated hereby.
Section 4.6    Investment Representations. The Buyer acknowledges that the Equity Interests have not been registered under the Securities Act or registered to qualify under any applicable state securities Laws. The Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933. The Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Equity Interests and at the Time of Closing will have the ability to bear the economic risk of this investment. The Buyer’s acquisition of the Equity Interests is solely for its own account for investment, and the Buyer is not acquiring such Equity Interests for the account of any other person or with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
Section 4.7    Sufficiency of Funds. The Buyer will have (through cash on hand and available credit) at the Time of Closing sufficient cash on hand to enable it to (a) pay the Estimated Purchase Price and any adjustment pursuant to Section 1.5, (b) pay any and all fees and expenses required to be paid by the Buyer and its Affiliates in connection with the transactions contemplated hereby and (c) consummate the transactions contemplated hereby and perform the Buyer’s obligations hereunder. The Buyer acknowledges and agrees that in no event shall the receipt or availability of any other funds or financing by the Buyer or any of its Affiliates or any other transactions be a condition to any of the Buyer’s obligations hereunder.
Section 4.8    Solvency. Assuming (a) the satisfaction of the conditions to the Buyer’s obligation to consummate the transactions contemplated hereby and pay the Estimated Purchase Price, (b) the accuracy of the representations and warranties of the WM Sellers set forth in Article II and the ADS Sellers set forth in Article III, and (c) that the WM Companies and the WM Business (with respect to the WM Assets and the WM Companies) and the ADS Companies and the ADS Business (with respect to the ADS Assets and the ADS Companies) are Solvent immediately prior to the Closing, the Buyer and its Subsidiaries, on a consolidated basis taken as a whole, will be Solvent immediately after the Closing.
Section 4.9    OFAC. None of the Buyer’s property or interests is subject to being “blocked” under any anti-terrorism laws, and neither the Buyer nor any of its Affiliates, or, to the Knowledge of the Buyer, any other Person holding any direct or indirect interest in the Buyer is in violation of any anti-terrorism laws. Neither the Buyer nor any of its Affiliates nor, to the Knowledge of the Buyer, any other Person holding any direct or indirect interest in the Buyer is a person or entity with whom United States persons or entities are restricted from doing business under regulations of OFAC (including those named on the OFAC SDN List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. The Buyer will not assign or otherwise transfer this Agreement to such persons or entities.
Section 4.10    No Other Representations. The Buyer acknowledges and agrees that the WM Parent (on behalf of itself and the other WM Sellers) is not making, nor have any duty to make, any representations or warranties, expressed or implied, of any nature whatsoever except as specifically set forth in Article II and that the ADS Parent (on behalf of itself and the other ADS Sellers) is not making any representations or warranties, expressed or implied, of any nature whatsoever except as specifically set forth in Article III. The Parties agree and understand that nothing in this Agreement, including this Section 4.10 shall limit any claims for Fraud.
ARTICLE V
PRE-CLOSING COVENANTS OF THE PARTIES
Section 5.1    Conduct of the Business.
(a)    From the Execution Date until the Time of Closing (the “Interim Period”), except (v) as expressly permitted or contemplated by this Agreement, (w) as set forth on Schedule 5.1(a), (x) as consented to or approved by the Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed) or (y) as required by applicable Law, subject to Section 5.1(d) to the extent applicable, or (z) subject to Section 5.1(d), for any actions taken (including the cessation or reduction of activities), or any plans, procedures and practices adopted (and compliance therewith), in connection with the mitigation (or attempted mitigation) of risks associated with the coronavirus outbreak, the WM Parent covenants and agrees that it will cause the WM Companies or WM Sellers (with respect to the WM Business and WM Assets), as applicable, to:
(i)    operate the WM Assets and the WM Business in the WM Ordinary Course;
(ii)    use commercially reasonable efforts consistent with past practice to preserve intact in all material respects the business organizations and goodwill of the WM Business, the services of the present officers and key employees of the WM Business, as well as the services of other officers and employees of the WM Parent and its Subsidiaries that are identified on Schedule 5.9(a), and the goodwill and material business relationships with customers, suppliers and others having business relationships with the WM Business;
(iii)    not (A) sell, transfer or otherwise dispose of any of the WM Equity Interests, (B) create or permit to exist any new Encumbrance on the WM Equity Interests, any new Encumbrance on the WM Assets or any new Encumbrance on the material properties or assets of the WM Companies, as applicable (including any WM Real Property) (other than, in each case, Permitted Encumbrances and Encumbrances that will be released prior to the Time of Closing), (C) enter into any joint venture, partnership, or other similar arrangement, (D) acquire or lease any new real property, or (E) other than in the WM Ordinary Course, enter into any other agreement related to the WM Assets or any of the material properties or assets of the WM Companies, as applicable;
(iv)    not pay any dividend or make any similar distribution, other than distributions of cash on or before the Time of Closing in accordance with Section 5.8;
(v)    not (A) make, change or revoke any entity classification election, (B) make, change or revoke any other material Tax election, (C) settle or compromise any Proceeding with respect to any material Tax or material Tax Return, (D) change a material method of Tax accounting, (E) extend or waive a limitations period applicable to a material Tax or material Tax Return, in each case, other than in the WM Ordinary Course, (F) fail to file a material Tax Return or fail to pay a material Tax Liability when due (taking into account applicable extensions) or (G) make any voluntary Tax disclosure or Tax amnesty or similar submission; provided, that in the case of Income Taxes, the foregoing clauses (B) through (G) shall apply only to the extent the Buyer or the WM Companies could reasonably be expected to be bound after the Closing (or otherwise materially and adversely affected) thereby;
(vi)    not grant any increase in the compensation or benefits to any employee or officer of the WM Companies or any WM Business Employee, other than base salary and wage rate increases (A) in the WM Ordinary Course (provided such increases do not exceed [***] of the base salary or wage rate for any individual WM Business Employee) or (B) to those WM Business Employees and in such amounts as listed by the Sellers on Schedule 5.1(a)(vi);
(vii)    not grant or increase any severance, change of control, retention, termination or similar compensation or benefits to any WM Business Employee;
(viii)    not (A) amend, adopt, establish, agree to establish, negotiate, enter into or terminate, any Collective Bargaining Agreement or (B) take or refrain from taking any action, which results in or could reasonably be expected to result in a Withdrawal Event or any Withdrawal Liability that could remain with or be incurred by any WM Company (and not be timely satisfied in full by the Sellers) following the Closing;
(ix)    not transfer the employment of any employee of the WM Parent or any of its Subsidiaries from a status in which such employee would have been a WM Business Employee to a status in which such employee will not be a WM Business Employee (or vice versa), except transfers in the WM Ordinary Course;
(x)    not hire or terminate any WM Business Employee, except to hire or terminate employees in the WM Ordinary Course;
(xi)    not amend the Organizational Documents of any WM Company;
(xii)    not redeem or otherwise acquire any Equity Securities of WM Company or issue any shares of capital stock or other Equity Securities of any WM Company;
(xiii)    not split, combine or reclassify any of the Equity Securities of any WM Company, or issue, sell, pledge, or transfer any other security in respect of, in lieu of or in substitution for, the Equity Securities of any WM Company;
(xiv)    not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of any WM Company;
(xv)    with respect to the WM Companies, not loan, advance, invest or make a capital contribution to or in any Person or guarantee the indebtedness or other obligations of any Person, other than loans, advances, investments, capital contributions or guarantees (A) in any other WM Company or (B) for amounts that will be repaid in full at or prior to the Time of Closing, as applicable;
(xvi)    not sell, lease, license, transfer or otherwise dispose of any (A) WM Assets or (B) any material assets of any WM Company (including any WM Real Property), other than non-exclusive licenses unrelated to the WM Real Property and granted in the WM Ordinary Course and, in the case of clause (B), sales, transfers or dispositions of assets that are obsolete in the WM Ordinary Course and non-exclusive licenses granted in the WM Ordinary Course;
(xvii)    not (A) amend any material term of, or accelerate or grant any waiver or release or assign any material right under, cancel or voluntarily terminate (other than upon expiration or automatic termination in accordance with its terms) any WM Material Contract or WM Assumed Contract, or (B) other than in the WM Ordinary Course, enter into or renew (other than renewals at the option of the counterparty thereto) any Contract that, if in effect on the Execution Date, would be a WM Material Contract or WM Assumed Contract;
(xviii)    with respect to the WM Companies, not make or commit to make any material capital expenditures in respect of the WM Business (or to the extent it would otherwise constitute Assumed Liabilities) that would not be paid in full prior to the Time of Closing, in excess of $[***], other than (A) any capital expenditures in respect of landfill construction or for the acquisition of new equipment, trucks, containers or landfill compactors in the WM Ordinary Course, (B) with respect to bids awarded to or acquired by a WM Company that have not been serviced as of the Execution Date or are awarded or acquired by a WM Company after the Execution Date or (C) capital expenditures that are less than $[***] in the aggregate;
(xix)    not enter into any settlement with respect to, settle, waive, assign, compromise or release any Proceeding primarily relating to the WM Companies, the WM Assets or the WM Assumed Liabilities, other than any settlement or release that contemplates only the payment of money not in excess of $[***] individually or $[***] in the aggregate without ongoing limits on the conduct or operation of the WM Business and does not involve any relief other than monetary damages and results in a full release of the claims giving rise to such Proceeding; or
(xx)    not authorize, commit or agree, whether in writing or otherwise, to do any of the foregoing.
(b)    During the Interim Period, except (v) as expressly permitted or contemplated by this Agreement, (w) as set forth on Schedule 5.1(b), (x) as consented to or approved by the Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed) or (y) as required by applicable Law, subject to Section 5.1(d) to the extent applicable, or (z) subject to Section 5.1(d), for any actions taken (including the cessation or reduction of activities), or any plans, procedures and practices adopted (and compliance therewith), in connection with the mitigation (or attempted mitigation) of risks associated with the coronavirus outbreak, the ADS Parent covenants and agrees that it will cause the ADS Companies or ADS Sellers (with respect to the ADS Business and ADS Assets), as applicable, to:
(i)    operate the ADS Assets and the ADS Business in the ADS Ordinary Course;
(ii)    use commercially reasonable efforts consistent with past practice to preserve intact in all material respects the business organizations and goodwill of the ADS Business, the services of the present officers and key employees of the ADS Business, as well as the services of other officers and employees of the ADS Parent and its Subsidiaries that are identified on Schedule 5.9(a), and the goodwill and material business relationships with customers, suppliers and others having business relationships with the ADS Business;
(iii)    not (A) sell, transfer or otherwise dispose of any of the ADS Equity Interests, (B) create or permit to exist any new Encumbrance on the ADS Equity Interests, any new Encumbrance on the ADS Assets or any new Encumbrance on the material properties or assets of the ADS Companies, as applicable (including any ADS Real Property) (other than, in each case, Permitted Encumbrances and Encumbrances that will be released prior to the Time of Closing), (C) enter into any joint venture, partnership, or other similar arrangement, (D) acquire or lease any new real property, or (E) other than in the ADS Ordinary Course, enter into any other agreement related to the ADS Assets or any of the material properties or assets of the ADS Companies, as applicable;
(iv)    not pay any dividend or make any similar distribution, other than distributions of cash on or before the Time of Closing in accordance with Section 5.8;
(v)    not (A) make, change or revoke any entity classification election, (B) make, change or revoke any other material Tax election, (C) settle or compromise any Proceeding with respect to any material Tax or material Tax Return, (D) change a material method of Tax accounting, (E) extend or waive a limitations period applicable to a material Tax or material Tax Return, in each case, other than in the ADS Ordinary Course, (F) fail to file a material Tax Return or fail to pay a material Tax Liability when due (taking into account applicable extensions) or (G) make any voluntary Tax disclosure or Tax amnesty or similar submission; provided, that in the case of Income Taxes, the foregoing clauses (B) through (G) shall apply only to the extent the Buyer or the ADS Companies could reasonably be expected to be bound after the Closing (or otherwise materially and adversely affected) thereby;
(vi)    not grant any increase in the compensation or benefits to any employee or officer of the ADS Companies or any ADS Business Employee, other than base salary and wage rate increases (A) in the ADS Ordinary Course (provided such increases do not exceed [***] of the base salary or wage rate for any individual ADS Business Employee) or (B) to those ADS Business Employees and in such amounts as listed by the Sellers on Schedule 5.1(b)(vi);
(vii)    not grant or increase any severance, change of control, retention, termination or similar compensation or benefits to any ADS Business Employee;
(viii)    not (A) amend, adopt, establish, agree to establish, negotiate, enter into or terminate any Collective Bargaining Agreement or (B) take or refrain from taking any action, which results in or could reasonably be expected to result in a Withdrawal Event or any Withdrawal Liability that could remain with or be incurred by any ADS Company (and not be timely satisfied in full by the Sellers) following the Closing;
(ix)    not transfer the employment of any employee of the ADS Parent or any of its Subsidiaries from a status in which such employee would have been an ADS Business Employee to a status in which such employee will not be an ADS Business Employee (or vice versa), except transfers in the ADS Ordinary Course;
(x)    not hire or terminate any ADS Business Employee, except to hire or terminate employees in the ADS Ordinary Course;
(xi)    not amend the Organizational Documents of any ADS Company;
(xii)    not redeem or otherwise acquire any Equity Securities of ADS Company or issue any shares of capital stock or other Equity Securities of any ADS Company;
(xiii)    not split, combine or reclassify any of the Equity Securities of any ADS Company, or issue, sell, pledge, or transfer any other security in respect of, in lieu of or in substitution for, the Equity Securities of any ADS Company;
(xiv)    not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of any ADS Company;
(xv)    with respect to the ADS Companies, not loan, advance, invest or make a capital contribution to or in any Person or guarantee the indebtedness or other obligations of any Person, other than loans, advances, investments, capital contributions or guarantees (A) in any other ADS Company or (B) for amounts that will be repaid in full at or prior to the Time of Closing, as applicable;
(xvi)    not sell, lease, license, transfer or otherwise dispose of any (A) ADS Assets or (B) any material assets of any ADS Company (including any ADS Real Property), other than non-exclusive licenses unrelated to the ADS Real Property and granted in the ADS Ordinary Course and, in the case of clause (B), sales, transfers or dispositions of assets that are obsolete in the ADS Ordinary Course and non-exclusive licenses granted in the ADS Ordinary Course;
(xvii)    not (A) amend any material term of, or accelerate or grant any waiver or release or assign any material right under, cancel or voluntarily terminate (other than upon expiration or automatic termination in accordance with its terms) any ADS Material Contract or ADS Assumed Contract, or (B) other than in the ADS Ordinary Course, enter into or renew (other than renewals at the option of the counterparty thereto) any Contract that, if in effect on the Execution Date, would be an ADS Material Contract or ADS Assumed Contract;
(xviii)    with respect to the ADS Companies, not make or commit to make any material capital expenditures in respect of the ADS Business (or to the extent it would otherwise constitute Assumed Liabilities) that would not be paid in full prior to the Time of Closing, in excess of $[***], other than (A) any capital expenditures in respect of landfill construction or for the acquisition of new equipment, trucks, containers or landfill compactors in the ADS Ordinary Course, (B) with respect to bids awarded to or acquired by an ADS Company that have not been serviced as of the Execution Date or are awarded or acquired by an ADS Company after the Execution Date or (C) capital expenditures that are less than $[***] in the aggregate;
(xix)    not enter into any settlement with respect to, settle, waive, assign, compromise or release any Proceeding primarily relating to the ADS Companies, the ADS Assets or the ADS Assumed Liabilities, other than any settlement or release that contemplates only the payment of money not in excess of $[***] individually or $[***] in the aggregate without ongoing limits on the conduct or operation of the ADS Business, does not involve any relief other than monetary damages and results in a full release of the claims giving rise to such Proceeding; or
(xx)    not authorize, commit or agree, whether in writing or otherwise, to do any of the foregoing.
(c)    The foregoing shall not limit any of the ADS Sellers’ or WM Sellers’ rights to cause the ADS Companies or WM Companies, as applicable, to distribute (or otherwise transfer, assign or convey) the WM Excluded Assets and ADS Excluded Assets as described in Section 1.2(c) and Section 1.3(c), as applicable, in each case at the sole cost and expense (including any Taxes related thereto) of the applicable ADS Seller or the WM Seller.
(d)    In the event that any of the WM Parent, the WM Companies, the WM Sellers, the ADS Parent, the ADS Companies or the ADS Sellers, as applicable, intends to rely upon Section 5.1(a)(y) or (z) or Section 5.1(b)(y) or (z), as applicable, to take any action, or omit to take any action, in response or in relation to coronavirus that otherwise would be required or prohibited by Section 5.1(a) or Section 5.1(b), it shall be entitled to do so only to the extent such action or omission is materially consistent with the respective coronavirus response practice applicable across all assets, properties or businesses of the WM Parent or the ADS Parent, as applicable, in the affected geography except that any inconsistent actions or omissions may be taken if such actions or omissions are reasonably taken inconsistently as a result of applicable Law or differing levels of exposure of the applicable Asset or Company with respect to which an action needs to be taken or omitted.
Section 5.2    Consents.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer, assign, directly or indirectly, or subcontract, any asset (including any Contract, WM Permit or ADS Permit), claim or right, or any benefit arising under or resulting from such asset, claim or right, if an attempted transfer, direct or indirect assignment or subcontract thereof, without the consent or waiver of a Third Party (each, a “Consent”) would (i) constitute a breach or other contravention of the rights of such Third Party, (ii) be ineffective with respect to any party to a Contract (or, to the extent transferable, a WM Permit or ADS Permit) concerning such asset, claim or right or (iii) in any way adversely affect the rights of any of the Sellers or their respective Affiliates or, upon transfer, the Buyer under such asset, claim or right, it being understood that any such transfer, assignment or assumption shall be made subject to such Consent being obtained, provided that to the extent such Consent is not obtained in accordance with the provisions of this Section 5.2, the provisions of Section 8.1 shall apply to such asset, claim or right.
(b)    Following the Execution Date until the Closing Date, the Parties shall cooperate with each other and use their respective reasonable best efforts, subject to the other terms of, and without limiting anything contained in, this Agreement, to obtain all material Consents, including those set forth on Schedule 5.2(a), including, in the case of the WM Parent and the ADS Parent, as applicable, using reasonable best efforts (or causing its respective Subsidiaries to use their reasonable best efforts) to secure Consent to transfer or assign to the Buyer all WM Assumed Contracts, Contracts of the WM Companies, ADS Assumed Contracts, Contracts of the ADS Companies, Contracts with respect to the Buyer Assigned Accounts, WM Assumed Permits and ADS Assumed Permits (to the extent transferable or assignable), as applicable; provided that, following the date on which true and complete copies of the customer Contracts referenced in the first sentence of Section 2.9(b) and Section 3.9(b) are made available to the Buyer as contemplated therein, the parties shall cooperate in good faith to promptly identify and mutually agree upon a list of material Consents in respect of such customer Contracts to be set forth on Schedule 5.2(a) and to update Schedule 5.2(a) to reflect such Consents, which updated Schedule 5.2(a) shall constitute Schedule 5.2(a) for all purposes of this Agreement.
(c)    [***]
(d)    The Buyer further expressly acknowledges that none of the Consents is a condition to the consummation of the transactions contemplated hereby and the Buyer acknowledges that no condition shall be deemed not satisfied as a result of (i) the failure to obtain any Consents, (ii) any termination of any WM Assumed Contract, ADS Assumed Contract, WM Permit or ADS Permit by a counterparty thereto as a result of the transactions contemplated hereby or (iii) any Proceedings commenced or threatened by any Person arising out of or relating to the failure to obtain any Consent or avoid any such termination, in each case, except to the extent resulting directly from a breach of this Agreement by the Sellers of (x) their express obligations under this Section 5.2 or (y) of any representation regarding non-contravention, including their representation set forth in Section 2.6 or Section 3.6, as applicable.
(e)    Without limiting the foregoing, the Buyer shall provide each Seller (or their applicable Affiliates) such information and references (including regarding its creditworthiness) as may reasonably and timely be requested by any relevant Third Party for the purposes of obtaining the required Consents and shall enter into such undertakings or procure such guarantees in favor of any relevant Third Party as may be reasonably requested by such relevant Third Party for the purposes of obtaining the required Consents.
Section 5.3    Access to Assets, Personnel, Books and Records.
(a)    During the Interim Period (and subject to any restrictions and covenants in any relevant leases to which the WM Sellers or the ADS Sellers are party and reasonable measures undertaken to mitigate risks associated with coronavirus), the WM Parent will cause the WM Companies and WM Asset Sellers to, and the ADS Parent will, and will cause the ADS Companies and ADS Asset Sellers to, permit the Buyer (including any of the Buyer’s Representatives), during normal business hours and in a commercially reasonable manner so as not to interfere with the operation of the Business or the Assets, to discuss the Business, the Assets and the Assumed Liabilities, as applicable, with the Sellers’ and the Companies’ respective managers, officers, agents and representatives, review the Sellers’ and Companies’ respective contracts, books and records concerning the respective Business, Assets and Assumed Liabilities and gain access to inspect the assets and properties of the Companies and the Assets, as applicable. If requested by the Buyer, each of the WM Parent and the ADS Parent, as applicable, hereby agrees to use commercially reasonable efforts to provide the Buyer with such additional financial information that is in its possession with respect to the WM Business, the WM Companies, the ADS Business or the ADS Companies, as applicable, as is reasonably necessary for the Buyer to effectuate the transactions contemplated by this Agreement and to integrate the WM Business, the WM Companies, the ADS Business or the ADS Companies into the operations of the Buyer; provided that notwithstanding anything to the contrary set forth in this Section 5.3, in no event shall the Sellers be required to prepare any financial statements with regard to the Business, the Assets or the Assumed Liabilities, whether prior to or following the Closing. Such access shall include reasonable access to the WM Real Property and ADS Real Property of the Sellers and the Companies, as applicable. Notwithstanding the foregoing, however, in no event shall the Buyer cause or undertake any invasive testing of the WM Real Property and the ADS Real Property of the Sellers or the Companies, as applicable, including a “Phase II” environmental report, without the prior written consent of the applicable Seller or Sellers, which consent may be given or withheld in the Sellers’ sole and absolute discretion.
(b)    All access and testing shall be coordinated with the Sellers, and Buyer and its agents and employees shall enter the WM Real Property or ADS Real Property, as applicable, and perform inspections or meet with WM Business Employees or ADS Business Employees, as applicable, only if accompanied by a representative of the applicable Seller or Sellers unless waived by the WM Parent or the ADS Parent, as applicable. Each of the Sellers shall have the right to delay access or testing until such time that the access or testing, in the reasonable judgment of such Seller, will not materially interfere with the conduct of the Business or the operation of the Assets.
(c)    Notwithstanding the foregoing, the Buyer shall have no right of access to, and the Sellers, the Companies and their Affiliates shall have no obligation to provide to the Buyer, information relating to (i) bids received from others in connection with the transactions contemplated hereby or in connection with the Advanced Disposal Merger and information and analyses (including financial analyses) relating to such bids, (ii) any information the disclosure of which would jeopardize any privilege available to the Sellers or the Companies and their Affiliates relating to such information or cause any of the Sellers, the Companies or their Affiliates to breach a confidentiality obligation or (iii) any information the disclosure of which would result in a violation of applicable Law.
(d)    FROM AND AFTER THE EXECUTION DATE UNTIL THE TIME OF CLOSING, THE BUYER SHALL NOT CAUSE AND SHALL CAUSE ITS REPRESENTATIVES NOT TO CAUSE DAMAGE TO THE ASSETS OF ANY OF THE COMPANIES OR TO ANY OF THE ASSETS IN CONNECTION WITH THE ACTIVITIES OF BUYER AND ITS REPRESENTATIVES UNDER THIS SECTION 5.3, WHICH OBLIGATION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN. THE BUYER AGREES TO INDEMNIFY AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSS ASSERTED AGAINST ANY SELLER INDEMNIFIED PARTY FOR PERSONAL INJURY, DEATH, OR LOSS OF OR DAMAGE TO PROPERTY AND TO PAY ALL COSTS AND EXPENSES INCLUDING REASONABLE ATTORNEYS’ FEES WHICH ANY SELLER INDEMNIFIED PARTY MAY SUSTAIN (UNLESS DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNIFIED PARTIES) ARISING OUT OF OR RESULTING FROM ANY ACTS OR OMISSIONS OF THE BUYER OR ANY OF THE BUYER’S AGENTS, CONTRACTORS, REPRESENTATIVES OR EMPLOYEES IN CONNECTION WITH ANY SUCH ACCESS OR INSPECTIONS PRIOR TO THE CLOSING, BUT SUCH INDEMNITY PROVIDED HEREIN SHALL NOT BE APPLICABLE TO ANY OCCURRENCE TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNIFIED PARTIES.
(e)    All information and documents obtained by the Buyer pursuant to this Agreement or in relation to the transactions contemplated hereby shall be subject to the terms and conditions of that certain confidentiality agreement, dated October 30, 2019, by and among the Buyer, the WM Parent and the ADS Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference thereto. The Confidentiality Agreement shall survive during the Interim Period as if this Agreement had not been entered into by the Parties. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 9.2.
(f)    During the Interim Period, neither the Buyer nor its Representatives shall contact any Third Party doing business with the Sellers or access the properties or records of any such Third Party, in each case, without the consent of the WM Parent and the ADS Parent; provided that no such consent shall be required if such contact is in the ordinary course of the Buyer’s business and is not related to this Agreement or the Other Transaction Agreements, the transactions contemplated hereby or thereby, or the Assets, the Sellers, the Companies or the Business; provided, further, that no such consent shall be required in respect of any contact or communication with any counterparty of any Seller Credit Enhancement to the extent related to the Buyer’s obligations under Section 8.4 so long as the Buyer shall afford the Sellers a reasonable opportunity (including reasonable advance notice) to participate in any discussions or communications with any such counterparty.
Section 5.4    Efforts; Governmental Authorities; DOJ.
(a)    The Parties will use their reasonable best efforts to obtain the satisfaction of the conditions to Closing set forth in this Agreement as promptly as reasonably practicable.
(b)    Without limiting the generality of the foregoing, subject to the terms and conditions herein, the Parties shall use their respective reasonable best efforts to promptly obtain all necessary consents, approvals, waivers and authorizations of, actions or nonactions by, and promptly making all required filings and submissions, with the DOJ, or any other Governmental Authority regarding the transactions contemplated hereby.
(c)    In furtherance of and without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Controlled Affiliates (which for the avoidance of doubt includes the Buyer Guarantor and its Controlled Affiliates) to, (i) use their respective reasonable best efforts to (x) obtain the approval of the transactions contemplated hereby by the DOJ, including promptly submitting to the DOJ all documents and information that the DOJ reasonably requests from a Party, whether written or oral, so as to enable the Parties to close the transactions contemplated hereby as promptly as practicable, and (y) subject to the succeeding provisions of this Section 5.4, take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Law that may be required by the DOJ, (ii) use reasonable best efforts to contest (x) any civil, criminal or administrative Proceedings brought by any Governmental Authority or any other Person against such Party or its Controlled Affiliates seeking to enjoin, restrain, prevent, prohibit or make illegal the consummation of the transactions contemplated hereby or seeking damages or to impose any terms or conditions on the transactions contemplated hereby, and (y) any Order that enjoins, restrains, prevents, prohibits or makes illegal the consummation of any of the transactions contemplated hereby or imposes any damages, terms or conditions on the transactions contemplated hereby, (iii) subject to the succeeding provisions of this Section 5.4, use their respective reasonable best efforts to resolve any objections the DOJ or any other Governmental Authority may assert under any applicable Law with respect to the transactions contemplated hereby, and obtain the Governmental Authority approvals of the transactions contemplated hereby required by Law.
(d)    [***].
(e)    Each Party shall promptly furnish to the other Parties copies of any notices, requests or written communications, and shall promptly describe to the other Parties any oral communications, received by such Party or any of its Affiliates from any Third Party or any Governmental Authority with respect to the transactions contemplated hereby, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith and reflect the views of such counsel in connection with, any proposed communications by such Party or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, however, that (i) materials may be redacted to remove references concerning the valuation, projections, business plans or prospects of the Assets or Business, or as necessary to address reasonable attorney-client or other privilege concerns and (ii) this sentence shall not require any sharing of documents or information not permitted by the applicable Governmental Authority. Each Party shall provide the other Parties the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates, or their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby, where permitted by such Governmental Authority.
(f)    Without limiting the foregoing, the Parties shall regularly review with each other the progress of obtaining the Governmental Authority approvals of the transactions contemplated hereby and any notifications or filings (including, where necessary, seeking to identify appropriate commitments or submissions to address any concerns identified by any Governmental Authority) pertaining to such approvals and discuss with each other the scope, timing and tactics of any such commitments or submissions with a view to obtain approval of the transactions contemplated hereby by all relevant Governmental Authorities, at the earliest time possible.
(g)    The Buyer shall not take any action, or permit the Buyer Guarantor or any of its Controlled Affiliates to take any action that would reasonably be expected to materially delay the receipt or approval or the transactions contemplated hereby by any Governmental Authority, or prevent the consummation of the transactions contemplated hereby.
(h)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.4 shall be deemed to amend, modify or expand the obligations of the WM Parent or the ADS Parent under the Advanced Disposal Merger Agreement and neither the WM Parent nor the ADS Parent nor any of their respective Affiliates shall be required to take, or to cause to be taken, any actions hereunder that it would not be required to take under Section 6.4 of the Advanced Disposal Merger Agreement.
Section 5.5    Publicity. Following the execution of this Agreement, WM Parent and ADS Parent shall issue an initial joint press release in substance approved in advance by the Buyer and the Buyer shall concurrently issue an initial press release in substance approved in advance by the WM Parent and ADS Parent, in each case, regarding this Agreement and the transactions contemplated hereby, and thereafter, none of the Parties shall, until the Time of Closing, issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written approval of the other Parties, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the preceding sentence, however, (a) a Party, or any Affiliate of a Party, may make such disclosure (on Form 8-K or by press release) regarding the terms of this Agreement and the transactions contemplated hereby as it deems reasonably necessary (based on the advice of external counsel), to comply with applicable securities Laws or the rules and regulations of the New York Stock Exchange or the Toronto Stock Exchange, provided that the other Parties shall be provided a copy thereof prior to disclosure to the extent practicable, and (b) nothing in this Section 5.5 shall limit the ability of the WM Parent, the ADS Parent or their respective Affiliates to issue publications or press releases relating to the Advanced Disposal Merger or the Advanced Disposal Merger Agreement, including publications or press releases that specifically reference the transactions contemplated by this Agreement (provided that such publications or press releases shall not contain information relating to the transactions contemplated by this Agreement that has not been previously disclosed pursuant to this Section 5.5 without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed).
Section 5.6    Financing; Financing Cooperation.
(a)    The Buyer shall have sufficient funds available to it at the Closing to satisfy the payment of the Estimated Purchase Price in full. In the event that the Buyer determines, in its sole discretion, to arrange or obtain any financing to provide funds in connection with the transactions contemplated by this Agreement (the “Financing”), (i) the Buyer shall use, and shall cause its Affiliates to use, its and their reasonable best efforts to ensure that the Financing is available at Closing and (ii) the Sellers shall provide, and shall cause their respective Affiliates and Representatives to provide to the Buyer reasonable assistance and cooperation as is reasonably requested by the Buyer in connection with arranging, obtaining and syndicating the Financing, as necessary, including assisting the Buyer with preparation of customary documents and other materials reasonably necessary in connection with the Financing. Notwithstanding anything to the contrary set forth in this Section 5.6, in no event shall the Sellers be required to prepare any balance sheet, cash flow statement, income statement or statement of stockholder’s equity with regard to the Business, the Assets or the Assumed Liabilities, whether prior to or following the Closing.
(b)    Notwithstanding the foregoing, the Buyer agrees that (i) on the earlier of the Closing Date or the termination of this Agreement, the Buyer shall promptly reimburse the Sellers for all documented out-of-pocket Third Party costs and expenses incurred by the Sellers in connection with such cooperation pursuant to this Section 5.6; and (ii) the Buyer shall indemnify and hold harmless the Sellers and their respective Affiliates and their respective Representatives from and against any and all Liabilities, or Losses incurred in connection with the arrangement of the Financing or any assistance or activities provided in connection therewith. Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 6.2(b), as applied to the Sellers’ obligations under this Section 5.6, shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of the Sellers’ willful breach of its obligations under this Section 5.6.
(c)    The Buyer understands and acknowledges that under the terms of this Agreement, the Buyer’s obligation to consummate the transactions hereunder is not in any way contingent upon or otherwise subject to the Buyer’s consummation of any financing arrangements, the Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to the Buyer. For the avoidance of doubt, if any such financing has not been obtained, the Buyer shall continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the satisfaction or waiver of the conditions set forth in Article VI, to consummate the transactions contemplated by this Agreement.
Section 5.7    Termination of Intercompany Agreements.
(a)    Except as otherwise contemplated by this Agreement, the WM Parent and the ADS Parent shall, and shall cause their Affiliates to, effective upon the Closing, execute and deliver such releases, termination agreements and discharges as are necessary to terminate, eliminate and release, as applicable (by way of capital contribution, cash settlement or otherwise), in a manner that does not result in any remaining or incremental Liabilities for the Buyer or for any of the Companies on or after the Time of Closing, each of the arrangements, commitments, receivables, payables, claims, demands, rights, loans, Contracts and Affiliate Agreements between any Company, on the one hand, and the respective Seller or any of its Affiliates (other than a Company), on the other hand, other than those that are set forth in Schedule 5.7 (collectively, “Terminating Intercompany Agreements”).
(b)    Sellers shall and shall cause their respective Affiliates (other than the Companies), on the one hand, to and the Buyer shall cause its Affiliates (including the Companies), on the other hand, to, fully and finally waive and release, effective as of the Closing Date, any claims, causes of action, Losses, liabilities or other rights arising under any Terminating Intercompany Agreement (including such claims, causes of action, Losses, liabilities or other rights that may arise as a result of the termination of such Terminating Intercompany Agreement), other than as set forth in Schedule 5.7. Nothing in this Section 5.7 shall require any Seller to, and no Seller shall without Buyer’s consent, terminate or cancel any intercompany obligations exclusively between or among any of the Companies. If a Terminating Intercompany Agreement is not paid and satisfied on or prior to the Closing Date, as promptly as practicable following the Closing (or as promptly as practicable as such outstanding Terminating Intercompany Agreement is identified) the Parties will return each Party to the same economic position such Party would have been in had such Terminating Intercompany Agreement been paid and satisfied on or prior to the Closing Date.
Section 5.8    Accounts Receivable; Accounts Payable; Cash Sweep. The WM Parent and the ADS Parent shall cause the Companies to, prior to or substantially contemporaneously with the Time of Closing, (a) assign all respective rights in the (i) WM Accounts Payable, (ii) ADS Accounts Payable, (iii) WM Accounts Receivable and (iv) ADS Accounts Receivable, to the WM Parent or its designee (which designee shall not be one of the Companies) and the WM Parent or such designee shall assume, in each case without further recourse to the Buyer or its Affiliates (including the Companies), all obligations with respect to the same and (b) dividend or otherwise distribute all cash and cash equivalents held by each of the Companies to the Equity Seller that owns all of the Equity Interests in such Company.
Section 5.9    Transferred Employees.
(a)    [***]
(b)    The Sellers and the Buyer intend that the transactions contemplated by this Agreement shall not constitute a severance or termination of employment of any Business Employee prior to or upon the Closing for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of the Sellers or any of their Affiliates, and that Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing. Notwithstanding anything herein to the contrary, if any Business Employee does not accept an offer of (or fulfill the conditions for) employment from the Buyer and its Affiliates, the Buyer shall not have any responsibility for, and the Sellers shall retain and hold the Buyer harmless and indemnify the Buyer with respect to, any and all Liabilities (including statutory or contractual severance benefits or notice obligations) arising as a result of the actual or constructive termination of such Business Employee’s employment with the Sellers as a result of the transactions contemplated by this Agreement or otherwise.
(c)    The Buyer or its Affiliates shall assume in writing the Collective Bargaining Agreements listed on either Schedule 1.2(a)(xii), Schedule 1.3(a)(xii)(A) or Schedule 1.3(a)(xii)(B) or obligations thereunder in respect of Business Employees, as applicable (effective from the Closing Date until their respective termination, expiration or replacement). For those Business Employees employed in the operation of the Assets covered by such Collective Bargaining Agreements effective as of the Closing, such Business Employees shall become Transferred Employees as of the Closing Date and the Buyer or its Affiliates will be bound by, comply with and adhere to the obligations thereunder pursuant to the terms therein, including the provision of employee benefits and pensions to the covered Transferred Employees in accordance with the terms thereof, solely with respect to the Transferred Employees and to the extent required under such Collective Bargaining Agreements as of the Closing Date. Following the Closing, the Buyer or its Affiliates will employ the Transferred Employees who are subject to such Collective Bargaining Agreements, on the terms therein (as may be modified from time to time) with credit as applicable for years of service with the applicable entity. Sellers and their Affiliates shall reasonably cooperate with Buyer and its Affiliates and take all required actions to cause the assumption of the Collective Bargaining Agreements or obligations thereunder in respect of Business Employees (as applicable) described herein by the Buyer or its Affiliates. For the avoidance of doubt, Buyer acknowledges that any Collective Bargaining Agreement applicable to a WM Company or ADS Company shall continue in effect according to its terms (as may be amended from time to time) after the Closing with respect to each such WM Company or ADS Company, following the purchase and sale of the Equity Interests of such WM Company or ADS Company pursuant to this Agreement.
(d)    [***]
(e)    Following the Closing, to the extent included in ADS Pre-Closing Accrued Compensation, and except as provided in the next sentence, the Buyer will recognize and credit to the Transferred Employees all of their accrued but unpaid hours of vacation time as of the Closing in accordance with the Sellers’ vacation policies relating to the period prior to the Closing. To the extent required by applicable Law, the Sellers shall pay or cause to be paid to each Transferred Employee all amounts in respect of earned but unused vacation time that become due as a result of the transfer of employment contemplated by this Section 5.9.
(f)    Effective as of the Closing Date, the Transferred Employees who are participants in a 401(k) plan maintained by the Sellers or their Affiliates (the “Seller’s 401(k) Plan”) shall cease to be eligible for any future contributions to the Sellers 401(k) plan, and shall have a fully vested and non- forfeitable interest in their account balances thereunder. As soon as practicable after the Closing Date and following (i) delivery by the Buyer to the Sellers of a favorable IRS determination letter or prototype opinion letter regarding a defined contribution plan of the Buyer (“Buyer’s 401(k) Plan”) or an opinion of counsel reasonably satisfactory to the Sellers to the effect that the terms of the Buyer’s 401(k) Plan and its related trust qualify, as to form, under Section 401(a) and Section 501(a) of the Code, and (ii) delivery by the Sellers to the Buyer of a favorable IRS determination letter or prototype opinion letter regarding Seller’s 401(k) Plan or an opinion of counsel reasonably satisfactory to the Buyer to the effect that the terms of the Seller’s 401(k) Plan and its related trust qualify, as to form, under Section 401(a) and Section 501(a) of the Code, the Seller shall cause the trustee of the Seller’s 401(k) Plan to transfer all of the assets and liabilities thereof solely with respect to the amount of the transferred accrued benefits attributable to the Transferred Employees (excluding those employees who retired effective on or prior to the date of transfer and who remain on an approved leave of absence as of the date of transfer) to the Buyer’s 401(k) Plan; provided, however, that the Buyer shall not assume, and the Sellers shall retain, all liabilities with respect to the Seller’s 401(k) Plan other than such accrued benefit liabilities. Unless otherwise agreed by the Sellers and the Buyer, the assets to be transferred shall be cash and promissory notes for loans made to the Transferred Employees under the terms of the Seller’s 401(k) Plan.
(g)    With respect to each Transferred Employee (and such Transferred Employee’s dependents) who elects to participate in the Buyer’s or its Affiliate’s group health plans, the Buyer or its Affiliates shall use commercially reasonable efforts to waive or cause to be waived any pre-existing condition exclusions to coverage, any evidence of insurability provisions, any active at work requirement and any waiting period or service requirements that did not exist or had been waived or otherwise satisfied under the applicable Seller’s or any its applicable Affiliates’ applicable comparable group health plans. For each Transferred Employee who enrolls in the Buyer’s or its Affiliate’s medical benefits plan, the Buyer shall also use commercially reasonable efforts to apply towards any deductible requirements and out-of-pocket maximum limits under its health plans applicable to the year of Closing, any amounts paid by such Transferred Employee toward such requirements and limits under the applicable Seller’s or applicable Seller’s Affiliate’s comparable medical benefits plans.
(h)    The Buyer and the Sellers shall use commercially reasonable efforts to take all actions reasonably necessary or appropriate to allow for the spin-off of the flexible spending accounts (the “FSA Spin-Off”) of those Transferred Employees who participate in a flexible spending plan maintained by any of the Sellers or their Affiliates (collectively, the “Seller FSA Plan”) so that, effective as of the transition from the payroll of a Seller (or an applicable Affiliate thereof) to the payroll of Buyer (or an applicable Affiliate thereof) in accordance with the Seller TSA (the “Payroll Transition Date”), (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) of such Transferred Employees shall be transferred to one or more comparable flexible spending plans of the Buyer or its Affiliates (collectively, the “Buyer FSA Plan”), and (ii) such Transferred Employees shall be reimbursed from the Buyer FSA Plan for appropriate claims (incurred at any time during the plan year of the applicable Seller FSA Plan in which the Payroll Transition Date occurs) that are submitted to the Buyer FSA Plan from and after the Payroll Transition Date. As soon as practicable after the Payroll Transition Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, the Sellers shall pay to the Buyer the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and the Buyer shall pay to the Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative. To the extent that the Buyer or its Affiliates do not maintain a flexible spending plan comparable with the applicable Seller FSA Plan, the Buyer shall use commercially reasonable efforts to adopt such a plan effective as of the Payroll Transition Date. The Buyer and the Sellers agree to use commercially reasonable efforts to amend their respective flexible spending plans, as necessary, to allow for the FSA Spin-Off and to provide that such Transferred Employees will become participants in the Buyer FSA Plan as of the first day of the plan year of the Seller FSA Plan and at the same level of coverage they had under the Seller FSA Plan. Notwithstanding anything herein to the contrary, the FSA Spin-Off shall not apply to those Transferred Employees who continue participation in the Seller FSA Plan after the Closing by electing COBRA benefits under the Sellers’ healthcare plan pursuant to Section 4980B of the Code.
(i)    The Sellers shall, or shall cause the Companies to, as applicable, provide (or cause their applicable Affiliate to provide) any required notice under and otherwise comply with the WARN Act with respect to any event or circumstances affecting each of their respective Business Employees or any current or former employee of the Sellers primarily involved in the operation of WM Assets or ADS Assets (other than Business Employees) prior to the Closing (including as a result of the transactions contemplated by this Agreement). The Buyer or the Companies, as applicable, shall provide (or cause their applicable Affiliate to provide) any required notice under and otherwise comply with the WARN Act, with respect to any event or circumstances affecting Transferred Employees after the Closing; provided that, for the avoidance of doubt, subject to the Buyer’s compliance with the last sentence of this Section 5.9(i), the Sellers and their Affiliates (excluding the Companies) shall be solely responsible for any Liability under the WARN Act for “employment losses” (as defined in the WARN Act) occurring on or prior to the Closing and “employment losses” at any time as they relate to any employees who are not Transferred Employees. On the Closing Date, the Sellers shall notify the Buyer of any “employment loss” (as defined in the WARN Act) experienced by any Business Employee or any current or former employee of the Sellers primarily involved in the operation of WM and ADS Assets (other than Business Employees) during the ninety (90)-day period ending on the Closing Date (including the employment site and date of each such employment loss), and of any Business Employee who as of the Closing Date is furloughed without pay or on similar unpaid leave of absence (including the employment site and date of commencement of such furlough or similar leave of absence) or working on a schedule of reduced hours by more than 50% (including the employment site and date of commencement of such reduction). For the ninety (90)-day period following the Closing Date, the Buyer shall not take or cause to be taken, or omit to take, any action with respect to the Transferred Employees that would cause any of the Sellers or the Companies to be in violation of or in default under, or otherwise trigger any liability under the WARN Act with respect to any actions thereby prior to the Closing.
(j)    The Sellers, as applicable, shall use or shall cause to be used its commercially reasonable efforts to assist the Buyer in (and provide all necessary or appropriate documentation in connection with) hiring the Transferred Employees, as applicable, or transferring their employment, as the case may be, and taking all other actions required by this Section 5.9. Between the Execution Date and the Closing, the Parties agree to cooperate with each other with respect to all material, oral or written communications or meetings with the Business Employees regarding future employment. This Section 5.9 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.9, expressed or implied, is intended nor shall be construed to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9. Without limiting the foregoing, no provision of this Section 5.9 will create any third-party beneficiary rights in any current or former employee of the Sellers, any Transferred Employees or any union (or similar employee representative body) in respect of employment, continued employment or resumed employment, compensation, benefits or any other matter. Nothing in this Agreement shall be construed as establishing or modifying any Collective Bargaining Agreement or benefit or compensation plan, program, policy, contract, agreement or arrangement. Except as set forth herein, each Seller retains all liability associated with the employment or its retention of its employees, consultants and contract workers.
(k)    [***]
Section 5.10    R&W Insurance Policy. Prior to the Time of Closing, the Buyer may, at its own expense, obtain and cause to be underwritten a buyer-side representations and warranties insurance policy providing insurance coverage for Losses suffered or incurred by the Buyer, the Buyer’s Affiliates, the Companies and their respective partners, managers, members, shareholders, consultants, Representatives, successors and assigns to the extent arising out of, or resulting from the inaccuracy of any representation or warranty of the Sellers contained in this Agreement or in any certificate delivered pursuant hereto and, if the Buyer has elected such coverage, Taxes in respect of any of the Companies for any Tax periods ending on or prior to the Time of Closing, according to the terms thereof (the “R&W Insurance Policy”). The Buyer acknowledges that the representations and warranties contained in or made pursuant to this Agreement and the representations and warranties set forth in any certificate delivered at the Closing in connection with this Agreement shall terminate effective as of the Closing, shall not survive the Closing and that, except in the case of Fraud, Buyer’s sole recourse and remedy after the Closing in respect of any inaccuracy or breach of any representation or warranty of Sellers contained in this Agreement or in any certificate delivered pursuant hereto shall be to make a claim against the R&W Insurance Policy if obtained. The Buyer acknowledges and agrees that if the Buyer obtains the R&W Insurance Policy, the Buyer shall cause such R&W Insurance Policy to expressly provide that the insurer(s) issuing such policy shall waive or otherwise not pursue any subrogation rights against the Sellers, their Affiliates, and their respective Representatives, other than in the case of Fraud.
Section 5.11    Additional Covenants.
(a)    During the Interim Period, the Parties shall negotiate in good faith to enter into mutually agreeable documentation with respect to the anticipated commercial arrangements between the Parties set forth on Schedule 5.11(a), in each case, on the terms and conditions described therein.
(b)    The ADS Sellers shall cause, prior to or substantially contemporaneously with the Closing, the distributions of equity in the entities listed on Schedule 5.11(b) to a designee of the Sellers, such designee to be selected by the Sellers in their sole discretion, provided that such designee shall not be a Company (such distributions the “Subsidiary Distribution”).
(c)    During the Interim Period, the Parties shall continue to work in good faith to agree to a mutually acceptable agreement in respect of the Services (as defined in the Seller TSA and the Buyer TSA, as applicable) (and costs with respect to such Services) to be provided pursuant to the Seller TSA and the Buyer TSA, in each case, on the terms and conditions described therein.
(d)    No later than fifteen (15) Business Days following the Execution Date, the WM Asset Sellers and the ADS Asset Sellers, as applicable, shall deliver to the Buyer, subject to clean team arrangements reasonably acceptable to the WM Parent and the ADS Parent, an anonymized schedule setting forth a true, correct and complete list as of May 31, 2020 of (i) (A) all containers (on an itemized basis) located or used on the WM Hauling Routes, which list shall include for each such container information as to whether such container is used for residential, recycling, front-end or roll-off services, as applicable, such container’s bin size and the location category of such container (categorized by “deployed at customer site” or applicable hauling location) and (B) the spare container inventory maintained by the applicable WM Asset Sellers to service the WM Hauling Accounts, (ii) (A) all containers (on an itemized basis) located or used on the ADS Hauling Routes, which list shall include for each such container information as to whether such container is used for residential, recycling, front-end or roll-off services, as applicable, such container’s bin size and the location category of such container (categorized by “deployed at customer site” or applicable hauling location) (B) the spare container inventory maintained by the applicable ADS Asset Sellers to service the ADS Hauling Accounts and (C) all material tangible properties (other than the ADS Real Properties) and assets of each of the ADS Companies not otherwise set forth on Schedule 3.5(b) and (iii) the VIN number or serial number, as applicable, in respect of each unlicensed vehicle (including off-road vehicles) included in the Assets.
(e)    No later than fifteen (15) Business Days following the Execution Date, the Sellers shall deliver to the Buyer a schedule setting forth a true, correct and complete schedule setting forth all Retained Permits.
Section 5.12    Real Estate Matters. During the Interim Period, the Sellers shall and shall cause their respective Affiliates and Representatives to cooperate with the Buyer and use commercially reasonable efforts to cause the release or discharge of record of any Encumbrance, or have a title company insure over such Encumbrance, on the WM Real Property and the ADS Real Property that is not a Permitted Encumbrance.

ARTICLE VI	CONDITIONS TO THE CLOSING
Section 6.1    Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions (or, to the extent permitted by Law, waiver by the WM Parent, the ADS Parent and the Buyer):
(a)    no provision of any applicable Law or regulation and no Order shall prohibit the consummation of the transactions contemplated hereby;
(b)    the DOJ shall have approved the terms of the transactions contemplated hereby and the DOJ Consent shall have been obtained; and
(c)    the Advanced Disposal Merger shall have been consummated in accordance with the terms of the Advanced Disposal Merger Agreement.
Section 6.2    Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby are subject to the satisfaction of the following further conditions (or, to the extent permitted by Law, waiver by the Buyer) on or before the dates specified herein:
(a)    The representations and warranties of the WM Parent contained in Article II (other than in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.11 and Section 2.14(b)) and the ADS Parent contained in Article III (other than in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.11 and Section 3.14(b)) shall be true and correct in all respects (without giving effect to any qualifications or limitations contained therein as to materiality or Material Adverse Effect) as of the Execution Date and as of the Closing Date (as if made as of the Closing Date) (except for representations and warranties that speak as of a specified date, which need only be true and correct as of the specified date), except where the failure to be true and correct has not nor would reasonably be expected to result in a Material Adverse Effect. The representations and warranties set forth in Section 2.3(c) and (d) with respect to the WM Parent and Section 3.3(c) and (d) with respect to the ADS Parent, in each case, shall be true and correct in all material respects, as of the Execution Date and as of the Closing Date (as if made as of the Closing Date) (except for such representations and warranties that expressly speak as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date). The representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3(a) and (b), Section 2.3(e) and (f), Section 2.4 and Section 2.11 with respect to the WM Parent and Section 3.1, Section 3.2, Section 3.3(a) and (b), Section 3.3(e) and (f), Section 3.4 and Section 3.11 with respect to the ADS Parent, in each case, shall be true and correct in all respects, other than de minimis inaccuracies, as of the Execution Date and as of the Closing Date (as if made as of the Closing Date) (except for such representations and warranties that expressly speak as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date). The representations and warranties set forth in Section 2.14(b) with respect to the WM Parent and Section 3.14(b) with respect to the ADS Parent, in each case, shall be true and correct in all respects, as of the Execution Date and as of the Closing Date (as if made as of the Closing Date).
(b)    The covenants and agreements of the Sellers contained in this Agreement to be performed on or before the Time of Closing in accordance with this Agreement shall have been duly performed in all material respects.
(c)    The Buyer shall have received at the Time of Closing a certificate, dated the Closing Date and validly executed by the WM Parent (on behalf of the Sellers) to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied.
(d)    The Sellers shall have delivered, caused to be delivered, or be ready, willing and able to deliver to the Buyer all of the closing deliveries set forth in Section 1.7.
(e)    There shall not have occurred a Material Adverse Effect since the Execution Date.
Section 6.3    Conditions to the Obligations of the Sellers. The obligations of the WM Parent and the ADS Parent to consummate the transactions contemplated hereby are subject to the satisfaction of the following further conditions (or, to the extent permitted by Law, waiver by the WM Parent) at or on the date specified:
(a)    Except where the failure to be true and correct would not reasonably be expected to materially adversely affect the Buyer’s ability to consummate the transactions contemplated hereby, the representations and warranties of the Buyer contained in Article IV shall be true and correct (without giving effect to any qualifications or limitations therein as to materiality or material adverse effect) as of the Execution Date and as of the Closing Date (as if made as of the Closing Date), except for representations and warranties that speak as of a specified date, which need only be true and correct as of the specified date.
(b)    The covenants and agreements of the Buyer contained in this Agreement to be performed on or before the Time of Closing in accordance with this Agreement shall have been duly performed in all material respects.
(c)    The Sellers shall have received at the Time of Closing a certificate, dated the Closing Date and validly executed by or on behalf of the Buyer, to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied.
(d)    The Buyer shall have delivered, caused to be delivered, or be ready, willing and able to deliver to the WM Parent all of the closing deliveries set forth in Section 1.8.
ARTICLE VII
TAX COVENANTS
Section 7.1    Preparation and Filing of Tax Returns.
(a)    Except to the extent in conflict with Section 7.1(b), the Sellers shall prepare and file or shall cause to be prepared and filed all Tax Returns required by applicable Law to be filed by the Sellers relating to the Assets, and the Buyer shall prepare or cause to be prepared and shall file all Tax Returns required by applicable Law to be filed by the Buyer relating to the Assets.
(b)     The WM Parent shall have the exclusive right to file all Tax Returns relating to a Consolidated Return of a Parent Group; provided, however, that neither the WM Parent nor the ADS Parent shall make, or permit their Affiliates to make, any election pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii) to ratably allocate items with respect to any of the Companies. The WM Parent shall also be responsible for preparation and filing of all Tax Returns of the Companies in respect of taxable periods ending on or before the Closing Date, regardless of whether such Tax Returns are required to be filed before, on or after the Closing Date, and shall pay or cause to be paid when due all Taxes shown as due on such Tax Returns; provided, that the WM Parent shall provide a draft of such Tax Return to the Buyer for its review and comment no less than thirty (30) days prior to filing such Tax Return, the Buyer shall have fifteen (15) days after receiving such draft Tax Return to provide the WM Parent with the Buyer’s consent or the Buyer’s comments on such draft Tax Return, and the WM Parent shall consider all such comments in good faith prior to filing; provided, further, that this sentence shall not apply to the Consolidated Returns of any Parent Group. The Parties agree that any payments made pursuant to the previous sentence shall be treated as an adjustment to the Estimated Purchase Price and Final Purchase Price for all Tax purposes, except to the extent otherwise required by applicable Law. After the Closing, the Buyer shall be responsible for preparation and filing of all other Tax Returns of the Companies; provided, however, that the Buyer shall provide a draft of any Tax Return in respect of Taxes for which Sellers are responsible pursuant to this Agreement to the WM Parent for its review and comment no less than thirty (30) days prior to filing such Tax Return, the WM Parent shall respond to the Buyer within fifteen (15) days after receiving such draft Tax Return with either the WM Parent’s consent or the WM Parent’s comments on the such draft Tax Return, and the Buyer shall not file such Tax Return except with the prior written consent of the WM Parent, such consent not to be unreasonably withheld, conditioned or delayed.
Section 7.2    Tax Controversies; Assistance and Cooperation.
(a)    Tax Proceedings. The WM Parent shall control all matters and disputes relating to a Consolidated Return of a Parent Group, including the matter described in Schedule 2.8(c)(1)(a). The WM Parent shall also have the right to control any other Tax matter and dispute (a “Tax Claim”) relating to the Assets or the Companies if and to the extent such Tax Claim is for any taxable period (or portion thereof) ending on or before to the Closing Date for which the WM Parent is obligated to indemnify the Buyer Indemnified Parties pursuant to this Agreement; provided, that the WM Parent shall keep the Buyer promptly informed regarding material developments with respect thereto (including by providing the Buyer copies of written correspondence with respect thereto), the Buyer shall be entitled to participate in the conduct thereof, and the WM Parent shall not settle or compromise such matter or portion thereof without the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed; provided, further that if the WM Parent does not assume control of such Tax Claim within a reasonable period following the receipt by the WM Parent of notice of such Tax Claim, the Buyer shall have the right to assume control of such Tax Claim, provided that the Buyer shall not settle such Tax Claim without the prior written consent of the WM Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    Tax Indemnity.
(i)    Following the Closing, the WM Parent shall indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses arising out of, relating to or resulting from any (x) Taxes for which the Companies are liable with respect to any taxable period (or portion thereof) ending on or before the Closing Date, (y) Taxes of the WM Parent, the ADS Parent or their respective Affiliates (other than the Companies) with respect to any taxable period (or portion thereof) ending on or before the Closing Date, or any other Taxes (whether or not for a taxable period (or portion thereof) ending on or before the Closing Date) for which any Company is liable as a result of having been a member of an affiliated, consolidated, combined or unitary group for Tax purposes prior to the Closing or (z) Transfer Taxes imposed as a result of any Subsidiary Distribution; provided, however, that (1) in order to prevent duplication, the WM Parent shall not be liable under this Section 7.2(b)(i) for any Tax if and to the extent that such Tax (a) reduced the Final Purchase Price under the procedures described in Section 1.4 or Section 1.5, (b) was otherwise paid or discharged by the Sellers as a result of such Taxes being an Excluded Liability or (c) was remitted by the Sellers to the Buyer or an Affiliate of the Buyer pursuant to Section 7.9; and (2) the WM Parent shall not be liable under this Section 7.2(b)(i) for any Taxes to the extent such Taxes would not have arisen but for actions not in the ordinary course of business and not contemplated by this Agreement taken by the Buyer or the Companies on the Closing Date but after the Time of Closing.
(ii)    The obligations of the WM Parent under this Section 7.2(b) shall survive until thirty (30) days after the expiration of the applicable statute of limitations (the “Special Indemnity Period”); provided that if a written notice of claim for indemnification is made during the Special Indemnity Period, such claim shall survive until its resolution.
(iii)    The Parties agree that any indemnity payment made pursuant to this Section 7.2(b) or otherwise pursuant to this Agreement shall be treated as an adjustment to the Estimated Purchase Price and the Final Purchase Price for all Tax purposes, except to the extent otherwise required by applicable Law.
(c)    Notification of Tax Claims. If the Buyer receives notice of a claim by a taxing authority in respect of Taxes for which any Seller is responsible under applicable Law or pursuant to Section 7.2(b), then the Buyer will promptly give written notice to the WM Parent of such claim. If any Seller receives notice of a claim by a taxing authority in respect of Taxes for which Buyer or any Company is responsible, or which could result in an Encumbrance on any of the Assets, then the WM Parent will promptly give written notice to the Buyer of such claim.
(d)    Cooperation on Tax Matters. The Buyer and Sellers will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Companies and the Assets (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.
(e)    Tax Refunds. After the Closing, during (and only during) the Special Indemnity Period, the Buyer shall promptly remit to the Sellers any refund of Taxes that Buyer actually receives (or any credit or offset against Taxes, in each case, in lieu of such refund) with respect to Taxes of the Companies or with respect to the Assets for a period (or portions thereof) ending on or before the Closing for which Sellers would be responsible pursuant to this Agreement; provided, however, that (i) the Buyer shall be entitled to reduce any amounts remitted pursuant to this Section 7.2(e) by the amount of any Taxes, and reasonable costs and other expenses incurred in connection with receiving such refund (or such credit or offset in lieu of such refund) and (ii) this Section 7.2(e) shall not apply to, and the Buyer shall not be required to remit, any amount that is attributable to (x) losses, credits or other attributes arising after the Closing, (y) any of the Buyer’s Affiliates (other than the Companies) or (z) any of Buyer’s or its Affiliates’ businesses, assets or operations other than the Business.
Section 7.3    Transfer Taxes. The Buyer shall be responsible for and shall pay all transfer, documentary, sales, use stamp, registration and other similar Taxes, and any conveyance fees or recording charges (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement; provided, for the avoidance of doubt, that Transfer Taxes shall not include any Taxes imposed on or with respect to income, profits or gains; provided, further, that notwithstanding the foregoing, any Transfer Taxes imposed as a result of any Subsidiary Distribution as described in Section 7.2(b)(i)(z) shall be the responsibility of and shall be paid by the Sellers, not the Buyer. The Buyer shall be responsible for preparing any necessary Tax Returns with respect to such Transfer Taxes (except for Transfer Taxes imposed as a result of any Subsidiary Distribution as described in Section 7.2(b)(i)(z)). The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and the other Parties shall, and shall cause their respective Affiliates to, cooperate to the extent reasonably requested in connection with the preparation and filing or such Tax Returns and other documentation, including, if required by applicable Law, joining in the execution of any such Tax Returns and other documentation.
Section 7.4    Assistance and Cooperation. The WM Parent and the ADS Parent on one hand, and the Buyer, on the other hand, shall cooperate (and cause their employees, agents and Affiliates to cooperate) with each other and each other’s agents, including accounting firms and legal counsel, to the extent reasonably requested in connection with Tax matters relating to the Companies or the Assets. Such cooperation shall include making non-privileged information and documents in its possession available to the other Party, to the extent reasonably pertinent and necessary in connection with such Tax matters. The Parties shall use commercially reasonable efforts to retain all Tax Returns, schedules and workpapers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate. Any information or documents provided under this Section 7.4 shall be kept confidential by the Party receiving such information or documents, except as necessary in connection with the filing of Tax Returns or in connection with Proceedings relating to Taxes.
Section 7.5    338 Elections. Each relevant Seller and Buyer shall join in making timely and valid elections under Code Section 338(h)(10) (and any corresponding elections under state, local, and foreign Tax Law) with respect to the Buyer’s direct or indirect purchase of the Equity Interests of each Company that is treated as a corporation for U.S. federal income or such other applicable tax purposes (such elections collectively, the “Section 338(h)(10) Elections” and each such Company, a “Section 338(h)(10) Subsidiary”). Each Party shall, and shall cause its Affiliates to, cooperate to the extent reasonably requested in connection with making and giving effect to the Section 338(h)(10) Elections, including by executing and filing any forms and documentation necessary for making the Section 338(h)(10) Elections. Buyer and WM Parent shall each timely file the Form(s) 8023 for the Section 338(h)(10) Elections with the Internal Revenue Service and shall each provide the other promptly upon request with a copy of the final, as-filed versions of such Form(s) 8023. Sellers shall include all items of income, gain, loss, deduction and credit for the final pre-Closing Tax period of each Section 338(h)(10) Subsidiary (for the avoidance of doubt, including the items of income, gain, loss, deduction and credit resulting from the Section 338(h)(10) Elections) on their Consolidated Returns for such period.
Section 7.6    Allocation of Purchase Price. The Parties agree that the purchase and sale of the Companies pursuant to this Agreement is intended to be treated for U.S. federal and applicable state income Tax purposes as a purchase and sale of the assets of each of the Companies, and accordingly the Parties agree (i) to allocate the Estimated Purchase Price among the Assets and each of the Companies and (ii) to further allocate the portion of the Estimated Purchase Price that was allocated to each Company pursuant to the foregoing clause (i) (and any other amounts treated as consideration for U.S. federal income tax purposes) among the assets of such Company, in each case, in accordance with the rules under Section 1060 of the Code and Section 338 of the Code, as applicable, the Treasury Regulations promulgated under each such Code section and any other applicable Tax Law (the “Purchase Price Allocation”). [***]
Section 7.7    Actions Following the Closing Date. The Buyer shall not, and shall cause the Companies not to, (a) make any amendment of any Tax Returns of any Company for any pre-Closing Tax period, (b) make, change or revoke any Tax election of any Company that has retroactive effect to any pre-Closing Tax period, except for making the Section 338(h)(10) Elections or (c) enter into a voluntary disclosure or similar agreement with respect to the Companies, or otherwise voluntarily disclose information of the Companies to, a taxing authority with respect to a pre-Closing period, in each case to the extent such action would reasonably be expected to result in additional Taxes for which the Sellers would be responsible either pursuant to applicable Law or pursuant to Section 7.2, without the applicable Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
Section 7.8    Tax Sharing Agreements. The Sellers shall cause all Tax sharing agreements, Tax allocation agreements, Tax indemnity agreements and other similar agreements between the Sellers, on the one hand, and the Companies, on the other hand, to be terminated prior to the Closing and, after the Closing, the Companies shall not be bound thereby or have any rights or Liabilities thereunder.
Section 7.9    Allocation of Straddle Period Taxes. For purposes of this Agreement (including for purposes of Section 1.2, Section 1.3 and Section 7.2(b)), Taxes with respect to any Straddle Period shall (a) in the case of real property, personal property and other similar ad valorem Taxes (collectively, “Property Taxes”), be prorated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning on the day after the Closing Date based on the relative number of days in each such portion and (b) in the case of other Taxes, be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning on the day after the Closing Date based on a hypothetical closing of the books as of the Closing Date. For the avoidance of doubt, Michigan “summer” Property Taxes (i.e., for periods from July 1 through June 30) and Michigan “winter” Property Taxes (i.e., for periods from December 1 through November 30) shall be treated as separate Taxes for purposes of the previous sentence and shall each be prorated separately pursuant to clause (a) of the previous sentence. Without duplication of the other indemnity obligations in this Agreement or the purchase price adjustment provisions with respect to Property Taxes included as ADS Prepaid Expenses or WM Prepaid Expenses, to the extent that any Party (the “Remitting Party”) has remitted or is required to remit to a Governmental Authority any amount on account of Property Taxes for which another Party is responsible pursuant to this Agreement, the Remitting Party shall notify that other Party and that other Party shall promptly (and in any event, within thirty (30) days) reimburse the Remitting Party for such amount.
ARTICLE VIII
POST-CLOSING COVENANTS AND AGREEMENTS OF THE PARTIES
Section 8.1    Further Assurances.
(a)    The Parties shall use commercially reasonable efforts to execute and deliver to the other, at the Closing or thereafter, any other instrument not otherwise inconsistent with this Agreement which may be requested by the other Parties and which is reasonably appropriate to transfer, assign and convey to the Buyer the Equity Interests, the Assets and the Assumed Liabilities and to otherwise consummate the transactions contemplated hereby, and shall cooperate with each other and use their respective commercially reasonable efforts to obtain any material Consent that was not obtained prior to the Closing pursuant to Section 5.2(a). Notwithstanding the foregoing, in no event shall any of the Sellers be obligated to expend any sum of money (other than de minimis administrative costs or expenses incurred by Sellers and owed to Persons other than the Person whose consent is being sought in connection with the process of obtaining such Consent) to obtain any Consent or agree to any adverse amendment to any Contract or any concession with any Third Party, unless the Buyer agrees to exclusively bear all costs and expenses related to such concession. The Buyer agrees to cooperate with the Sellers and to use its reasonable commercial efforts to have the officers and employees of the Buyer cooperate on and after the Closing Date in furnishing to the Sellers information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any Proceedings of any nature with respect to matters pertaining to all periods prior to the Closing Date.
(b)    Without limiting the obligations set forth in Section 5.2(b), with respect to any failure to transfer, subcontract or assign any Assumed Contract, any Contract of the Companies or any Other Business Arrangement that would have been transferred, subcontracted or assigned to the Buyer at the Closing pursuant to the terms of this Agreement but for the failure to obtain a Consent (the “Non-Transferred Assets”), then until such Consent can be obtained, (i) the Sellers will hold the Non-Transferred Assets in trust for the benefit of the Buyer, (ii) the Sellers will (and will cause their Affiliates to), at the request, expense and direction of the Buyer and in the name of the Sellers or otherwise as the Buyer may specify, take all lawful action and do or cause to be done all lawful things that are, in the reasonable opinion of the Buyer, necessary or proper in order that the obligations of the Sellers may be performed in such a manner that the value of the Non-Transferred Assets is preserved and inures to the benefit of the Buyer, and (iii) the Sellers will (and will cause their Affiliates to) promptly pay over to the Buyer all moneys collected by or paid to the Sellers or their Affiliates in respect of any Non-Transferred Asset.
(c)    If any WM Assumed Permit or ADS Assumed Permit is not transferred to the Buyer or its Affiliates (or an equivalent of such Permit is not obtained or secured by the Buyer or its Affiliates) on or prior to the Closing in accordance with the terms hereof, the Sellers, on the one hand, and the Buyer, on the other hand, shall cooperate in good faith to effect a lawful and reasonable arrangement reasonably acceptable to each party under which the Buyer shall obtain the benefit of such WM Assumed Permit or ADS Assumed Permit until such WM Assumed Permit or ADS Assumed Permit is transferred to the Buyer or its Affiliates or an equivalent of such Permit is obtained or secured by the Buyer or its Affiliates; provided, that each Party shall use its commercially reasonable efforts to effect the transfer of any such Assumed Permit or to obtain or secure the equivalent of such Permit as promptly as reasonably practicable following the Closing. The provisions of this Section 8.1(c) shall exclusively govern the circumstances described in this this Section 8.1(c), notwithstanding any other provision of this Agreement.
(d)    In the event that following the Time of Closing, (i) any of the Buyer, the Sellers or any of their respective Affiliates identifies or discovers any asset that constitutes an Asset (including any WM Hauling Account or ADS Hauling Account) and that was not conveyed to the Buyer on the Closing Date, whether held by the Sellers or any of their respective Affiliates, the Sellers shall and shall cause their respective Affiliates to cooperate in good faith with the Buyer to promptly facilitate the conveyance of such Asset (including any such WM Hauling Account or ADS Hauling Account) to the Buyer and (ii) any of the Buyer, the Sellers or any of their respective Affiliates identifies or discovers any asset that does not constitute an Asset and that was conveyed to the Buyer (or its Affiliates) on the Closing Date, the Buyer shall and shall cause its Affiliates to cooperate in good faith with the Sellers to promptly facilitate the conveyance of such wrongfully conveyed asset to the applicable Seller.
(e)    For the avoidance of doubt, this Agreement does not create any obligation on the WM Parent or the ADS Parent to consummate the Advanced Disposal Merger or take any action to close the Advanced Disposal Merger and neither the WM Parent nor the ADS Parent shall be deemed in breach or violation of this Agreement or have any liability to the Buyer as a result of any failure of the Advanced Disposal Merger to be consummated or as a result of the termination of the Advanced Disposal Merger Agreement.
Section 8.2    Treatment of Certain Customer Accounts.
(a)    The Sellers and their applicable Affiliates shall retain all right, title and interest in (i) all national accounts of the Sellers and their Affiliates (collectively, the “National Accounts”) and (ii) all manufacturing and industrial accounts of the Sellers and their Affiliates (collectively, the “M&I Accounts”), and in each case the Contracts with respect to the same. To the extent that certain services at locations of any National Account or M&I Account are located on any Divested Routes or are currently serviced by the Business, the Buyer shall continue to service such locations with respect to such services following the Closing pursuant to a Waste Collection Services Agreement; provided that, with respect to National Accounts, prior to the Closing the Parties may agree that the Buyer will service any such National Account locations on Divested Routes pursuant to other mutually agreed terms or processes. Except as provided in this Section 8.2(a), the Buyer shall have no other rights in such National Accounts or M&I Accounts.
(b)    With respect to (i) each multi-location, municipal and bundled service collection account of the Sellers and their Affiliates (other than those multi-location disposal customer accounts or Contracts addressed by Section 8.2 (c) below) for which certain services are provided at locations located on any Divested Routes or which are serviced in part by the Business (including for certainty any such accounts where the customer has suspended service due to coronavirus as of the Closing) (such accounts, the “Straddle Accounts”), and (ii) each Third Party broker account of the Sellers and their Affiliates which have locations located on any Divested Routes and/or which are serviced in part by the Business (including for certainty any such accounts where the customer has suspended service due to coronavirus as of the Closing), as listed on Schedule 8.2(b)(ii), (such accounts, the “Broker Accounts”), in each case, the Parties agree to treat the Straddle Accounts, the Broker Accounts, the Buyer Assigned Accounts and the Seller Retained Accounts in the manner set forth in Schedule 8.2(b)(i) and Schedule 8.2(b)(ii), respectively. From and after the Time of Closing, (i) the Buyer shall have all right, title and interest in each Straddle Account which is assigned to it pursuant to and in accordance with the methodology set forth on Schedule 8.2(b)(i) and to each Broker Account which is assigned to it pursuant to and in accordance with the methodology set out in Schedule 8.2(b)(ii), respectively (each, a “Buyer Assigned Account”), and the Contracts with respect to the same, and any services for such Buyer Assigned Account not included in the Business will be subcontracted to the Sellers pursuant to a Waste Collection Services Agreement, as further described on Schedule 8.2(b)(i) and Schedule 8.2(b)(ii), and (ii) the Sellers shall retain all right, title and interest in each of the Straddle Accounts and Broker Accounts which is not a Buyer Assigned Account (each, a “Seller Retained Account”), and the Contracts with respect to the same, and any services for any such Seller Retained Account serviced by the Business will be subcontracted to the Buyer pursuant to a Waste Collection Services Agreement, as further described on Schedule 8.2(b)(i) and Schedule 8.2(b)(ii). The Parties will act and work in good faith to effectuate the intent of the Parties with respect to such Straddle Accounts, Broker Accounts, Buyer Assigned Accounts and Seller Retained Accounts in accordance with, and to implement the methodology set forth on, Schedule 8.2(b)(i) and Schedule 8.2(b)(ii), in each case in a manner that preserves the same economic and legal substance of the transactions contemplated by this Agreement to the maximum extent possible, including by entering into one or more Waste Collection Services Agreements to effectuate the subcontracting arrangements in accordance with the methodology set out in Schedule 8.2(b)(i) and Schedule 8.2(b)(ii).
(c)    With respect to each multi-location disposal Contract listed on Schedule 8.2(c) the Sellers shall, both in the Interim Period and after Closing, use their commercially reasonable efforts as soon as reasonably practical, (i) to assign to the Buyer or its Affiliate, and the Buyer or its Affiliate will assume, the rights or obligations of such Contract that relate only to disposal services provided by the Business, the Assets or the Companies, [***].
(d)    Notwithstanding anything to the contrary herein, the WM Parent hereby agrees and covenants to the Buyer that in no event shall the aggregate revenue (determined net of (i) commodity sales revenue, (ii) fuel surcharges, fees, taxes and other passed through to the ultimate customer and (iii) adjustments and discounts, and, in any case, determined in accordance with the April 30th Straddle Summary) (“Revenue”) for the 12 month period ending as of the most recent month end immediately prior to Closing from the services that are subcontracted to the Buyer pursuant to Section 8.2(b) exceed $[***] (the “Subcontract Cap”; provided, that if the Parties determine that the Revenue to be subcontracted to the Buyer pursuant to Section 8.2(b) would reasonably be expected to exceed the Subcontract Cap, the Parties shall negotiate in good faith to adjust the allocation of customer accounts and the methodologies set forth on Schedule 8.2(b)(i) and Schedule 8.2(b)(ii) in such manner that the Subcontract Cap shall not be exceeded. .
Section 8.3    Removal of Identification/Permits. As soon as reasonably practicable after the Closing Date, but in any event within (x) six (6) months after the Closing Date with respect to containers, (y) twelve (12) months after the Closing Date with respect to trucks and (z) ninety (90) days after the Closing Date with respect to signage and all other (i) Assets that are not trucks or containers and (ii) assets and properties of the Companies, the Buyer shall remove from the Assets and the other assets and properties of the Companies or otherwise conceal all visible Trademarks of, or that otherwise identify, the Sellers or any of their Affiliates, or that otherwise include the name “Waste Management” or “Advanced Disposal” or any variations or derivations thereof (collectively, “Seller Marks”); provided, however, that the Buyer shall not be required to remove or conceal any Seller Marks from any materials or assets, in each case that are in existence on the Closing Date and are not typically visible to the public, and the continued appearance of the Seller Marks thereon shall be permitted until such materials or assets are retired or rebranded in the ordinary course of business. The Buyer also agrees, following the Closing, to use commercially reasonable efforts to promptly file appropriate documents evidencing the transfer of the WM Assumed Permits and WM Permits and ADS Assumed Permits and ADS Permits to the Buyer, including any required filing with any Governmental Authority. In addition, the Buyer also agrees within sixty (60) days following the Closing Date, to submit permit modifications to change the name of any of the WM Assumed Permits, WM Permits, ADS Assumed Permits or ADS Permits that identify the Sellers or any of their Affiliates, or otherwise contain any Seller Marks. The Sellers shall use commercially reasonable efforts to cooperate with the Buyer to facilitate such permit transfers and modifications to the extent necessary. Notwithstanding the foregoing, the Buyer may use the Seller Marks solely in (i) connection with the “phase out” uses permitted by this Section 8.3 and (ii) a non-trademark manner (A) for use in corporate or financial records, tax or regulatory filings and other similar materials or (B) as may be required under applicable Laws.
Section 8.4    Replacement of Seller Credit Enhancements.
(a)    The Buyer agrees to provide at the Time of Closing substitute performance bonds, letters of credit, parent guarantees or other acceptable financial assurances to the requisite beneficiaries in substitution of those performance bonds, letters of credit, parent guarantees and other financial assurances of the WM Business and the ADS Business, respectively, as identified in Schedule 2.17 and Schedule 3.17 (the “Seller Credit Enhancements” and the Buyer’s substitutes for the Seller Credit Enhancements the “Substitute Credit Enhancements”) in order to cause or procure the release, effective as of the Closing Date, of all liabilities and obligations of the Sellers and their Affiliates under the Seller Credit Enhancements from and after the Closing Date; provided, however, that in no event will the Buyer or its Affiliates be obligated to obtain or replace, or secure any such arrangements with respect to, Seller Credit Enhancements to the extent such Seller Credit Enhancements support obligations that are Excluded Liabilities or otherwise relate to Excluded Assets. If the Buyer is unable to cause or procure the release of any Seller Credit Enhancement by the Time of Closing as contemplated in this Section 8.4(a), then (i) from and after the Time of Closing, the Buyer shall continue to use its reasonable best efforts to cause or procure the release under such Seller Credit Enhancement and (ii) the Buyer shall indemnify and hold harmless such Seller or its relevant Affiliate from any and all amounts required to be paid under or any Losses otherwise arising out of, relating to or resulting from any such Seller Credit Enhancement with respect to which the Buyer has been unable to cause or obtain such release. Sellers and their Affiliates shall provide the Buyer with a true copy of each Seller Credit Enhancement (together with the accurate and current contact information for each counterparty thereto) at least fifteen (15) Business Days prior to the anticipated Closing Date.
(b)    Notwithstanding anything in this Agreement to the contrary, the Buyer acknowledges and agrees that it shall be responsible for satisfying the creditworthiness standards, policies and requirements of the other parties to the underlying contracts and agreements to which the Seller Credit Enhancements relate and that any inability of the Buyer to meet such standards, policies or requirements from and after the Closing shall be the risk of the Buyer.
Section 8.5    Record Retention; Cooperation.
(a)    From and after the Closing, each of the Parties and their respective Affiliates shall retain the books, Business Records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business in their possession or control for at least seven (7) years following the Closing Date or for such longer period as may be required by Law or any applicable Order, and shall, and shall cause their respective Affiliates to provide the other Parties and their Affiliates and Representatives reasonable access during regular business hours to such Business Records (including the right to receive hard or electronic copies thereof), including to the extent necessary to (i) fully enforce, determine or exercise any rights or obligations in connection with the Advanced Disposal Merger or the Retained Claims, or (ii) perform any mandatory obligations towards any Governmental Authorities, government-controlled entities, public international organizations, or non-governmental institutions whose employees are treated because of that status or otherwise as government officials under applicable Laws.
(b)    From and after the Closing, the Buyer shall, and shall cause its Affiliates to, provide such assistance and cooperation, at the Sellers’ cost and expense, to the Sellers and their respective Affiliates and Representatives as any Seller may reasonably request in relation to any Proceedings (including any Retained Claims) by or against any Seller or its Affiliates, including by causing any Transferred Employees to be reasonably available to assist the Sellers and their respective Affiliates and Representatives in connection with any such Proceedings (including any Retained Claims) . The Sellers shall, and shall cause their respective Affiliates to, provide such assistance and cooperation at the Buyer’s cost and expense to the Buyer and its Affiliates and Representatives as the Buyer may reasonably request in relation to required regulatory filings of Buyer or its Affiliates (including securities law filings) in respect of periods ending on or prior to the Closing Date (including providing such information, including financial information, as is reasonably requested and making extracts and copies of such Business Records, including reasonable access to customary supporting information, data and documentation necessary for the preparation of the Buyer’s financial reports), in connection with any Proceedings (including any Retained Claims), or to the extent reasonably necessary or advisable to operate the Business after the Closing. The respective Parties shall be entitled, at their sole cost and expense, to make copies of the Business Records to which they are entitled to access pursuant to this Section 8.5. Notwithstanding anything to the contrary set forth in this Section 8.5, in no event shall any Seller be required to prepare any balance sheet, cash flow statement, income statement or statement of stockholders’ equity with regard to the Business, the Assets, the Companies or the Assumed Liabilities, whether prior to or following the Time of Closing.
(c)    The Sellers and their Affiliates shall use commercially reasonable efforts to cause the Asset Books and Records and the books and records of the Companies, including all books of account, ledgers, general, Tax, financial and accounting records, files, invoices, customers’ and suppliers’ lists, equipment hours and maintenance, personnel records related to the Transferred Employees (to the extent transferable in accordance with Law), billing records, manuals, customer and supplier correspondence, Governmental Authority correspondence, permits, and other records (in all cases, in any form or medium, including electronic communications) to be available to the Buyer or its designee in a mutually agreeable format, on the Closing Date. Without limiting any obligations of the Sellers or their Affiliates under the Seller TSA, if the Sellers are unable to cause any such books, records, documents and information to be made available to the Buyer or its designee in a mutually agreeable format on the Closing Date as contemplated in this Section 8.5(c), then from and after the Time of Closing, the Sellers and their Affiliates shall continue to use their respective commercially reasonable efforts to cause such books, records, documents and information to be made available to the Buyer or its designee in a mutually agreeable format as soon as reasonably practicable following the Closing Date (but in no event later than the Business Day following the date of the termination of the Seller TSA pursuant to and in accordance with its terms).
(d)    Without limiting Section 8.5(c), the Sellers and their Affiliates shall use commercially reasonable efforts to deliver to the Buyer copies of all documents, work product and other written items of information produced or created (or to be produced or created) by in-house employees with respect to legal or environmental matters or outside attorneys, experts or consultants (including environmental consultants), in each case for the benefit of the Sellers and their Affiliates with respect to the Companies, the Assets or the Assumed Liabilities, subject to Sellers’ and their Affiliates’ right to withhold or redact those portions of the foregoing that do not relate to the Companies, the Assets or the Assumed Liabilities (such documents and items of information, the “Shared Work Product”), in each case which is within the possession or control of the Sellers or their Affiliates, on the Closing Date; provided, that if the provision of any Shared Work Product requires the consent of any outside attorneys, experts or consultants or other person, then (x) without limiting their rights pursuant to the last sentence of this Section 8.5(d), the Sellers (and their Affiliates) shall use their commercially reasonable efforts to obtain such consent and (y) such Shared Work Product shall not be provided unless and until such consent has been obtained; provided, further, that if the Sellers and their Affiliates are unable to deliver the foregoing to the Buyer on the Closing Date, the Sellers and their Affiliates shall continue to use their respective commercially reasonable efforts to cause such Shared Work Product to be made available to the Buyer or its designee in a mutually agreeable format as soon as reasonably practicable following the Closing Date (but in no event later than the Business Day following the date of the termination of the Seller TSA pursuant to and in accordance with its terms). The Sellers and the Buyer agree that they share a common interest in defending the claims asserted in connection with the Assumed Liabilities and that it is in their mutual best interests to be able to share confidential, privileged or work product materials in the course of investigating, preparing defenses, defending and developing strategies on a joint basis without waiver of any applicable privilege, immunity or other protection. The Sellers and their Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, shall (i) have equal rights to assert all privileges in connection with privileged information under any Law that is included in the Shared Work Product and no such shared privilege may be waived without the prior written consent of the WM Parent and the Buyer and (ii) enter into such joint defense agreements or similar arrangements as are necessary or advisable to give effect to this Section 8.5(d). Upon the Buyer’s written request, the Sellers shall, and shall cause their Affiliates to, (A) to identify and reasonably cooperate in Buyer’s efforts to engage the outside attorneys, experts or consultants involved in the preparation of the Shared Work Product and (B) other than in respect of any Retained Claim, waive any actual or potential conflict of interest arising from Buyer’s engagement of such attorneys, experts or consultants for the purposes of such attorneys, experts or consultants providing the Buyer with services with respect to the Liabilities of the Companies or the Assumed Liabilities for which such attorneys, experts or consultants have previously provided work to the Sellers or their Affiliates prior to the Time of Closing (except any such waiver may expressly provide that no such attorney, expert or consultant may provide advice with respect to, or otherwise participate in, any litigation or other adverse proceeding against the Sellers or their Affiliates) and promptly notify the applicable attorney, expert or consultant of such waiver. The Sellers agree that as to any Shared Work Product not within the possession or control of the Sellers or their respective Affiliates, but rather within the possession or control of the applicable attorney, expert or consultant, following the Closing the Sellers will cooperate with the Buyer, upon the written request of the Buyer, in requesting the delivery of such Shared Work Product to the Buyer, subject to the third sentence of this Section 8.5(d). In no event shall any of the Sellers or their Affiliates be obligated to expend any sum of money (other than de minimis administrative costs or expenses incurred by the Sellers or their Affiliates) or agree to any concession with any Person in connection with the foregoing, unless all of such costs and expenses (including any costs and expenses related to any such concession), if any, will be borne exclusively by the Buyer.
Section 8.6    Wrong-Pockets. If any of the Sellers receives any payment with respect to any Asset after the Closing (which such payments shall not include payments with respect to WM Accounts Receivable, WM Unearned Revenue Amount, ADS Accounts Receivable or ADS Unearned Revenue Amount, but which shall include any other amount received after the Closing Date from customers with respect to the Assumed Contracts or Other Business Arrangements for services to be provided by the Buyer on or after the Closing Date) WM Parent agrees to cause such funds to be promptly remitted to the Buyer to the extent related to such Asset, and the Buyer shall reimburse such WM Parent or its Subsidiaries, as applicable, for its reasonable third-party expenses incurred in connection therewith. If the Buyer or any Affiliate of the Buyer (including, for the avoidance of doubt, the Companies) receives any payment with respect to any of the WM Excluded Assets or ADS Excluded Assets after the Closing, the Buyer agrees to promptly remit (or cause to be promptly remitted) such funds to the WM Parent to the extent related to such WM Excluded Asset or ADS Excluded Asset, and the WM Parent shall cause the Buyer to be reimbursed for its reasonable third-party expenses incurred in connection therewith.
Section 8.7    Insurance.
(a)    Except as otherwise provided in this Section 8.7, the Buyer acknowledges and agrees that (i) coverage for the Business, the Companies, the Assets and the Assumed Liabilities under the insurance policies of the Sellers or their respective Affiliates or by any of their self-insurance programs or other similar arrangements (the “Seller Insurance”) will no longer exist from and after the Closing including with respect to claims arising from events that occur or are alleged to have occurred prior to the Closing Date (“Pre-Closing Occurrences”), (ii) the Sellers will not purchase any “tail” policy or other additional or substitute coverage for the benefit of the Buyer, (iii) subject to the last sentence of this Section 8.7(a), the Sellers shall retain any proceeds that may be obtained under any Seller Insurance and the Buyer shall have no right to receive any such proceeds and (iv) Buyer will arrange for its own insurance policies (including self-insurance or similar arrangements) with respect to the Business, the Companies, the Assets and the Assumed Liabilities, including, to the extent available, with respect to events that occur or are alleged to have occurred prior to the Closing Date. In the event that, following the Closing, the Buyer or its Affiliates have a claim with respect to a Pre-Closing Occurrence that is in respect of an Excluded Liability, the Buyer shall promptly notify the Sellers of such claim and the Seller shall address such claim and it shall constitute an Excluded Liability for purposes of this Agreement. During the Interim Period (and, with respect to occurrence-based Seller Insurance, following the Closing), the WM Parent shall take no action (and shall cause its Affiliates not to take any action) to (i) exclude or remove the Companies, the Assets or the Assumed Liabilities from coverage that may be available under any Seller Insurance with respect to Pre-Closing Occurrences, (ii) terminate or cancel any such Seller Insurance or (iii) amend or modify any such Seller Insurance in any manner that would (or take any other action that would) reasonably be expected to materially and adversely impact the availability of recoverable proceeds under any such Seller Insurance; provided, that the foregoing shall not limit the ability of the WM Parent and its Affiliates to make claims under any Seller Insurance for their own account. In the event that, following the Closing, the Buyer or its Affiliates have a claim with respect to a Pre-Closing Occurrence for the repair, restoration or replacement of an Asset or any asset or property then owned by the Companies that was conveyed to the Buyer pursuant to this Agreement in a condition that required such repair, restoration or replacement that is covered by any occurrence based Seller Insurance, the Buyer shall promptly notify the Sellers of such claim and the Sellers shall, and shall cause their applicable Affiliates, to submit such claim and to the extent that the Sellers or their respective Affiliates receive any proceeds pursuant to Seller Insurance in respect of any such claim, such proceeds (net of any costs associated with obtaining such proceeds) shall promptly be remitted to Buyer.
(b)    [***]
(c)    During the Interim Period, the Sellers shall (and shall cause their Affiliates to) use their commercially reasonable efforts to extend (effective as of the Closing) the reporting period under the Sellers’ current Pollution Legal Liability Policy with Markel with respect to the Assets and the Companies covered by such policy as of the Closing Date for at least five (5) years after the Closing Date (the “Extended Policy”), which shall be for the benefit of the Buyer from and after the Closing; provided further that in no event shall any Seller or any its Affiliates be required to expend in excess of $300,000 in premium and broker commission (the “Cap”) to obtain the Extended Policy, unless the Buyer agrees to reimburse such Seller or such Affiliate for any premium and broker commission with respect thereto in excess of the Cap. In the event that following the Closing, the Buyer or any of its Affiliates becomes subject to any Proceeding (other than Retained Claims) arising out of, resulting from or related to, any conditions, facts or circumstance underlying any Retained Existing Claim (each such Proceeding, a “Related Claim”), the Buyer shall have the right (but not the obligation) to submit such Related Claim to the WM Parent and request the WM Parent (or any of its Affiliates) to submit such Related Claim to the applicable insurance carrier to be processed, defended or denied pursuant to any claims made Seller Insurance, including the Extended Policy. To the extent coverage for any such Related Claim is available under any Seller Insurance, the WM Parent shall, and shall cause its applicable Affiliates to, cooperate with the Buyer in the pursuit of recovery thereunder for any such Related Claim, and recover and provide the Buyer or its Affiliates with all insurance proceeds recovered by Seller or its Affiliates in respect of such Related Claim; provided that the Buyer shall be solely responsible for any deductibles and any Losses relating to any Related Claim that are uncollectible under such Seller Insurance (including legal fees and any amounts in excess of any applicable policy limits); provided, further that Buyer shall be solely responsible for any Losses related to any Related Claim for which no coverage is available under any Seller Insurance. The penultimate sentence of Section 8.7(b) shall apply mutatis mutandis to any settlement, compromise or discharge of any Related Claim.
Section 8.8    Confidentiality.
(a)    From the Time of Closing until two (2) years after the Time of Closing, each of the Parties shall and shall cause their respective Subsidiaries (including, with respect to the Buyer following the Closing, the Companies) to hold in conଁdence and not disclose to any other Person or use any and all conଁdential information, conଁdential materials or conଁdential data provided or disclosed to such Party or its Representatives by or on behalf of any other Party or its Affiliates in connection with the transactions contemplated by this Agreement concerning, (i) in the case of the Sellers, the Business, and (ii) in the case of the Buyer, the Sellers or their Affiliates and their respective businesses, other than the Business (the “Seller Information”), except to the extent that such information, materials or data can be shown to have been (x) generally available to or known by the public other than as a result of a disclosure or other action (or failure to act) through no fault of the receiving Party or its Representatives acting on its behalf, (y) acquired by the receiving Party or its Representatives from and after the Closing Date on a non-conଁdential basis (other than, with respect to the Sellers, received from sources related to its or their prior ownership of the Companies or Assets) or (z) independently created by or on behalf of the receiving Party from and after the Closing without reference to any conଁdential information, conଁdential materials or conଁdential data concerning the Business, or the Seller Information, as applicable.
(b)    If any of the Parties or their respective A଀iliates are required by Law or applicable rules and regulations of the New York Stock Exchange or the Toronto Stock Exchange to disclose any such conଁdential information, conଁdential materials or conଁdential data, the Parties shall, or shall cause such A଀iliate, to the extent permitted by applicable Law, promptly notify the Buyer, in the case of the Sellers, or the WM Parent, in the case of the Buyer, in writing and may disclose, without liability hereunder, only that portion of such information, materials or data which such Party or such Affiliate is advised by its counsel is legally required to be disclosed; provided, however, that such Party or its applicable A଀iliate shall use commercially reasonable e଀orts to obtain an appropriate protective order or other reasonable assurance that conଁdential treatment will be accorded such information, materials or data, as applicable.
(c)    Nothing in this Section 8.8 shall prohibit (i) the use by any of the Sellers and any of their A଀iliates of information, materials or data concerning the Business that, as of the Closing Date, was, in addition to being used in connection with the Business, also used by such Seller or such Affiliate in connection with their respective businesses other than the Business or (ii) any disclosure by any Party reasonably made in connection with the enforcement of any right or remedy relating to any of the Agreement or the transactions contemplated hereby or thereby.
Section 8.9    Transfer Formalities and Costs.
(a)    All registration, filing and other formalities relating to or required for the transfer of the Assets shall be the sole responsibility of the Buyer, and the Buyer shall pay all costs and expenses in connection thereto.
(b)    At least ten (10) days prior to the anticipated Closing Date, the Sellers shall deliver to the Buyer a true and complete list of all title and registration information (including information as to make, model, VIN number, registration state, associated location and in-service date) with respect to each licensed vehicle included in the Assets. Within ten (10) days after the Closing Date, the Sellers shall deliver to the Buyer the original versions of all title and registration information and documentation in the possession of the Sellers and their Affiliates in respect of such vehicles via a nationally recognized overnight delivery service to the address designated by the Buyer in writing. The Sellers and their Affiliates, as applicable, shall keep valid registrations in respect of each licensed vehicle included in the Assets for a period of forty-five (45) days from the date such original documents are delivered to the Buyer pursuant to the immediately preceding sentence of this Section 8.9(b). The Buyer shall promptly reimburse the Sellers and their Affiliates for any registration or other fees incurred by the Sellers or its Affiliates in maintaining such registrations pursuant to the immediately preceding sentence of this Section 8.9(b).
Section 8.10    Indemnification.
(a)    From and after the Closing Date, the Buyer agrees that it will indemnify, defend, protect and hold harmless the Sellers and their respective directors, officers, employees, stockholders and its and their respective Affiliates (collectively, the “Seller Indemnified Parties”) from and against all Losses arising out of, relating to or resulting from the Assumed Liabilities or the Companies, including the ownership and operation thereof (excluding any Losses arising out of, relating to or resulting from (x) Taxes that are the responsibility of the WM Parent pursuant to Section 7.2(b) and (y) any Retained Claim, to the extent such Losses are the responsibility of the WM Parent pursuant to Section 8.7), in each case whether arising before, on or after the Closing and irrespective of whether such Losses attach or accrue to the Buyer, any Seller or any Company in the first instance.
(b)    From and after the Closing Date, the WM Parent agrees that it will indemnify, defend, protect and hold harmless the Buyer and its directors, officers, employees, stockholders and its and their Affiliates (including, following the Closing, the Companies) (collectively, the “Buyer Indemnified Parties”) from and against all Losses arising out of, relating to or resulting from (i) the Excluded Liabilities, or (ii) any “controlled group” Liabilities arising under Title IV of ERISA imposed upon a WM Company or ADS Company, to the extent that such Liabilities are attributable to the pre-Closing “ERISA Affiliate” status of any such WM Company or ADS Company as a result of Liabilities incurred by another member of the “controlled group”, in each case, whether arising before, on or after the Closing and irrespective of whether such Losses attach or accrue to the Buyer, any Seller or any Company in the first instance.
Section 8.11    Independent Investigation. The Buyer has conducted its own independent investigation of the Companies, the Assets, the Assumed Liabilities, the Business and any related liabilities. The Buyer acknowledges that it has had access to the Assets, the Companies and their Affiliates’ personnel and to any and all permit documents and information and other documents and information that the Buyer has requested or otherwise determined is necessary as part of the Buyer’s due diligence review of the Companies, the Assets, the Assumed Liabilities, the Business and any related liabilities. The Buyer has been provided all information and documentation it has requested and has received answers to all questions asked of the Companies and their Affiliates’ personnel. THE BUYER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, INCLUDING THE REPRESENTATIONS AND WARRANTIES IN ARTICLE II AND ARTICLE III (IN EACH CASE, AS MODIFIED BY THE SCHEDULES), IN ANY OTHER TRANSACTION AGREEMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, ALL PERSONAL PROPERTY, INVENTORY, EQUIPMENT, FIXTURES, PROPERTIES AND ASSETS DELIVERED PURSUANT HERETO ARE DELIVERED “AS IS,” “WHERE IS,” “WITH ALL FAULTS” AND IN THE CONDITION IN WHICH THE SAME EXIST. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN INCLUDING THE REPRESENTATIONS AND WARRANTIES IN ARTICLE II AND ARTICLE III (IN EACH CASE, AS MODIFIED BY THE SCHEDULES), THE SELLERS HAVE NOT MADE, AND THE SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, RELATING TO THE KIND, SIZE, QUALITY, DESCRIPTION OR CONDITION OF THE PERSONAL PROPERTY, INVENTORY, EQUIPMENT, FIXTURES, PROPERTIES AND ASSETS OF THE COMPANIES OR THAT PERTAIN TO THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR THE ABSENCE OF ANY DEFECTS IN ANY OF THE REAL OR PERSONAL PROPERTY, INVENTORY, EQUIPMENT, FIXTURES, PROPERTIES OR ASSETS OF THE COMPANIES OR THE ASSETS (WHETHER LATENT OR PATENT). WITHOUT LIMITING ANY OBLIGATIONS OF THE SELLERS OR THEIR AFFILIATES UNDER THE SELLER TSA OR THE PARTIES UNDER SECTION 8.1(B), THE BUYER (I) ACKNOWLEDGES THAT PERMITS ARE REQUIRED FOR THE COMPANIES AND THE ASSET SELLERS TO OWN AND OPERATE CERTAIN OF THEIR ASSETS, AND THAT THE SALE AND TRANSFER OF THE EQUITY INTERESTS AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY MAY REQUIRE THIRD PARTY CONSENTS TO BE OBTAINED UNDER THE APPLICABLE PERMITS, (II) ASSUMES ALL RISK AND LIABILITY ASSOCIATED WITH OBTAINMENT OF ANY CONSENTS REQUIRED OR NECESSARY TO OPERATE THE ASSETS AND CONDUCT THE BUSINESS AND (III) UNDERSTANDS AND ACKNOWLEDGES THAT SUCH CONSENTS MAY BE GRANTED SUBJECT TO CERTAIN CONDITIONS OR UNDER DIFFERENT OR LESS FAVORABLE TERMS THAN THE CONDITIONS AND TERMS APPLICABLE TO THE PERMITS CURRENTLY HELD BY THE COMPANIES OR THE ASSET SELLERS AND THE BUYER ASSUMES THE RISK OF SUCH DIFFERENT OR LESS FAVORABLE CONDITIONS OR TERMS. FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE BUYER WAIVES (ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING THE COMPANIES)) ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST ANY SELLER INDEMNIFIED PARTY, AND AGREES NO RECOURSE SHALL BE SOUGHT OR GRANTED AGAINST ANY OF THEM, RELATING TO THE ASSUMED LIABILITIES OR THE COMPANIES, INCLUDING THE OWNERSHIP AND OPERATION THEREOF, IN EACH CASE WHETHER ARISING BEFORE, ON OR AFTER THE CLOSING OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED HEREIN, THE SCHEDULES AND EXHIBITS HERETO AND ANY CERTIFICATE, INSTRUMENT, OR OTHER DOCUMENTS DELIVERED IN CONNECTION HEREWITH) AND THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER ARISING UNDER OR BASED UPON ANY FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, LAW, ORDINANCE, RULE OR REGULATION OR OTHERWISE (INCLUDING ANY RIGHT, WHETHER ARISING AT LAW OR IN EQUITY, TO SEEK INDEMNIFICATION, CONTRIBUTION, COST RECOVERY, DAMAGES, OR ANY OTHER RECOURSE OR REMEDY, INCLUDING AS MAY ARISE UNDER COMMON LAW). FURTHERMORE, FROM AND AFTER THE CLOSING, WITHOUT LIMITING THE GENERALITY OF THIS SECTION 8.11, EXCEPT TO THE EXTENT PROVIDED UNDER ANY EXPRESS COVENANT OR OBLIGATION IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION AGREEMENT, NO ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OR LEGAL PROCEEDING OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) SHALL BE BROUGHT OR MAINTAINED BY THE BUYER OR ANY OF ITS AFFILIATES (INCLUDING, AFTER THE CLOSING, THE COMPANIES) AGAINST ANY SELLER INDEMNIFIED PARTY, AND NO RECOURSE SHALL BE SOUGHT OR GRANTED AGAINST ANY OF THEM, BY VIRTUE OF OR BASED UPON (I) ANY ALLEGED MISREPRESENTATION OR INACCURACY IN OR BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS TO HAVE BEEN PERFORMED PRIOR TO THE CLOSING SET FORTH OR CONTAINED IN THIS AGREEMENT, ANY CERTIFICATE, INSTRUMENT, OR OTHER DOCUMENTS DELIVERED HEREUNDER, THE EXHIBITS AND SCHEDULES HERETO OR THE SUBJECT MATTER HEREOF OR THEREOF, OR (II) THE ASSUMED LIABILITIES, THE BUSINESS OF THE COMPANIES, THE OWNERSHIP, OPERATION, MANAGEMENT, USE OR CONTROL OF THE COMPANIES, THE ASSETS OR THE BUSINESS OF THE COMPANIES, ANY OF THEIR ASSETS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTIONS OR OMISSIONS AT OR PRIOR TO THE CLOSING DATE. THE PARTIES AGREE AND UNDERSTAND THAT NOTHING IN THIS AGREEMENT, INCLUDING THIS SECTION 8.11, SHALL LIMIT ANY CLAIMS FOR FRAUD.
Section 8.12    Restrictive Covenants; Notice of Restrictive Covenants.
(a)    The WM Parent hereby agrees that, until the second (2nd) anniversary of the Closing Date (such period, the “Restricted Period”), the WM Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, without the Buyer’s prior written consent, solicit any of the WM Hauling Accounts, the ADS Hauling Accounts or the Buyer Assigned Accounts (collectively, the “Restricted Customers”) for the provision of services that were provided to such accounts by the Sellers prior to the Closing that will be provided by the Buyer following the Closing (collectively, the “Restricted Services”); provided, however, that the foregoing solicitation restriction shall not (w) prohibit solicitation by the WM Parent or any of its Subsidiaries via broadly disseminated advertisements of services not specifically directed at such Restricted Customers, (x) prohibit the WM Parent or any of its Subsidiaries from providing Restricted Services to Restricted Customers who contact the WM Parent on their own initiative requesting the provision of Restricted Services without any encouragement or solicitation from the WM Parent or its Subsidiaries or its or their Representatives acting on their behalf, (y) restrict the ability of the WM Parent or any of its Subsidiaries from providing, or soliciting to provide, any services to Restricted Customers other than Restricted Services or (z) restrict the ability of the WM Parent or any of its Subsidiaries to acquire any Person or assets that provide Restricted Services to Restricted Customers and thereafter continuing to provide such Restricted Services.
(b)    The WM Parent hereby agrees that during the Restricted Period, WM Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, without the Buyer’s prior written consent, solicit for hire or engagement, or hire or engage, any Transferred Employee; provided, however, that the foregoing solicitation restriction shall not prohibit the WM Parent or its Subsidiaries from soliciting for hiring or engagement or hiring or engaging any Transferred Employee (i) pursuant to broadly disseminated general advertisements for employment not specifically directed at Transferred Employees or (ii) whose employment with the Buyer or its Subsidiaries is terminated after the Closing and at least three (3) months prior to date of hire without any direct or indirect encouragement or solicitation from the WM Parent or its Subsidiaries or its or their Representatives acting on their behalf.
(c)    WM Parent acknowledges and agrees that irreparable damage would occur in the event of a violation of the provisions of this Section 8.12. WM Parent further acknowledges and agrees that the agreements contained in this Section 8.12 are an integral part of the transactions contemplated hereby and that, without these agreements, the Buyer would not enter into this Agreement. If, at the time of enforcement of the covenants contained in this Section 8.12 (the “Restrictive Covenants”), a court or arbitrator shall hold that the duration of the Restricted Period, scope or area restrictions of the Restrictive Covenants are unreasonable or otherwise unenforceable under circumstances then existing, the WM Parent agrees that such court or arbitrator shall be entitled to amend and substitute the Restricted Period, scope or area as it determines is enforceable under such circumstances for the stated duration, scope or area in the Restrictive Covenants and that, in such case, the court or arbitrator shall be allowed and directed to revise the Restrictive Covenants to cover the maximum period, scope and area permitted by Law.
(d)    The Sellers shall notify all relevant personnel of the Sellers and their Affiliates of the restrictions set forth in Section 8.12(a), including the restriction on encouraging or soliciting any Restricted Customer to request the provision of the Restricted Services by the WM Parent or its Subsidiaries, and shall direct such personnel to abide by such restrictions.
(e)    Each Seller, on behalf of itself and its Affiliates, hereby waives any rights it may have following the Time of Closing to enforce any noncompetition, restrictive covenant or other similar obligations of any Transferred Employee in respect of such Transferred Employee’s employment with, or ability to provide services to, the Buyer or any of its Affiliates following the Time of Closing.
Section 8.13    Data Room CD. At least one (1) Business Day prior to the Closing, the Sellers shall deliver to the Buyer a compact disc (or other mutually agreeable electronic format) containing copies of all the documents contained in the Data Room as of the Execution Date.
Section 8.14    TSA Services. The Sellers shall notify all relevant personnel of the Sellers and their Affiliates of the services to be provided to the Business pursuant to the Seller TSA and the Sellers shall, and shall ensure that their relevant personnel, (i) not take any actions that would result in the inability to deliver the Assets and the assets of the Companies to the Buyer in working condition, (ii) not remove from the Companies and their properties or any location included in the Assets any of the Sellers’ or their Affiliates assets that are related to the services to be provided to the Buyer in accordance to the Seller TSA, and (iii) be in a position to provide the services set forth in the Seller TSA in accordance with the terms of the Seller TSA. During the Interim Period, WM Parent and the Buyer will negotiate in good faith to mutually agree on a form of letter to be sent by the applicable Sellers to those customers of the Business contemplated to be transferred, assigned to or serviced by the Buyer or its Affiliates following the Time of Closing pursuant to this Agreement or the other Transaction Agreements notifying such customers of the consummation of the transactions contemplated hereby, which letter shall be sent by such Sellers to such customers as soon as reasonably practicable after the Time of Closing but in no event more than five (5) Business Days after the Closing Date.
ARTICLE IX
TERMINATION; WAIVER
Section 9.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Time of Closing:
(a)    by mutual written consent executed by each of the Parties;
(b)    by the Buyer, upon written notice to the WM Parent and the ADS Parent, if there is an inaccuracy or breach of any representation, warranty, covenant or agreement of the Sellers set forth in this Agreement which breach has not been cured within thirty (30) days following receipt by the WM Parent and the ADS Parent of written notice of such breach and which breach results in or would reasonably be expected to result in the conditions specified in Section 6.2(a) and (b) to not be satisfied; provided, that this right of termination shall not be available to the Buyer if the Buyer is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(c)    by the WM Parent, upon written notice to the Buyer, if there is an inaccuracy or breach of any representation, warranty, covenant or agreement of the Buyer set forth in this Agreement which breach has not been cured within thirty (30) days following receipt by the Buyer of written notice of such breach and which breach results in or would reasonably be expected to result in the conditions specified in Section 6.3(a) and (b) to not be satisfied; provided, that this right of termination shall not be available to the WM Parent if the WM Parent or the ADS Parent is in material breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement;
(d)    by the Buyer (on the one hand) or the WM Parent (on the other hand), if the Closing shall not have occurred, other than due to the breach of any provision of this Agreement by the Party seeking termination, on or before December 4, 2020 (the “End Date”);
(e)    by the Buyer (on the one hand) or the WM Parent (on the other hand) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, regulation or Order that is in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting consummation of such transactions and such law, regulation or Order is or shall have become final and non-appealable, including if the staff of the DOJ has informed the Parties that under no circumstances will it recommend approval of the transactions contemplated hereby or pursuant to the Advanced Disposal Merger, or if the DOJ withdraws or retracts such recommendation (including any proposed final judgment filed in court in connection with the Advanced Disposal Merger), and informs the Sellers it will not re-recommend such approval; or
(f)    by the Buyer, the WM Parent or the ADS Parent, if the Advanced Disposal Merger Agreement has been validly terminated.
Section 9.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall thereafter be of no further force and effect, without any liability on the part of any Party or its managers, directors, officers, members or stockholders; provided, however, that nothing contained in this Section 9.2 shall relieve any Party from liability for any willful breach of this Agreement by such Party occurring prior to such termination; provided, further, that Section 5.3(d), Section 5.3(e), the first sentence of Section 5.6(b), this Section 9.2, the provisions of Article X and the related defined terms set forth in Exhibit A, and the Confidentiality Agreement shall survive the termination hereof (and in the case of the Confidentiality Agreement shall survive as if this Agreement had not been entered into by the Parties).
Section 9.3    Extension; Waiver. At any time prior to the Time of Closing, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties or (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
ARTICLE X
MISCELLANEOUS
Section 10.1    Survival; Recourse.
(a)    The representations and warranties set forth in this Agreement (and in any certificate, document or instrument delivered in connection with this Agreement) will terminate effective as of Closing and will not, for any purpose, survive the Closing. Following the Closing, no Person will be entitled to any recovery or to make any claim whatsoever (including any claim of detrimental reliance or breach of contract or otherwise) or to assert any other right or remedy (whether in contract, in tort, at law, in equity or otherwise), in each case in respect of any inaccuracy or breach thereof against any Party or any of their respective Affiliates. The covenants and agreements requiring performance prior to Closing will terminate effective as of the Closing and will not for any purpose survive Closing and the other covenants and agreements set forth herein will survive the Closing in accordance with their respective terms. The Parties expressly intend that the foregoing alter any applicable statutes of limitation. Buyer (for itself and on behalf of its Affiliates) hereby acknowledge and agree that these limitations on liability were expressly bargained for and are a material inducement for WM Parent (on behalf of the WM Sellers) and ADS Parent (on behalf of the ADS Sellers) to enter into this Agreement and consummate the transactions contemplated hereby and in furtherance hereof each Party hereby knowingly, voluntarily and irrevocably waive any and all rights and remedies to which they would otherwise be entitled (whether in contract, in tort, at law, in equity or otherwise) in respect of any such inaccuracy, breach, non-performance or non-compliance that such Party may have against the other Parties or any of their Affiliates. The Parties agree and understand that nothing in this Agreement, including this Section 10.1(a) shall limit any claims for Fraud.
(b)    Except in the case of Fraud, from and after the Closing, Buyer and its Affiliates’ sole recourse and remedy for any breaches of any representation or warranty or pre-closing covenant contained in this Agreement (or any certificate, document or instrument delivered in connection with this Agreement) shall be the R&W Insurance Policy.
Section 10.2    Amendment and Modification. Except as provided otherwise in this Agreement, this Agreement may be amended, modified or supplemented only by written agreement of the Parties.
Section 10.3    Waiver of Compliance; Consents. Any failure on the part of the Buyer on the one hand, or any of the Sellers, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by WM Parent or the Buyer, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3.
Section 10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person, by a nationally recognized overnight delivery service, or by registered or certified mail (postage prepaid, return receipt requested) to the other party at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):
(a)    if to any WM Seller or, following the closing of the Advanced Disposal Merger, any ADS Seller, to:
Waste Management, Inc.
1001 Fannin Street
Houston, TX 77002
Attention: John J. Morris, Executive Vice President and Chief Operating Officer
E-Mail: JMorris@wm.com
with a required copy to:
Waste Management, Inc.
1001 Fannin Street
Houston, TX 77002
Attention: General Counsel
E-Mail: gclegal@wm.com
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Alan M. Klein
Facsimile: (212) 455-2502
E-Mail: aklein@stblaw.com
and
Simpson Thacher & Bartlett LLP
600 Travis Street, Suite 5400
Houston, TX 77002
Attention: Christopher R. May
Facsimile: (713) 821-5602
E-Mail: cmay@stblaw.com
and
Vedder Price P.C.
1401 I Street NW Suite 1100
Washington, District of Columbia 2005
Attention: Brian K. McCalmon
E-Mail: bmccalmon@vedderprice.com
(b)    if to any ADS Seller prior to the closing of the Advanced Disposal Merger, to:
Advanced Disposal Services, Inc.
90 Fort Wade Rd., Suite 200
Ponte Vedra Beach, FL 32081
Attention: Richard Burke and Michael K. Slattery
E-Mail: Richard.Burke@AdvancedDisposal.com; Michael.Slattery@AdvancedDiposal.com
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Scott Petepiece and Daniel Litowitz
Facsimile: (212) 848-7179
E-Mail: SPetepiece@Shearman.com; Daniel.Litowitz@Shearman.com
and
Mayer Brown LLP
1999 K Street, N.W.
Washington, D.C. 20006-1101
Attention: Mark W. Ryan and William H. Stallings
Facsimile: (202) 830-0328
E-Mail: mryan@mayerbrown.com; wstallings@mayerbrown.com
(c)    if to the Buyer or Buyer Guarantor, to:
GFL Environmental Inc.
135 Yorkville Ave, Suite 800
Toronto, ON, M5R 0C7100
Attention: Patrick Dovigi
Facsimile: +1 (416) 673-9380
Email: pdovigi@gflenv.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: Paul Kukish
Facsimile: +1 (212) 751-4684
Email: paul.kukish@lw.com
Section 10.5    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties; provided that the Buyer may assign this Agreement (in whole or in part) and any or all rights and obligations under this Agreement to one or more of the wholly-owned Subsidiaries of the Buyer Guarantor upon prior written notice to the WM Parent and the ADS Parent; provided further that no such assignment will release the Buyer from any liability under this Agreement.
Section 10.6    Governing Law. This Agreement shall be governed by the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including matters of validity, construction, effect, performance and remedies.
Section 10.7    Jurisdiction and Venue. Any and all suits, actions, or proceedings against any party to this Agreement arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought in any state or federal court in Delaware and each Party submits to and accepts the jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each Party also agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought. EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, PROCEEDING OR COUNTERCLAIM ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.
Section 10.8    Process. Any process against the Parties, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby may be served personally or by certified mail at the address set forth in Section 10.4 with a required copy (which shall not constitute notice) by certified mail to the last known address of the counsel of the Buyer or the Sellers, as the case may be, with the same effect as though served on it personally.
Section 10.9    Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Article IX) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.
Section 10.10    Counterparts; Electronic Transmissions. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or electronic transmissions of executed signature pages are agreed and deemed by all Parties to constitute originals fully enforceable and binding upon the Parties.
Section 10.11    Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
Section 10.12    Entire Agreement. This Agreement, including the Exhibits hereto, the Other Transaction Agreements and the instruments and schedules referred to herein or therein (including the Schedules), together with the Confidentiality Agreement and, with respect to the WM Parent and the ADS Parent only, together with the Advanced Disposal Merger Agreement, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. Each of the WM Parent (for itself and its Affiliates) and the ADS Parent (for itself and its Affiliates) agrees that the entry into, and performance of its respective obligations under, this Agreement, are consistent with and in furtherance of each party’s obligations under the Advanced Disposal Merger Agreement, and that such actions shall not (i) be deemed to amend, modify the terms of or expand the obligations of the parties under the Advanced Disposal Merger Agreement and (ii) so long as the performance of such party’s obligations under this Agreement are in accordance with this Agreement, serve as a basis for a claim of breach of any applicable representation, warranty, covenant or agreement by such party in the Advanced Disposal Merger Agreement.
Section 10.13    Schedules. Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement to the extent such disclosure is reasonably apparent on its face that it also qualifies or applies to such other Schedules. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
Section 10.14    Expenses. Except as otherwise provided in this Agreement, the Buyer shall pay all expenses incurred by the Buyer in connection with entering into and carrying out its obligations pursuant to this Agreement, including all its attorneys’ fees, and each Seller shall pay all expenses incurred by such Seller in connection with entering into and carrying out their obligations pursuant to this Agreement, including all its attorneys’ fees.
Section 10.15    No Third Party Beneficiaries. No Person other than the Parties and their respective successors and permitted assigns shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of any provision of this Agreement or in reliance hereon, except that (i) the provisions of Section 5.3(c), Section 8.10(a) and Section 8.11 are expressly intended for the benefit of, and shall be enforceable by, the Seller Indemnified Parties and (ii) the provisions of Section 8.10(b) are expressly intended for the benefit of, and shall be enforceable by, the Buyer Indemnified Parties.
Section 10.16    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.
Section 10.17    Construction.
(a)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
(b)    Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented, extended and restated (including by means of any change order, waiver or other modification) through the date as of which such reference is made, and, as to any Law, any successor Law and shall also be deemed to refer to all rules and regulations promulgated thereunder.
(c)    The words “includes” or “including” means including, without limitation.
(d)    All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
(e)    The terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole.
(f)    Reference to a Person includes its predecessors, successors and permitted assigns.
(g)    The singular includes the plural and the masculine includes the feminine, and vice versa.
(h)    References to “days” means calendar days.
(i)    References in this Agreement to “$” shall mean the legal tender of the United States of America.
(j)    The word “or” when used in this Agreement is not exclusive and shall have the meaning represented by the term “and/or”.
(k)    The phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was made available for viewing by the Buyer or its Representatives in (i) the ADS Companies’ Gold Tracker or (ii) the electronic data room for Project: Divestitures Everglades (the “Data Room”) as it existed at 3:00 p.m., New York City time, on the day before the Execution Date.
Section 10.18    Waiver of Conflicts; Privilege. Simpson Thacher & Bartlett LLP, Vedder Price P.C. and Stinson LLP have acted as legal counsel to WM Parent and its Affiliates prior to the Closing and Shearman & Sterling LLP and Mayer Brown LLP have acted as legal counsel to ADS Parent and its Affiliates prior to the Closing (each such legal counsel, “Prior Counsel”). Each Prior Counsel intends to act as legal counsel to the respective Sellers and their respective Affiliates after the Closing. The Buyer hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Prior Counsel representing such Sellers and their respective Affiliates after the Closing to the extent such representation relates to the Business or the transactions contemplated hereby. All communications involving attorney-client confidences between any of the Sellers and their respective Affiliates and Prior Counsel in the course of the negotiation, documentation and consummation of the transactions contemplated hereby (the “Protected Seller Communications”) shall be deemed to be attorney-client confidences that belong solely to the respective Sellers and their respective Affiliates. Accordingly, the Buyer shall not have access to any such communications, or to the files of Prior Counsel relating to the engagement, whether or not the Closing shall have occurred. From and after the Closing, the Buyer shall not, and shall cause its Affiliates not to, disclose (i) any documents or other information that, if disclosed, would cause a waiver of any privilege that could be asserted under Law (in effect on or after the Closing Date) if such waiver could reasonably be expected to have an adverse effect on any Seller Indemnified Party or (ii) any documents created or existing prior to the Closing Date that, if disclosed, would cause a waiver of any privilege that could be asserted under Law (in effect on or after the Closing Date) with respect to the Companies or the Business. Notwithstanding the foregoing, in the event that a dispute arises between the Companies and their Affiliates (including the Buyer), on the one hand, and a Third Party other than the Sellers and their Affiliates, on the other hand, the Companies and their Affiliates (including the Buyer) may assert the attorney-client privilege with respect to Protected Seller Communications to prevent disclosure of confidential communications to such Third Party.
Section 10.19    Bulk Sale. The Parties acknowledge that the Sellers will not comply with the provisions of the bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
Section 10.20    Date of Performance. If the date for performance of any act under this Agreement falls on a Saturday, Sunday or federal holiday, the date for such performance shall automatically be extended to the first succeeding Business Day which is not a Saturday, Sunday or federal holiday.
Section 10.21    Buyer Guarantee.
(a)    The Buyer Guarantor hereby irrevocably and unconditionally guarantees to the WM Parent and the ADS Parent the punctual and full payment, performance and discharge by the Buyer or its assignees of all of the covenants, obligations and liabilities of the Buyer or its assignees under this Agreement, including due and punctual payment of all amounts if and when due and payable by the Buyer or its assignees hereunder when and as the same shall become due and payable (collectively, the “Buyer Obligations”), in accordance with the terms hereof. The Buyer Guarantor acknowledges and agrees that, with respect to all Buyer Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection. If the Buyer or its assignees shall default in the due and punctual performance of any Buyer Obligation, including the full and punctual payment of any amount due and payable pursuant to any Buyer Obligation, the Buyer Guarantor will immediately perform or cause to be performed such Buyer Obligation and will immediately make full payment of any amount due with respect thereto at its sole cost and expense.
(b)    To the fullest extent permitted by applicable Law, the Buyer Guarantor hereby expressly waives any right or defense, whether legal or equitable, statutory or non-statutory, to require the WM Parent and the ADS Parent to proceed against or take any action against or pursue any remedy with respect to the Buyer, its assignees or any other Person or make presentment, protest or demand for performance or give any notice of nonperformance before the WM Parent and the ADS Parent may enforce their rights hereunder against the Buyer Guarantor, and no such act or omission of any kind shall in any way affect or impair this guarantee.
(c)    The Buyer Guarantor agrees that the Buyer Obligations of the Buyer Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) any action or inaction on the part of the Buyer or its assignees or any of their respective Affiliates, (ii) any change in the time, place or manner of payment or performance of any of Buyer Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms hereof (provided that, for the avoidance of doubt, the Buyer Guarantor’s obligations shall be with respect to the Buyer Obligations as so modified, amended, consolidated, compromised, waived or rescinded); (iii) any change in the corporate existence, structure or ownership of the Buyer or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or its assignees; (iv) the sufficiency of any other method of obtaining payment of the Buyer Obligations that the WM Parent and the ADS Parent may have; (v) the failure or delay on the part of the WM Parent or the ADS Parent to assert any claim or demand or to enforce any right or remedy against the Buyer Guarantor; or (vi) the value, genuineness, validity, regularity, illegality or enforceability of this Agreement or any agreement or instrument related thereto, in each case in accordance with its terms. Notwithstanding the foregoing, all defenses available to the Buyer pursuant to this Agreement with respect to the payment or performance of any obligation hereunder shall be available as defenses to the Buyer Guarantor. The Buyer Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that this guarantee, including specifically the waivers set forth in this Section 10.21, are knowingly made in contemplation of such benefits.
(d)    The Buyer Guarantor hereby (i) makes the representations and warranties in Section 4.1(a), Section 4.2(a), Section 4.2(c) and Section 4.3, mutatis mutandis, with respect to its obligations under this Section 10.21 and (ii) represents and warrants to WM Parent and the ADS Parent that it has (through cash on hand and available credit), as of the Execution Date, and will have at the Time of Closing, sufficient cash on hand to enable it to perform its obligations under this Section 10.21 and will continue to have such funds available to the Buyer or its assignees for so long as the Buyer or its assignees shall remain liable for any Buyer Obligations in accordance with the terms of this Agreement.
(e)    Sections 10.2 through 10.12, 10.15 through 10.17 and 10.20 shall apply mutatis mutandis to this Section 10.21.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the Execution Date.

WASTE MANAGEMENT, INC.

By:
Name:
Title:

ADVANCED DISPOSAL SERVICES, INC.

By:
Name:
Title:

GFL HOLDCO (US), LLC

By:
Name:
Title:

GFL ENVIRONMENTAL INC. (solely for purposes of Section 10.21)

By:
Name:
Title:

EXHIBIT A
GLOSSARY
For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below when capitalized (or if not capitalized, unless the context clearly requires otherwise) when used in this Agreement.
“Accounting Firm” has the meaning specified in Section 1.5(c).
[***]
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“ADS Accounts Payable” means all Liabilities of any ADS Asset Seller or the ADS Companies, as applicable, to third parties for any accounts payable (including, for the avoidance of doubt, any accounts payable in respect of host fees, lease payments under the ADS Existing Leases or royalty payments) of any ADS Asset Seller in connection with the ADS Business or any ADS Company, in each case, that remain unpaid as of the day immediately prior to the Closing Date. For the avoidance of doubt, “ADS Accounts Payable” does not include any account payable that (i) is not a current liability in accordance with GAAP or (ii) is a contingent liability that would not be required to be reflected on a balance sheet as of immediately prior to the Closing Date in accordance with GAAP.
“ADS Accounts Receivable” means all accounts receivable, notes receivable and other amounts receivable from any third party with respect to the ADS Assets and the ADS Companies earned before the Closing Date, whether or not in the ADS Ordinary Course, and whether or not billed before the Closing Date. For the avoidance of doubt, “ADS Accounts Receivable” does not include any account receivable that is not a current asset in accordance with GAAP.
“ADS Affiliate Agreements” has the meaning specified in Section 3.16.
“ADS Asset Books and Records” has the meaning specified in Section 1.3(a)(v).
“ADS Asset Purchase Price Adjustment” means the sum of (a) the ADS Prepaid Expenses, minus (b) the ADS Unearned Revenue Amount, minus (c) the ADS Customer Deposit Amount, minus (d) the ADS Pre-Closing Bonus Amount, and minus (e) the ADS Pre-Closing Accrued Compensation.
“ADS Asset Sellers” has the meaning specified in Recital F.
“ADS Assets” has the meaning specified in Section 1.3(a).
“ADS Assumed Contracts” has the meaning specified in Section 1.3(a)(iv).
“ADS Assumed Liabilities” [***]
“ADS Assumed Permits” has the meaning specified in Section 1.3(a)(i).
“ADS Business” has the meaning specified in Recital H.
“ADS Business Employees” has the meaning specified in Section 3.13(a).
“ADS Commercial Contracts” has the meaning specified in Section 1.3(a)(iv).
“ADS Companies” has the meaning specified in Recital C.
“ADS Company Plan” means each Employee Benefit Plan, other than a Multiemployer Plan, that is maintained, sponsored or contributed to (or required to be contributed to) by an ADS Company, an ADS Asset Seller or any of their Affiliates for the benefit of any ADS Business Employee (or any of their respective dependents or beneficiaries), or with respect to which an ADS Company (or, after the Closing, Buyer or any of its Affiliates) has or could have any Liability (including any actual or contingent Liability in respect of any Employee Benefit Plan, other than a Multiemployer Plan, maintained, sponsored or contributed to (or required to by contributed to) by any of the ERISA Affiliates of a ADS Company or a ADS Asset Seller).
“ADS Company Policies” has the meaning specified in Section 3.18.
“ADS Consultants” has the meaning specified in Section 3.13(a).
“ADS Customer Deposit” means deposits paid to any ADS Asset Seller or any ADS Company before the Closing Date by customers with respect to ADS Assumed Contracts or any Contract of an ADS Company that have not been applied to services rendered by the ADS Asset Sellers or the ADS Companies before the Closing Date.
“ADS Customer Deposit Amount” means the amount of any ADS Customer Deposits. For the avoidance of doubt, and to avoid double counting, any amounts included in the calculation of the ADS Unearned Revenue Amount shall not be included in the calculation of the ADS Customer Deposit Amount.
“ADS Equity Interests” has the meaning specified in Recital C.
“ADS Equity Sellers” has the meaning specified in Recital C.
“ADS Excluded Assets” has the meaning specified in Section 1.3(c).
“ADS Excluded Liabilities” has the meaning specified in Section 1.3(e).
“ADS Existing Lease” has the meaning specified in Section 3.19(a).
“ADS Financial Information” has the meaning specified in Section 3.21.
“ADS Fixed Assets” has the meaning specified in Section 1.3(a)(ii).
“ADS Hauling Accounts” has the meaning specified in Section 1.3(a)(xi).
“ADS Hauling Contracts” has the meaning specified in Section 1.3(a)(xi).
“ADS Intellectual Property” means all Intellectual Property owned by the ADS Sellers and their Affiliates (including the ADS Companies).
“ADS Leased Real Property” has the meaning specified in Section 3.19(a).
“ADS Material Contract” has the meaning specified in Section 3.9(a).
“ADS Multiemployer Plan” means each Multiemployer Plan that is maintained, sponsored or contributed to (or required to be contributed to), or has been maintained, sponsored or contributed to (or required to be contributed to) within six (6) years prior to the Execution Date, by an ADS Company, ADS Asset Seller or any of its Affiliates for the benefit of any ADS Business Employee, or with respect to which an ADS Company (or, after the Closing, Buyer or any of its Affiliates) has any Liability (including any actual or contingent Liability in respect of any Multiemployer Plan that is maintained, sponsored or contributed to (or required to by contributed to), or has been maintained, sponsored or contributed to (or required to be contributed to) within six (6) years prior to the Execution Date by any of the ERISA Affiliates of an ADS Company or an ADS Asset Seller).
“ADS Ordinary Course” means the ordinary course of business consistent with past practice of the ADS Sellers and the ADS Companies in respect of the ADS Assets or the ADS Business, as the case may be.
“ADS Owned Real Property” has the meaning specified in Section 3.19(a).
“ADS Parent” has the meaning specified in the preamble.
“ADS Permits” means all permits, licenses, franchises, consents, registrations, authorizations, and approvals relating to the ownership, operation or use of the ADS Assets or conduct of the ADS Business, as applicable.
“ADS Plans” means all ADS Company Plans and ADS Multiemployer Plans.
“ADS Pre-Closing Accrued Compensation” means, as of the Closing, the sum of (a) the value of all accrued, but unused vacation and other paid time off of the Transferred Employees who were, immediately prior to the Closing, employees of an ADS Seller or an Affiliate thereof and (b) all accrued, but unpaid compensation (including all base salary and wages, and commission and other cash incentive compensation earned or accrued on or prior to the Closing Date (without regard to any continued employment requirement through payment thereof) to the extent not included within the ADS Pre-Closing Bonus Amount) payable to Transferred Employees who were, immediately prior to the Closing, employees of an ADS Seller or an Affiliate thereof, in each case of subsections (a) and (b), together with all employer-paid payroll or other Taxes payable in relation thereto (without regard for any wage base limitations). For the avoidance of doubt, ADS Pre-Closing Accrued Compensation includes the aggregate amount of any unpaid payroll Taxes payable by any ADS Company in respect of service on or prior to the Closing Date and deferred pursuant to the CARES Act, whether or not the underlying compensation was paid on or prior to the Closing Date.
“ADS Pre-Closing Bonus Amount” [***]
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“ADS Prepaid Expenses” means all credits, prepaid expenses, prepaid items and deposits, including any such expenses and deposits with respect to leases, rentals, utilities and Property Taxes (but excluding any prepaid vehicle licenses) of any (i) ADS Asset Seller to the extent related to the ADS Assets and (ii) ADS Company; provided, that solely for the purposes of calculating the ADS Asset Purchase Price Adjustment, the Asset Purchase Price Adjustment, the Estimated Asset Purchase Price Adjustment, the Estimated Purchase Price, the Final Asset Purchase Price Adjustment and the Final Purchase Price, the prepaid Property Taxes included as ADS Prepaid Expenses shall be limited to prepaid Property Taxes with respect to periods (or portions thereof) beginning after the Closing Date and shall exclude any prepaid Property Taxes with respect to periods (or portions thereof) ending on or before the Closing Date.
“ADS Real Property” has the meaning specified in Section 3.19(a).
“ADS Sellers” has the meaning specified in Recital F.
“ADS Taxes” means Taxes relating to the ADS Assets for any Tax period or portion thereof ending on or before the Closing Date.
“ADS Unearned Revenue Amount” means the amount billed by any ADS Asset Seller or ADS Company to any third party with respect to ADS Assumed Contracts or any Contract of an ADS Company for services to be provided by the Buyer or its Affiliates on or after the Closing Date, including a pro rata portion of the Total Ancillary Charges charged to such third party. For purposes of this definition “pro rata portion” means the amount of the unearned divested services revenue related to such third party as a proportion of the total unearned services revenue of such third party.
“Advanced Disposal Merger” has the meaning specified in Recital A.
“Advanced Disposal Merger Agreement” has the meaning specified in Recital A.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.
“Affiliate Agreements” means the WM Affiliate Agreements and the ADS Affiliate Agreements, collectively.
“Agreement” has the meaning specified in the preamble.
“Anti-Corruption Laws” means all applicable Laws dealing with bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions.
“Antitrust Laws” means the HSR Act, the Clayton Act, and all other antitrust, competition or trade regulation Laws, including all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
“Asset Purchase Price Adjustment” means the sum of the ADS Asset Purchase Price Adjustment and the WM Asset Purchase Price Adjustment.
“Asset Sellers” has the meaning specified in Recital F.
“Assets” means the WM Assets and the ADS Assets.
“Assignment and Assumption Agreement” has the meaning specified in Section 1.7(g).
“Assumed Contracts” means the WM Assumed Contracts and the ADS Assumed Contracts.
“Assumed Liabilities” means [***].
“Base Purchase Price” has the meaning specified in Section 1.4(a).
“Broker Accounts” has the meaning specified in Section 8.2(b).
“Business” has the meaning specified in Recital H.
“Business Day” means any day that is not a Saturday, a Sunday or other day in which banks are authorized or required by law to be closed in Houston, Texas.
“Business Employees” means, collectively, the WM Business Employees and ADS Business Employees.
“Business Records” means all books and records relating to the Business, including non-proprietary marketing materials, customer lists and vendor lists.
“Buyer” has the meaning specified in the preamble.
“Buyer Assigned Account” has the meaning specified in Section 8.2(b).
“Buyer FSA Plan” has the meaning specified in Section 5.9(h).
“Buyer Guarantor” has the meaning specified in the preamble.
“Buyer Indemnified Parties” has the meaning specified in Section 8.10(b).
“Buyer Obligations” has the meaning specified in Section 10.21(a).
“Buyer TSA” has the meaning specified in Section 1.7(d).
“Buyer’s 401(k) Plan” has the meaning specified in Section 5.9(f).
“Cap” has the meaning specified in Section 8.7(c).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law, each as may be amended from time to time.
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“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended.
“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.
“Closing” and “Closing Date” have the meanings specified in Section 1.6.
“Closing Date Statement” has the meaning specified in Section 1.5(a).
“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code or the regulations promulgated thereunder shall include any amendments or any substitute successor provisions thereto.
“Collective Bargaining Agreements” each collective bargaining agreement, works council, labor union or similar agreement, memorandum of understanding, arrangement or Contract to which any Seller or any of their Affiliates is a party or otherwise bound in respect of the Business Employees.
“Companies” has the meaning specified in Recital C.
“Confidentiality Agreement” has the meaning specified in Section 5.3(e).
“Consent” has the meaning specified in Section 5.2(a).
“Consolidated Return” means the U.S. federal income Tax Return required to be filed by the WM Parent as the “common parent corporation” (as defined in Section 1504 of the Code) with respect to the Parent Group and with respect to each state, local or foreign jurisdiction, a consolidated, combined, or unitary Tax Return with respect to the Parent Group.
“Contract” means any agreement, contract, arrangement, understanding, lease, franchise agreement, covenant, license, purchase and sales order, commitment, undertaking, obligation or other legally binding agreement, whether written or oral, and including all amendments thereto.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or its capacity as sole or managing member or general partner, by contract or otherwise. The term “Control” when used as a verb shall have a correlative meaning.
“Data Room” has the meaning specified in Section 10.17(k).
“Divested Routes” means, collectively, the service routes listed on Schedule 1.2(a)(xi) or Schedule 1.3(a)(xi).
“Divestiture Action” has the meaning specified in Section 5.4(h).
“DOJ” means the United States Department of Justice.
“DOJ Consent” means that each of the following conditions in (i) through (iii) has occurred: (i) the consent, agreement and approval of the DOJ with respect to the Buyer, this Agreement and the transactions contemplated hereby has been received; (ii) the filing of any proposed final judgment by the DOJ in any court in connection with the Advanced Disposal Merger, in form and substance acceptable to each of the WM Parent and the ADS Parent in their sole discretion; and (iii) the entry by such court of either an Asset Preservation Stipulation and Order or Hold Separate Stipulation and Order between DOJ on the one hand and the WM Parent and the ADS Parent on the other hand.
“Employee Benefit Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement, policy or Contract and (iii) each other plan, agreement, arrangement, policy or Contract (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related rights, incentive or deferred compensation, vacation, sick leave or other paid time off, insurance (including any self-insured arrangements), health or medical benefits, dental benefits, vision benefits, life insurance benefits, accident insurance benefits, cafeteria insurance, flex spending, employee assistance program, disability or sick leave benefits, fringe benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or any other employee benefits.
“Encumbrance” means any lien, pledge, hypothecation, charge, encumbrance, mortgage, deed of trust, deed to secure debt, claim or security interest, conditional sale agreement, option, right of first refusal, or restriction on transfer of title or voting of any nature whatsoever.
“End Date” has the meaning specified in Section 9.1(d).
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or entity of any nature, other than a Governmental Authority.
“Environmental Laws” means any applicable Law relating to pollution or the protection of the environment or human health and safety to the extent relating to exposure to Hazardous Materials, including CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. 300f et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. 136 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. 11001 et seq.; and other similar federal, state or local statutes.
“Environmental Liabilities” means all Liabilities arising pursuant to or under any Environmental Law.
“Equity Interests” has the meaning specified in Recital C.
“Equity Securities” means, of any Person, as applicable (i) any and all of its shares of capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital of such Person, (iii) and all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.
“Equity Sellers” has the meaning specified in Recital C.
“ERISA” means the Employee Retirement Income Security Act, as amended.
“ERISA Affiliate” means with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.
“Estimated Asset Purchase Price Adjustment” has the meaning set forth in Section 1.4(b).
“Estimated Purchase Price” has the meaning specified in Section 1.4(a).
“Excluded Assets” means the WM Excluded Assets and the ADS Excluded Assets.
“Excluded Liabilities” means the WM Excluded Liabilities and the ADS Excluded Liabilities.
“Execution Date” means the day and year first above written, on which this Agreement was executed by the Parties.
“Extended Policy” has the meaning specified in Section 8.7(c).
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“Final Asset Purchase Price Adjustment” has the meaning specified in Section 1.5(c).
“Final Closing Date Statement” has the meaning specified in Section 1.5(c).
“Final Purchase Price” means the aggregate sum of (i) the Base Purchase Price plus (ii) the Final Asset Purchase Price Adjustment, if any.
“Financing” has the meaning specified in Section 5.6(a).
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“Fraud” or “FRAUD” means, with respect to a Party, an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) under Delaware Law by such Party with respect to the representations and warranties expressly made by such Party in Article II, Article III or Article IV, as applicable; provided, that such actual, intentional and knowing common law fraud of a Party may only be deemed to exist if (i) such Party had actual knowledge (as opposed to imputed or constructive knowledge) of a misrepresentation of a representation and warranty expressly made by such Party in this Agreement, (ii) such Party made such misrepresentation with the intent of inducing such Party to enter into this Agreement and to consummate the transactions contemplated herein, (iii) such other Party relied to its detriment on such material misrepresentation and such reliance was justifiable and (iv) such reliance resulted in Losses to such other Party.
“FSA Spin-Off” has the meaning specified in Section 5.9(h).
“GAAP” means generally accepted accounting principles in the United States as consistently applied.
“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other authority or instrumentality of any of the foregoing.
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“Hazardous Materials” means: (i) petroleum and petroleum by-products, radioactive materials, asbestos or asbestos-containing material, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, pesticides, and radon gas, or (ii) any other chemicals, materials, wastes or substances listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” a “contaminant,” a “pollutants,” “infectious wastes,” “medical wastes,” “radioactive wastes,” or words of similar import under any applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.
“Income Tax” means U.S. federal income Tax and any other state, local or foreign income or franchise Tax based upon, measured by, or calculated with respect to net profits, net receipts, or capital gains.
“Indebtedness” means, with respect to any Company or any Asset Seller (solely to the extent included in the Assets or the Assumed Liabilities), at any specified time, any of the following Liabilities, obligations or undertakings (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (i) for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (ii) under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (iii) for capitalized leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property, assets or equipment, including all earn-outs or deferred consideration, conditional sale agreements or other title retention agreements with respect to properties or assets (excluding trade payables in the WM Ordinary Course or ADS Ordinary Course, as applicable); (iv) pursuant to securitization or factoring programs or arrangements; (v) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others; (vi) net cash payment obligations under swaps, options, forward sales contracts, derivatives and other hedging contracts, financial instruments or arrangements that may be payable upon termination or expiration thereof; (vii) all obligations secured by a purchase money mortgage or other Encumbrance on the Assets and (viii) pursuant to guarantees or other arrangements having the economic effect of a guarantee of any obligation or undertaking of any other Person contemplated by the foregoing clauses (i) through (vi) of this definition.
“Intellectual Property” means all intellectual property, including (x) (i) all Trademarks, (ii) all patents, inventions, processes, formulas and designs (iii) all copyrights in both published works and unpublished works, (iv) all know-how and trade secrets, and (y) all registrations and applications of or related to any of the foregoing in clause (x).
“Interim Period” has the meaning specified in Section 5.1(a).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, the actual knowledge, after due inquiry of the Person directly involved with and responsible for the matter in question of (i) when applicable to the WM Sellers, John J. Morris, Jr., Charles C. Boettcher, and Steven Batchelor; (ii) when applicable to the ADS Sellers, John Spegal, Michael Slattery, Randy Arnold, Don Neukam and Marti Dickman; and (iii) when applicable to the Buyer, Patrick Dovigi, Joy Grahek, Luke Pelosi and Craig Orenstein.
“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, Order, requirement or rule of common law, or other requirement or rule of law of any Governmental Authority, including any Environmental Law and any Antitrust Law.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments, and obligations, whether legal or equitable, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, including those arising under any Law or Proceeding and those arising under any Contract.
“Loss” or “Losses” means Liabilities, claims, damages, Proceedings, demands, assessments, adjustments, Taxes, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys’ fees and expenses of investigation, and environmental costs, fees or expenses for investigation, remediation or removal), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent.
“M&I Accounts” has the meaning specified in Section 8.2(a).
“Material Adverse Effect” shall mean any condition, change, circumstance, occurrence, effect or event that, individually or in the aggregate with other conditions, changes, circumstances, occurrences, effects or events, has had, or would reasonably be expected to have, a material adverse effect on (a) the assets, Liabilities, properties, business, results of operations or financial condition of the Business, the Companies, the Assets or the Assumed Liabilities, taken as a whole, or (b) on the ability of each of the WM Parent and the ADS Parent to perform in all material respects their obligations under this Agreement; provided, however, that Material Adverse Effect shall exclude any condition, change, circumstance, occurrence, effect or event arising out of, attributable to or resulting from: (i) the public announcement of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees (provided, that the exception set forth in this clause (i) shall not apply in connection with any representation or warranty set forth in Section 2.6 or Section 3.6 that expressly address the announcement or consummation of the transactions contemplated hereby or any condition as it relates to any such representation and warranty); (ii) any action taken by (or caused to be taken by) the WM Parent or the ADS Parent, or any of their respective representatives or Affiliates, expressly required by the terms of this Agreement (other than pursuant to Section 5.1(a)(i) and 5.1(b)(i)) or taken (or omitted to be taken) with the written consent of or at the written request of the Buyer; (iii) the general state of the industry in which the Business operates, including changes in rules, regulations or decisions of any Governmental Authority affecting the waste collection, transportation or disposal industry; (iv) legal, regulatory, political, business, economic, capital market and financial market conditions or conditions otherwise generally affecting the economy as a whole or the waste collection, transportation or disposal industry; (v) events, developments, circumstances, changes or effects in economic, monetary or financial conditions in the United States in general, including changes in prevailing interest rates, credit markets or financial market conditions in or affecting the United States; (vi) acts of God, natural disasters, pandemics, epidemics or outbreaks of diseases (including coronavirus), national or international political or social conditions, including the engagement in hostilities, whether commenced before or after the Execution Date, and whether or not pursuant to the declaration of a national emergency or war (including any escalation or worsening of any war), or the occurrence of any military or terrorist attack; (vii) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, mudslides, wildfires, weather conditions and other natural disasters (expressly excluding, for the purposes of this clause (vii) any physical damages (including casualty loss) to the Assets); (viii) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (ix) any action taken by the Buyer Guarantor or any of its respective Representatives or Controlled Affiliates; (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) or (xi) the consummation of the Advanced Disposal Merger in accordance with its terms; provided that, in the case of clauses (iii) through (viii) above, any such condition, change, circumstance, occurrence, effect or event shall not be deemed to be included in such clauses to the extent it has had or is reasonably expected to have a disproportionate impact on the assets, Liabilities, properties, business, results of operations or condition (financial or otherwise) of the Business, or the Companies, the Assets or the Assumed Liabilities, taken as a whole, relative to the other Persons in the waste collection, transportation or disposal industry.
“Merger Sub” has the meaning specified in Recital A.
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“Multiemployer Plan” means a multiemployer plan, as defined in section 3(37) or 4001(a)(3) of ERISA.
“National Accounts” has the meaning specified in Section 8.2(a).
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.
“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
“Organizational Documents” means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a general partnership, the partnership agreement establishing such partnership; with respect to a limited liability company, the articles of organization and the operating agreement of such company, with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership for such entity; with respect to a trust, the instrument establishing such trust; and with respect to any other Entity, any charter document or other document executed, adopted, approved, ratified or filed in connection with the formation, creation, constitution or organization of such Entity, in each case including any and all amendments or modifications hereof.
“Other Transaction Agreements” means the Waste Collection Services Agreements, the Seller TSA, the Buyer TSA, the Assignment and Assumption Agreement, the Waste Disposal Agreements and the Contracts and other documents contemplated to be delivered or executed in connection herewith.
“Parent Group” means (i) the “affiliated group” as defined in Code section 1504(a) of which the WM Parent is the common parent and of which the ADS Parent will become a member as of the consummation of the Advanced Disposal Merger, and (ii) with respect to each state, local or foreign jurisdiction in which the WM Parent or the ADS Parent files a consolidated, combined, or unitary Tax Return and in which the Companies are subject to Tax, the group with respect to which such Tax Return is filed.
“Participation Cost” has the meaning specified in Section 8.7(b).
“Parties” has the meaning specified in the preamble.
“Permitted Encumbrances” means (i) building and zoning laws, ordinances and regulations now or hereinafter in effect relating to real property that do not materially and adversely affect the use of such real property for its current use and occupancy, (ii) liens for Taxes or assessments not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations as to which there is no material default or the validity of which are being contested in good faith, (iv) any liens, Encumbrances and other matters created or suffered by any landlord, sublandlord, grantor, or licensor, as applicable, with an interest therein that do not materially and adversely affect the current use and occupancy of such real property, (v) with respect to real property, easements, Encumbrances, covenants, conditions, reservations and restrictions of record, if any, that do not materially and adversely affect the current use and occupancy of such real property and that do not evidence indebtedness for borrowed money, (vi) with respect to real property, any matters that would be disclosed by a current and accurate survey that do not materially and adversely affect the current use and occupancy of such real property and that do not evidence indebtedness for borrowed money, (vii) any lease, sublease or similar occupancy arrangement or other Encumbrance set forth on Schedule 2.19(c) or Schedule 3.19(c) or (viii) other matters which do not materially and adversely affect the current use and occupancy of any of the Companies’ properties or assets or the Assets and that do not evidence indebtedness for borrowed money.
“Person” means any individual, Entity or Governmental Authority.
“Pre-Closing Occurrences” has the meaning specified in Section 8.7.
“Prior Counsel” has the meaning specified in Section 10.18.
“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, or appellate proceeding), prosecution, contest, hearing, audit, examination, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.
“Property Taxes” has the meaning specified in Section 7.9.
“Protected Seller Communications” has the meaning specified in Section 10.18.
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“Public Official” means (i) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Authority, (ii) any official or employee of a quasi-public or non-governmental international organization, (iii) any employee or other Person acting for or on behalf of any entity that is owned or controlled by a Governmental Authority, (iv) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Authority (including any independent regulator), (v) any political party official, officer, employee, or other Person acting for or on behalf of a political party and (vi) any candidate for public office.
“Purchase Price Allocation” has the meaning specified in Section 7.6.
“R&W Insurance Policy” has the meaning specified in Section 5.10.
“Related Claim” has the meaning specified in Section 8.7(c).
“Release” means any release, spill, emission, seepage, leaking, pumping, pouring, emptying, escaping, dumping, abandoning, injecting, depositing, disposing, dispersing, discharging, leaching or migration into or through the environment.
“Representatives” means each Party’s respective officers, directors, employees, representatives, agents, attorneys and advisors.
“Restrictive Covenants” has the meaning specified in Section 8.12(c).
“Restricted Customers” has the meaning specified in Section 8.12(a).
“Restricted Period” has the meaning specified in Section 8.12(a).
“Restricted Services” has the meaning specified in Section 8.12(a).
“Retained Accounts” means, collectively, the National Accounts, the M&I Accounts and the Seller Retained Accounts.
“Retained Claims” has the meaning specified in Section 8.7(b).
“Retained Existing Claims” has the meaning specified in Section 8.7(b).
“Retained Unknown Claims” has the meaning specified in Section 8.7(b).
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“Revenue” has the meaning specified in Section 8.2(d).
“Schedules” means the disclosure schedules delivered by the WM Parent and the ADS Parent, as applicable, pursuant to this Agreement.
“Section 338(h)(10) Elections” has the meaning specified in Section 7.5.
“Section 338(h)(10) Subsidiary” has the meaning specified in Section 7.5.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Credit Enhancements” has the meaning specified in Section 8.4(a).
“Seller FSA Plan” has the meaning specified in Section 5.9(g).
“Seller Indemnified Parties” has the meaning specified in Section 8.10(a).
“Seller Information” has the meaning specified in Section 8.8(a).
“Seller Insurance” has the meaning specified in Section 8.7(a).
“Seller Marks” has the meaning specified in Section 8.3.
“Seller Retained Account” has the meaning specified in Section 8.2(b).
“Seller TSA” has the meaning specified in Section 1.7(c).
“Sellers” has the meaning specified in Recital F.
“Seller’s 401(k) Plan” has the meaning specified in Section 5.9(f).
“Shared Work Product” has the meaning specified in Section 8.5(d).
“Solvent” means, with respect to a Person, that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person will, as of such date, exceed (i) the value of all liabilities of such Person, including contingent and other liabilities, as of such date, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to timely pay and satisfy its liabilities and other obligations, including contingent and other liabilities, when and as they mature. For purposes of this definition, “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “be able to timely pay and satisfy its liabilities and other obligations, including contingent and other liabilities, when and as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“Special Indemnity Period” has the meaning specified in Section 7.2(b)(ii).
“Straddle Accounts” has the meaning specified in Section 8.2(b).
“Straddle Period” means any period that begins on or before the Closing Date and ends after the Closing Date.
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“Subsidiary” means, with respect to a specified Person, any other Person Controlled by the specified Person.
“Subsidiary Distribution” has the meaning specified in Section 5.11(c).
“Substitute Credit Enhancements” has the meaning specified in Section 8.4(a).
“Tax” or “Taxes” means any and all taxes, fees and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, abandoned or unclaimed property, escheat, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.
“Tax Claim” has the meaning specified in Section 7.2(a).
“Tax Return” shall mean any return, declaration, report, statement or other document filed or required to be filed in respect of Taxes (including any attachments thereto and any amendment thereof).
“Terminating Intercompany Agreements” has the meaning specified in Section 5.7.
“Third Party” means, with respect to any specified Person, any other Person who is not an Affiliate of such specified Person (other than Governmental Authority).
“Time of Closing” has the meaning specified in Section 1.6.
“Total Ancillary Charges” means any and all ancillary fees and all other such charges billed to any third party in advance by any Asset Seller or Company, including fuel charges, environmental charges, regulatory cost recovery and recycling materials offset.
“Trademarks” shall mean corporate names, trade names, brand names, trademarks and service marks.
“Transfer Date” [***]
“Transfer Taxes” has the meaning specified in Section 7.3.
“Transferred Employees” [***]
“Transferred FSA Balances” has the meaning specified in Section 5.9(g).
“Waste Collection Services Agreement” has the meaning specified in Section 1.7(b).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar applicable state or local Laws, collectively, each as may be amended from time to time.
“Waste Disposal Agreements” has the meaning specified in Section 1.7(i).
“Withdrawal Event” means (i) a “complete withdrawal” (within the meaning of Section 4203 of ERISA), or a “partial withdrawal” (within the meaning of Section 4205 of ERISA) from a WM Multiemployer Plan by any WM Company, WM Asset Seller or any of their ERISA Affiliates, or (ii) a “complete withdrawal” (within the meaning of Section 4203 of ERISA), or a “partial withdrawal” (within the meaning of Section 4205 of ERISA) from an ADS Multiemployer Plan by any ADS Company, ADS Asset Seller or any of their ERISA Affiliates, in each case of (i) and (ii), which WM Multiemployer Plan or ADS Multiemployer Plan is either (A) maintained, sponsored or contributed to (or required to be contributed to) by a WM Company or ADS Company, (B) maintained, sponsored or contributed to (or required to be contributed to) by a WM Asset Seller or ADS Asset Seller or any of their respective Affiliates for the benefit of any Business Employee, or (C) (x) maintained, sponsored or contributed to (or required to be contributed to) by a WM Company or WM Asset Seller or ADS Company or ADS Asset Seller or any of their respective ERISA Affiliates and (y) is reasonably expected to result in Withdrawal Liability being incurred or imposed on a WM Company or ADS Company (or Buyer or any of its Affiliates).
“Withdrawal Liability” means any Liability as a result of or otherwise relating to a Withdrawal Event.
“WM Accounts Payable” means all Liabilities of any WM Asset Seller or the WM Companies, as applicable, to third parties for any accounts payable (including, for the avoidance of doubt, any accounts payable in respect of host fees, lease payments under the WM Existing Leases or royalty payments) of any WM Asset Seller in connection with the WM Business or any WM Company, in each case, that remain unpaid as of the day immediately prior to the Closing Date. For the avoidance of doubt, “WM Accounts Payable” does not include any account payable that (i) is not a current liability in accordance with GAAP or (ii) is a contingent liability that would not be required to be reflected on a balance sheet as of immediately prior to the Closing Date in accordance with GAAP.
“WM Accounts Receivable” means all accounts receivable, notes receivable and other amounts receivable from any third party with respect to the WM Assets and the WM Companies earned before the Closing Date, whether or not in the WM Ordinary Course, and whether or not billed before the Closing Date. For the avoidance of doubt, “WM Accounts Receivable” does not include any account receivable that is not a current asset in accordance with GAAP.
“WM Affiliate Agreements” has the meaning specified in Section 2.16.
“WM Asset Books and Records” has the meaning specified in Section 1.2(a)(v).
“WM Asset Purchase Price Adjustment” means the sum of (a) the WM Prepaid Expenses, minus (b) the WM Unearned Revenue Amount, minus (c) the WM Customer Deposit Amount, minus (d) the WM Pre-Closing Bonus Amount and minus (e) the WM Pre-Closing Accrued Compensation.
“WM Asset Sellers” has the meaning specified in Recital E.
“WM Assets” has the meaning specified in Section 1.2(a).
“WM Assumed Contracts” has the meaning specified in Section 1.2(a)(iv).
“WM Assumed Liabilities” [***]
“WM Assumed Permits” has the meaning specified in Section 1.2(a)(i).
“WM Business” has the meaning specified in Recital G.
“WM Business Employees” has the meaning specified in Section 2.13(a).
“WM Commercial Contracts” has the meaning specified in Section 1.2(a)(iv).
“WM Companies” has the meaning specified in Recital B.
“WM Company Plan” means each Employee Benefit Plan, other than a Multiemployer Plan, that is maintained, sponsored or contributed to (or required to be contributed to) by a WM Company, a WM Asset Seller or any of their Affiliates for the benefit of any WM Business Employee (or any of their respective dependents or beneficiaries), or with respect to which a WM Company (or, after the Closing, Buyer or any of its Affiliates) has or could have any Liability (including any actual or contingent Liability in respect of any Employee Benefit Plan, other than a Multiemployer Plan, maintained, sponsored or contributed to (or required to by contributed to) by any of the ERISA Affiliates of a WM Company or a WM Asset Seller).
“WM Company Policies” has the meaning specified in Section 2.18.
“WM Consultants” has the meaning specified in Section 2.13(a).
“WM Customer Deposit” means deposits paid to any WM Asset Seller or any WM Company before the Closing Date by customers with respect to WM Assumed Contracts or any Contract of a WM Company that have not been applied to services rendered by the WM Asset Sellers or the WM Companies before the Closing Date.
“WM Customer Deposit Amount” means the amount of any WM Customer Deposits. For the avoidance of doubt, and to avoid double counting, any amounts included in the calculation of the WM Unearned Revenue Amount shall not be included in the calculation of the WM Customer Deposit Amount.
“WM Equity Interests” has the meaning specified in Recital B.
“WM Equity Sellers” has the meaning specified in Recital B.
“WM Excluded Assets” has the meaning specified in Section 1.2(c).
“WM Excluded Liability” has the meaning specified in Section 1.2(e).
“WM Existing Lease” has the meaning specified in Section 2.19(a).
“WM Financial Information” has the meaning specified in Section 2.21.
“WM Fixed Assets” has the meaning specified in Section 1.2(a)(ii).
“WM Hauling Accounts” has the meaning specified in Section 1.2(a)(xi).
“WM Hauling Contracts” has the meaning specified in Section 1.2(a)(xi).
“WM Intellectual Property” means all Intellectual Property owned by the WM Sellers and their Affiliates (including the WM Companies).
“WM Leased Real Property” has the meaning specified in Section 2.19(a).
“WM Material Contract” has the meaning specified in Section 2.9(a).
“WM Multiemployer Plan” means each Multiemployer Plan that is maintained, sponsored or contributed to (or required to be contributed to), or has been maintained, sponsored or contributed to (or required to be contributed to) within six (6) years prior to the Execution Date, by a WM Company, WM Asset Seller or any of its Affiliates for the benefit of any WM Business Employee, or with respect to which a WM Company (or, after the Closing, Buyer or any of its Affiliates) has any Liability (including any actual or contingent Liability in respect of any Multiemployer Plan that is maintained, sponsored or contributed to (or required to by contributed to), or has been maintained, sponsored or contributed to (or required to be contributed to) within six (6) years prior to or at any time following the Execution Date by any of the ERISA Affiliates of a WM Company or a WM Asset Seller).
“WM Owned Real Property” has the meaning specified in Section 2.19(a).
“WM Ordinary Course” means the ordinary course of business consistent with past practice of the WM Sellers and the WM Companies in respect of the WM Assets or the WM Business, as the case may be.
“WM Parent” has the meaning specified in the preamble.
“WM Permits” means all permits, licenses, franchises, consents, registrations, authorizations, and approvals relating to the ownership, operation or use of the WM Assets or conduct of the WM Business, as applicable.
“WM Plans” means all WM Company Plans and WM Multiemployer Plans.
“WM Pre-Closing Accrued Compensation” means, as of the Closing, the sum of (a) the value of all accrued, but unused vacation and other paid time off of the Transferred Employees who were, immediately prior to the Closing, employees of a WM Seller or an Affiliate thereof and (b) all accrued, but unpaid compensation (including all base salary and wages, and commission and other cash incentive compensation earned on or prior to the Closing Date (without regard to any continued employment requirement through payment thereof) to the extent not included in the WM Pre-Closing Bonus Amount) payable to Transferred Employees who were, immediately prior to the Closing, employees of a WM Seller or an Affiliate thereof, in each case of subsections (a) and (b), together with all employer-paid payroll or other Taxes payable in relation thereto (without regard for any wage base limitations). For the avoidance of doubt, WM Pre-Closing Accrued Compensation includes the aggregate amount of any unpaid payroll Taxes payable by any WM Company in respect of service on or prior to the Closing Date and deferred pursuant to the CARES Act, whether or not the underlying compensation was paid on or prior to the Closing Date.
“WM Pre-Closing Bonus Amount” means the product of (a) the sum of the aggregate amount of all cash incentive bonuses to which the Transferred Employees who were, immediately prior to the Closing, employees of a WM Seller or an Affiliate thereof are eligible (to the extent not included in WM Pre-Closing Accrued Compensation) for 2020 under a WM Company Plan or otherwise (assuming (i) maximum attainment of company and individual performance metrics, (ii) continued full-time employment/service through applicable payment and (iii) full payment of any discretionary portion of any bonus plan or program tied to individual performance) (together with all employer-paid payroll or other Taxes payable in relation thereto (without regard for any wage base limitations)) and (b) a fraction, the numerator of which is the number of calendar days in 2020 which have elapsed on or prior to the Closing Date and the denominator of which is 366.
“WM Prepaid Expenses” all credits, prepaid expenses, prepaid items and deposits, including any such expenses and deposits with respect to leases, rentals, utilities and Property Taxes (but excluding any prepaid vehicle licenses) of any (i)WM Asset Seller to the extent related to the WM Assets and (ii) WM Company; provided, that solely for the purposes of calculating the Asset Purchase Price Adjustment, the Estimated Asset Purchase Price Adjustment, the Estimated Purchase Price, the Final Asset Purchase Price Adjustment, the Final Purchase Price and the WM Asset Purchase Price Adjustment, the prepaid Property Taxes included as WM Prepaid Expenses shall be limited to prepaid Property Taxes with respect to periods (or portions thereof) beginning after the Closing Date and shall exclude any prepaid Property Taxes with respect to periods (or portions thereof) ending on or before the Closing Date.
“WM Real Property” has the meaning specified in Section 2.19(a).
“WM Sellers” has the meaning specified in Recital E.
“WM Taxes” means Taxes relating to the WM Assets for any Tax period or portion thereof ending on or before the Closing Date.
“WM Unearned Revenue Amount” means the amount billed by any WM Asset Seller or WM Company to any third party with respect to WM Assumed Contracts or any Contract of a WM Company for services to be provided by the Buyer or its Affiliates on or after the Closing Date, including a pro rata portion of the Total Ancillary Charges charged to such third party. For purposes of this definition “pro rata portion” means the amount of the unearned divested services revenue related to such third party as a proportion of the total unearned services revenue of such third party.